Exhibit 10.8

OMNIBUS AMENDMENT TO LOAN DOCUMENTS

This OMNIBUS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of this 26th day of December, 2018, by WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF HOLDERS OF CAESARS PALACE LAS VEGAS TRUST 2017-VICI, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-VICI, (together with its successors and/or assigns, “Noteholder” or “Lender”), CPLV PROPERTY OWNER LLC, a Delaware limited liability company (“Borrower”) and VICI PROPERTIES L.P., a Delaware limited partnership (“Guarantor”, and together with Borrower, the “Obligors,” and individually, an “Obligor”). Noteholder, Borrower and Guarantor are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

A.Noteholder is the owner and holder of that certain mortgage loan (the “Loan”) evidenced in part by (i) that certain Promissory Note A-1, dated as of October 6, 2017, in the original principal amount of $666,500,000.00 (“Note A-1”), made by Borrower in favor of JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America (“JPM Lender”), (ii) that certain Promissory Note A-2, dated as of October 6, 2017, in the original principal amount of $465,000,000.00 (“Note A-2”), made by Borrower in favor of Barclays Bank PLC, a public company registered in England and Wales (“Barclays Lender”), (iii) that certain Promissory Note A-3, dated as of October 6, 2017, in the original principal amount of $209,250,000.00 (“Note A-3”), made by Borrower in favor of Goldman Sachs Mortgage Company, a New York limited partnership (“GS Lender”) and (iv) that certain Promissory Note A-4, dated as of October 6, 2017, in the original principal amount of $209,250,000.00 (“Note A-4”, and collectively with Note A-1, Note A-2 and Note A-3, the “Note”), made by Borrower in favor of Morgan Stanley Bank, N.A., a national banking association (“MS Lender”, and collectively, with JPM Lender, Barclays Lender and GS Lender, the “Original Lender”).

B.The Note is secured by among other things, that certain first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing dated as of even date with the Note, executed by Borrower, delivered to Original Lender and recorded in the official records of Clark County, Nevada (the “Mortgage”) encumbering the land, improvements, and the other property more particularly described therein (collectively, the “Property”). In connection with the Note, Guarantor entered into that certain Guaranty Agreement dated of even date with the Note in favor of Original Lender (the “Indemnity Agreement”).

C.The Loan is evidenced and governed in part by that certain Loan Agreement by and between Borrower and Original Lender dated of even date with the Note (the “Original Loan Agreement”).

D.Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Original Loan Agreement or the Loan Documents (as defined in the Original Loan Agreement).

E.Original Lender assigned all of the Loan Documents to Noteholder, and Noteholder is the current owner and holder of the Loan and the Loan Documents.

F.In connection with that certain Agreement regarding Noteholder’s Consent to Certain Modifications to the Loan Documents, the CPLV Lease, and Borrower’s Ownership Interest in the Property, dated as of the date hereof (the “Consent”), Noteholder and Borrower have agreed to modify certain provisions in the Loan Documents, and Noteholder has consented to Borrower effectuating certain transactions relating to the Property, the CPLV Lease, the Management Agreement and the Tenant’s Pledged Property, amongst others (such modifications and transactions are referred to herein collectively as the “Transaction”).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Noteholder each hereby represents, warrants, covenants and agrees as follows:

1.As of the date hereof, the Loan Documents shall be modified as more particularly set forth on Schedule 1 attached hereto and incorporated herein by reference.

2.As of the date hereof, the Original Loan Agreement is hereby amended and replaced in its entirety by incorporating the changes reflected in the redline version of the Original Loan Agreement attached hereto as Exhibit A such that all of the newly inserted and underscored provisions and any formatting changes reflected therein shall be deemed inserted or made, as applicable, and all of the stricken provisions shall be deemed to be deleted therefrom, and such Original Loan Agreement, as so amended, shall be referred to as the “First Amended Loan Agreement.”
3.The execution, delivery and effectiveness of this Amendment or any of other documents executed in connection therewith (collectively, the “Amendment Documents”) shall not operate as a waiver or invalidation of any right, power or remedy of Noteholder under the Original Loan Agreement or any of the other Loan Documents, nor constitute a waiver or invalidation of any provision of the Original Loan Agreement or any of the other Loan Documents by Noteholder, in each case, except pursuant to the Consent, the Transaction, this Amendment and the other Amendment Documents. Without limiting the generality of the foregoing, except pursuant to the Consent, the Transaction, this Amendment and the other Amendment Documents, neither the Guaranty nor the Environmental Indemnity shall be released, diminished, impaired, reduced or adversely affected by this Amendment or any of the Amendment Documents, and all obligations under the Loan Documents, as amended by this Amendment or any of the Amendment Documents, shall remain in full force and effect. Each Obligor hereby remises, releases and discharges each of the Released Parties (defined below) from any common law, equitable, statutory or other rights, claims, or defenses which any such party might have as of the date of this Amendment as a result of or in connection with this Amendment or any of the Amendment Documents.

4.This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

5.The Parties hereby ratify and confirm the Original Loan Agreement and each of the other Loan Documents to which it is a party, in each case, as modified pursuant to the Consent, the Transaction, this Amendment and the other Amendment Documents. Except as modified and amended pursuant to the Consent, the Transaction, this Amendment and the other Amendment Documents, the Loan, the Original Loan Agreement and the other Loan Documents and the respective obligations of Noteholder and Borrower thereunder shall be and remain unmodified and in full force and effect. This Amendment is not intended to be nor shall it constitute a novation of any of the Loan Documents or of the indebtedness secured thereby, and Obligors hereby agree that the Loan Documents, as modified and amended pursuant to the Consent, the Transaction, this Amendment and the other Amendment Documents, constitute the valid and binding obligation and agreement of each Obligor, respectively, enforceable by Noteholder in accordance with their terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. Borrower represents and warrants as of the date hereof that:

(i)After giving effect to the Consent, the Transaction, this Amendment and the other Amendment Documents, the representations, warranties and certifications of Borrower contained in the Loan Documents made by Borrower in favor of Noteholder are true, complete and accurate in all material respects as of the date hereof, except to the extent made as of a specific date (in which case such representation, warranty or certification is true, complete and accurate in all material respects as of such specific date) and, after giving effect to the Consent, the Transaction, this Amendment and the other Amendment Documents, Borrower hereby restates and remakes as of the date hereof for the benefit of Noteholder each and every representation, warranty and certification contained therein.

(ii)Borrower and, to Borrower’s knowledge, Noteholder have performed in all material respects all of their respective obligations under the Loan Documents and Borrower has no knowledge of any event which with the giving of notice, the passage of time or both could reasonably be expected to result in an Event of Default by Borrower or Noteholder under the Loan Documents.

(iii)Borrower has no claim against Noteholder and no offset or defense to the payment of the Debt or any counterclaim or right of rescission to the enforcement of any of the terms of the Loan Documents.

(iv)No voluntary actions or involuntary actions are pending against Borrower, any member of Borrower, or Guarantor under the bankruptcy or insolvency laws of the United States or any state thereof.

(v)The Loan Documents, as any of the same have been modified, amended and restated, are the valid, legal and binding obligation of Borrower, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

6.Guarantor acknowledges the Transaction and the effect of the Transaction on the Guaranteed Obligations (as defined in the Guaranty). Guarantor confirms that the representations and warranties made by Guarantor in the Guaranty were true and correct in all respects as of the Closing Date and remakes each of the representations and warranties made by Guarantor in the Guaranty on and as of the date hereof. Guarantor herby ratifies and reaffirms the Guaranty, as modified pursuant to the Consent, the Transaction, this Amendment and the other Amendment Documents, in all respects.

7.Obligors acknowledge the Transaction and the effect of the Transaction on their respective obligations arising pursuant to the Environmental Indemnity. Each Obligor confirms that the representations and warranties made by such Obligor in the Environmental Indemnity were true and correct in all respects as of the Closing Date and remakes each of the representations and warranties made by such Obligor in the Environmental Indemnity on and as of the date hereof. Obligors herby ratify and reaffirm the Environmental Indemnity, as modified hereby, in all respects.

8.Obligors waive and release any and all defenses or limitations of liability with respect to, any of Obligors’ respective obligations or liabilities hereunder based upon lack of consideration or any similar theory. In this regard, Obligors represent, warrant, acknowledge and agree that each has received a direct or indirect benefit from Noteholder consenting to and executing this Amendment and adequate and sufficient consideration for its respective obligations under the Loan Documents to which it is a party.

9.No further modification, amendment, extension, discharge, termination or waiver hereof shall be effective unless the same shall be in a writing signed by the Party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

10.This Amendment shall be construed and enforced in accordance with the laws of the State of New York (without regard to the principles of conflicts of laws). If any provision hereof is not enforceable, the remaining provisions of this Amendment shall be enforced in accordance with their terms.

11.This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and such counterparts shall constitute but one and the same instrument and shall be binding upon each Party as fully and completely as if all had signed but one instrument. The exchange of copies of this Amendment, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of such signature pages and may be used in lieu of the original signature pages for all purposes. Signatures of any Party transmitted by facsimile or PDF shall be deemed to be its/his original signatures for all purposes

12.This Amendment, together with the Consent and the other Amendment Documents, constitutes the entire agreement between the Obligors and Noteholder with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

13.The foregoing recitals are incorporated herein as a substantive, contractual part of this Amendment. This Amendment shall be an additional Loan Document.

14.Borrower, for itself and its respective affiliates, successors and assigns (collectively, the “Borrower Parties”) and Guarantor, for itself and its respective affiliates, successors and assigns (collectively, the “Guarantor Parties”; and together with Borrower Parties, collectively, the “Releasing Parties”), hereby absolutely and unconditionally waives its right to recover from, and fully and irrevocably releases and discharges Noteholder, and its servicers, parents, affiliates and subsidiaries and any bond holders having an interest in the Loan and the directing certificate holder of the Loan, and their respective officers, directors, partners, shareholders, representatives, agents, employees, servants and attorneys, successors and assigns of all of the foregoing (collectively, the “Released Parties”), from any and all actions, causes of action, suits, trespasses, damages, judgments, claims, and demands whatsoever, known or unknown, in law, admiralty or equity, whether direct or indirect, known or unknown, foreseen or unforeseen, that Releasing Parties (and anyone claiming by, through or under Releasing Parties, including, without limitation the successors and assigns of such parties) ever had, now have, shall have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Amendment, in each case, which arise from and are directly related to the Loan, the Loan Documents, or the Property, including, without limitation claims related to the actions of Noteholder in administering the Loan, or negotiating the Loan Documents and claims of lender liability, duress, illegality, usury, waiver, bad faith, interference in the business of the Releasing Parties, or any nonperformance of any agreement or obligation related thereto, or any statements, representations, acts or omissions, intentional, willful, negligent or innocent, by any of the Released Parties, in each case, relating to the Loan, the Loan Documents, or the Property and in each case, on or prior to the date of this Amendment (collectively, “Claims”); provided, however, that notwithstanding anything to the contrary contained in this Section 14, the release by Releasing Parties set forth in this Section 14 shall only apply to Claims which arose prior to the date of this Amendment and shall not release any Released Parties from their continuing obligations under the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

NOTEHOLDER:

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF HOLDERS OF CAESARS PALACE LAS VEGAS TRUST 2017-VICI, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-VICI

By:	WELLS FARGO BANK, NATIONAL ASSOCIATION, solely as its Servicer

By: /s/ Aldrin Buenaventura____________
Name: Aldrin Buenaventura
Title: Director

BORROWER:

CPLV PROPERTY OWNER LLC, a Delaware limited liability company

By: /s/ David A. Kieske___________
Name: David A. Kieske___________
Title: Treasurer__________________

GUARANTOR:

VICI PROPERTIES L.P., a Delaware limited partnership

By:	Vici Properties GP LLC, a Delaware limited liability company By: /s/ David A. Kieske__________ Name: David A. Kieske__________ Title: Treasurer_________________

FIRST AMENDED LOAN AGREEMENT
Dated as of December 26, 2018
Between
CPLV PROPERTY OWNER LLC,
as Borrower
and
WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF HOLDERS OF CAESARS PALACE LAS VEGAS TRUST 2017-VICI, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-VICI, as Lender

-i-

ARTICLE IV – REPRESENTATIONS AND WARRANTIES		60
Section 4.1	Borrower Representations.	60
4.1.1	Organization.	60
4.1.2	Proceedings.	60
4.1.3	No Conflicts.	60
4.1.4	Litigation.	61
4.1.5	Agreements.	61
4.1.6	Title.	61
4.1.7	Solvency.	62
4.1.8	Full and Accurate Disclosure.	62
4.1.9	ERISA.	62
4.1.10	Compliance.	63
4.1.11	Financial Information.	63
4.1.12	Condemnation.	64
4.1.13	Federal Reserve Regulations.	64
4.1.14	Utilities and Public Access.	64
4.1.15	Not a Foreign Person.	64
4.1.16	Separate Lots.	64
4.1.17	Assessments.	64
4.1.18	Enforceability.	64
4.1.19	No Prior Assignment.	65
4.1.20	Insurance.	65
4.1.21	Use of Property.	65
4.1.22	Certificate of Occupancy; Licenses.	65
4.1.23	Flood Zone.	65
4.1.24	Physical Condition.	65
4.1.25	Boundaries.	66
4.1.26	Leases.	66
4.1.27	Survey.	66
4.1.28	Inventory.	66
4.1.29	Filing and Recording Taxes.	66
4.1.30	Special Purpose Entity/Separateness.	67
4.1.31	Management Agreement and CPLV Lease Guaranty.	68
4.1.32	Illegal Activity.	68
4.1.33	No Change in Facts or Circumstances; Disclosure.	68
4.1.34	Investment Company Act.	69
4.1.35	Embargoed Person.	69
4.1.36	Principal Place of Business; State of Organization.	69
4.1.37	Environmental Representations and Warranties.	69
4.1.38	Lockbox Agreement; Cash Management Account.	70
4.1.39	Taxes.	70
4.1.40	Ground Lease.	71
4.1.41	Gaming Licenses and Operating Permits.	71
4.1.42	Labor.	73
4.1.43	CPLV Lease.	73
4.1.44	Intellectual Property.	74

-ii-

4.1.45	Operation of the Property.	75
4.1.46	Intellectual Property Title and Lien.	75
4.1.47	REOA.	75
4.1.48	Bankruptcy.	76
Section 4.2	Survival of Representations.	76

ARTICLE V – BORROWER COVENANTS		76
Section 5.1	Affirmative Covenants.	76
5.1.1	Existence; Compliance with Legal Requirements.	76
5.1.2	Taxes and Other Charges.	77
5.1.3	Litigation.	78
5.1.4	Access to Property.	78
5.1.5	Notice of Material Adverse Change.	78
5.1.6	Cooperate in Legal Proceedings.	78
5.1.7	Perform Loan Documents.	79
5.1.8	Award and Insurance Benefits.	79
5.1.9	Further Assurances.	79
5.1.10	Principal Place of Business, State of Organization.	80
5.1.11	Financial Reporting.	80
5.1.12	Business and Operations.	83
5.1.13	Title to the Property.	84
5.1.14	Costs of Enforcement.	84
5.1.15	Estoppel Statement.	84
5.1.16	Loan Proceeds.	84
5.1.17	Performance by Borrower.	84
5.1.18	Confirmation of Representations.	85
5.1.19	Environmental Covenants.	85
5.1.20	Leasing Matters.	87
5.1.21	Alterations.	88
5.1.22	Operation of Property.	92
5.1.23	Embargoed Person.	94
5.1.24	Ground Leases. [Intentionally Deleted]	95
5.1.25	CPLV Lease, CPLV Lease Documents, CPLV Trademark Agreements and CPLV Security Documents.	95
5.1.26	Transition Period.	96
5.1.27	IP Collateral.	96
5.1.28	Payment of Obligations.	97
5.1.29	No Joint Assessment.	98
5.1.30	REOA.	98
5.1.31	ERISA.	99
5.1.32	Multiemployer Plan Statements.	100
5.1.33	Taxes.	100
5.1.34	Intentionally Omitted.	100
Section 5.2	Negative Covenants.	100
5.2.1	Operation of Property.	101
5.2.2	Liens.	101

-iii-

5.2.3	Dissolution.	102
5.2.4	Change In Business.	102
5.2.5	Debt Cancellation.	102
5.2.6	Zoning.	102
5.2.7	No Joint Assessment.	103
5.2.8	Intentionally Omitted.	103
5.2.9	ERISA.	103
5.2.10	Transfers.	104
5.2.11	CPLV Lease, CPLV Lease Documents and CPLV Trademark Agreements.	110
5.2.12	CPLV Security Documents.	111
5.2.13	Ground Lease. [Intentionally Deleted]	112
5.2.14	REOA.	112

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		112
Section 6.1	Insurance.	112
Section 6.2	Casualty.	120
Section 6.3	Condemnation.	120
Section 6.4	Restoration.	121

ARTICLE VII – RESERVE FUNDS		127
Section 7.1	Lender FF&E Replacement Reserve.	127
Section 7.2	Tax and Insurance Escrow Fund.	129
Section 7.3	Replacements and Replacement Reserve.	130
7.3.1	Replacement Reserve Fund.	130
7.3.2	Disbursements from Replacement Reserve Account.	130
7.3.3	Performance of Replacements.	131
7.3.4	Failure to Make Replacements.	133
7.3.5	Balance in the Replacement Reserve Account.	134
Section 7.4	Ground Rent Reserve.	134
Section 7.5	Excess Cash Flow Reserve Fund.	134
7.5.1	Deposits to Excess Cash Flow Reserve Fund.	134
7.5.2	Release of Excess Cash Flow Reserve Funds.	134
Section 7.6	Reserve Funds, Generally.	135

ARTICLE VIII – DEFAULTS		136
Section 8.1	Event of Default.	136
Section 8.2	Remedies.	141
Section 8.3	Additional Provisions Regarding CPLV Lease.	142
Section 8.4	Remedies Cumulative; Waivers.	145

ARTICLE IX – SPECIAL PROVISIONS		145
Section 9.1	Securitization.	145
9.1.1	Sale of Notes and Securitization.	145
9.1.2	Securitization Costs.	148
9.1.3	Loan Components; Mezzanine Loans.	148

-iv-

SCHEDULES AND EXHIBITS
Schedule I    –    Rent Roll
Schedule II    –    [Intentionally Omitted]
Schedule III    –    Organizational Chart of Borrower
Schedule 1.1    –    Qualified Replacement Manager

-v-

Schedule 1.2    –    Collective Bargaining Agreements
Schedule 4.1.4    –    Litigation
Schedule 4.1.17    –    Assessments
Schedule 4.1.24    –    Physical Condition
Schedule 4.1.41    –    Gaming Licenses
Schedule 4.1.44    –    Intellectual Property
Schedule 5.1.21    –    Pre-approved Alterations
Exhibit A    –    Tax Compliance Certificates
Exhibit B    –    New Hotel Tower
Exhibit C-1    –    Annual Financial Statements of CEOC and CPC
Exhibit C-2    –    Quarterly Financial Statements of CPC
Exhibit C-3    –    Monthly Operating Statement of CPC
Exhibit C-4    –    Annual Financial Statements of CPLV Lease Guarantor
Exhibit D    –    Reserved
Exhibit E    –    O&M Plan
Exhibit F    –    Form of SNDA
Exhibit G    –    New Hotel Tower In Balance Certification Form

-vi-

FIRST AMENDED LOAN AGREEMENT
THIS FIRST AMENDED LOAN AGREEMENT, dated as of December 26, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Loan Agreement” or this “Agreement”), between WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF HOLDERS OF CAESARS PALACE LAS VEGAS TRUST 2017-VICI, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-VICI, having an address at c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, NC 28202,MAC D1050-084 (together with its successors and assigns, “Lender”) and CPLV PROPERTY OWNER LLC, a Delaware limited liability company, having its principal place of business at c/o Vici Properties Inc., 430 Park Avenue, 8th Floor, New York, NY 10022 (“Borrower”).
W I T N E S S E T H:
WHEREAS, on or about October 6, 2017, Original Lender (defined below) made that certain mortgage loan (the “Loan”) to Borrower, which Loan is evidenced in part by (i) that certain Promissory Note A-1, dated as of October 6, 2017, in the original principal amount of $666,500,000.00 (“Note A-1”), made by Borrower in favor of JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America (“JPM Lender”), (ii) that certain Promissory Note A-2, dated as of October 6, 2017, in the original principal amount of $465,000,000.00 (“Note A-2”), made by Borrower in favor of Barclays Bank PLC, a public company registered in England and Wales (“Barclays Lender”), (iii) that certain Promissory Note A-3, dated as of October 6, 2017, in the original principal amount of $209,250,000.00 (“Note A-3”), made by Borrower in favor of Goldman Sachs Mortgage Company, a New York limited partnership (“GS Lender”) and (iv) that certain Promissory Note A-4, dated as of October 6, 2017, in the original principal amount of $209,250,000.00 (“Note A-4”, and collectively with Note A-1, Note A-2 and Note A-3, the “Note”), made by Borrower in favor of Morgan Stanley Bank, N.A., a national banking association (“MS Lender”, and collectively, with JPM Lender, Barclays Lender and GS Lender, the “Original Lender”).
WHEREAS, the Loan is governed by the terms and conditions set forth in that certain Loan Agreement, dated as of October 6, 2017, between Borrower and Original Lender (the “Original Loan Agreement”).
WHEREAS, Lender is the successor in interest to Original Lender and is the current holder of the Loan and the Loan Documents.
WHEREAS, Borrower has requested, and Lender has granted, Lender’s consent to, among other things, the acquisition by Borrower of the fee simple estate in and to the parcel of land formerly demised under the Ground Lease as the premises thereunder, the addition of such parcel of land and related interests to the “Property” hereunder and under the Mortgage as set forth in that certain Amended and Restated Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof, the termination of the Ground Lease as a result thereof, and related matters, and, in connection therewith, Lender and Borrower have agreed to modify the

Original Loan Agreement by amending and replacing the Original Loan Agreement in its entirety with this Loan Agreement.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender each hereby represents, warrants, covenants and agrees as follows:
ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.
Section 1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Accrual Period” shall mean (a) the period commencing on the Closing Date and ending on (and including) October 9, 2017, and (b) thereafter, the period commencing on and including the tenth (10th) day of each calendar month during the term of the Loan and ending on and including the ninth (9th) day of the following calendar month.
“Additional Charges” shall mean any interest, late charges, penalties or other similar fees or expenses that are added to or imposed on the amount of any Taxes or Other Charges for the non-payment, late payment or non-timely payment thereof.
“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel reasonably acceptable to Lender and, following a Securitization, acceptable to the Approved Rating Agencies.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person (provided that CPLV Tenant or any of its Affiliates, on the one hand, and Borrower and any of its Affiliates, on the other hand, shall not be deemed to be Affiliates solely as a result of their rights and obligations under the CPLV Lease Documents and/or without limiting Borrower’s obligations under this Agreement, including under Section 4.1.30 hereof, as a result of any consolidation of the CPLV Tenant and Borrower for accounting purposes).
“Affiliated Manager” shall mean any Manager Controlling, Controlled by or under common Control with Borrower, Principal or Guarantor, or any Manager in which Borrower, Principal, or Guarantor has, directly or indirectly, a twenty percent (20%) or greater legal, beneficial or economic interest.
“Affiliate Tenant Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.
“Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by or on behalf of CPLV Tenant in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.
“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch, KBRA and Morningstar or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.
“Aspen” shall have the meaning set forth in Section 6.1(b) hereof.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.
“Bail-in Action” shall have the meaning set forth in Section 10.25 hereof.
“Bail-in Legislation” shall have the meaning set forth in Section 10.25 hereof.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property (other than in connection with an application by or on behalf of Lender); (e) such Person making an assignment for the benefit of creditors, or admitting in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“Borrower’s Knowledge” or “Knowledge” (and words of similar import) shall mean the current actual knowledge, as opposed to constructive or imputed knowledge, of each of John Payne, Edward Pitoniak and Mary E. Higgins, as President and Chief Operating Officer, Chief Executive Officer and Chief Financial Officer, respectively, of the REIT (and with respect to John Payne and Mary E. Higgins, including, in their capacity as the former Chief Executive Officer and Chief Financial Officer, respectively, of CEOC immediately prior to the Closing Date), which individuals constitute the primary individuals tasked with the day to day management of the REIT (and thus the Borrower), and shall include any other employees of Borrower or its Affiliates which shall succeed to such positions or perform comparable responsibilities of such individuals. For the avoidance of doubt, in no event shall any of such individuals have any personal liability by virtue of being named in this definition or certifying to matters on behalf of Borrower. As of January 1, 2018, David Kieske has succeeded Mary E. Higgins as Chief Financial Officer of the REIT.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Captive Insurance Company” shall have the meaning set forth in Section 6.1(e) hereof.
“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated October 6, 2017, by and among Borrower, Lender, Mezzanine A Administrative Agent, Mezzanine A Collateral Agent, Mezzanine B Administrative Agent, Mezzanine B Collateral Agent, Mezzanine C Administrative Agent, Mezzanine C Collateral Agent and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) a Mezzanine Loan Default, (c) any Bankruptcy Action of Borrower, CPLV Tenant Guarantor or CPLV Tenant; (d) a rejection of the Management Agreement by Manager following any Bankruptcy Action of Manger or (e) a DSCR Trigger Event.
“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the occurrence of a DSCR Trigger Event Cure, (b) if the Cash Sweep Event is caused solely by a Bankruptcy Action of CPLV Tenant Guarantor or CPLV Tenant, if (x) such Bankruptcy Action is not consented to by Borrower and such Bankruptcy Action is discharged or dismissed in a manner that does not cause a Material Adverse Effect or (y) the entry into of a replacement CPLV Lease in substantially the same form and substance as the original CPLV Lease or otherwise in form and substance reasonably acceptable to Lender with a CPLV Tenant Transferee pursuant to and in accordance with Section 5.2.10(e)(iv) or a Qualified CPLV Tenant Transferee in accordance with Sections 5.2.10(e)(vii) or 8.3(b) hereof and, to the extent CEC or a Replacement CEC Sponsor is no longer the guarantor under the CPLV Lease Guaranty, the delivery of a replacement CPLV Lease Guaranty by a Qualified CPLV Replacement Guarantor, each, in accordance with the terms and conditions hereunder, (c) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion, except with respect to an Event of Default that results from a CPLV Lease Default, in which event Lender shall be reasonable in its determination to accept or reject such cure), (d) if the Cash Sweep Event is caused solely by a Mezzanine Loan Default, the applicable Mezzanine Lender shall have accepted a cure by the applicable Mezzanine Borrower of such Mezzanine Loan Default and (e) if the Cash Sweep Event is caused solely by a rejection of the Management Agreement by Manager following any Bankruptcy Action of Manager, the entry into of a Replacement Management Agreement with a Qualified Manager in accordance with the terms hereunder; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (ii) Borrower shall have paid all of Lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. For the avoidance of doubt, in no event shall Borrower have the right to cure a Cash Sweep Event caused solely by a Bankruptcy Action of Borrower, except if such Bankruptcy Action is involuntary and not consented to by Borrower and Borrower shall not have otherwise colluded with respect to such Bankruptcy Action, so long as no Event of Default has occurred and is continuing, Borrower shall have the same discharged or dismissed within ninety (90) days of such filing, without any Material Adverse Effect.
“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.
“Casino Components” shall mean, collectively, those portions of the Property devoted to the operation of casino gaming operations, including (without limitation) those areas devoted to the conduct of gambling or gaming, facilities associated directly with gaming operations including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.
“CEOC” shall mean CEOC, LLC, a Delaware limited liability company.
“Closing Date” shall mean October 6, 2017.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean, collectively, whether now or hereafter acquired, (a) the Property, (b)  Borrower’s interest in the CPLV Lease and the other CPLV Lease Documents, (c) Borrower’s interest in the REOAs, and (d) any other asset or property subject to the Lien of the Mortgage, the IP Security Agreement or the Collateral Assignment of Agreements.
“Collateral Assignment of Agreements” shall mean that certain Collateral Assignment of Security Agreements, dated October 6, 2017, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to Borrower’s interest in all of the Collateral (as defined therein).
“Collective Bargaining Agreement” shall mean, the agreement set forth on Schedule 1.2 attached hereto and any collective bargaining agreement or union contract with respect to employees and other laborers at the Property that may be entered into after the date hereof by Borrower or CPLV Tenant or with respect to which Borrower or CPLV Tenant could reasonably be expected to have any liability, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise (and Control with respect to a Person (a “Subject Person”) shall not be deemed absent solely because another Person shall have veto rights with respect to major decisions with respect to such Subject Person). “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.
“CPC” shall mean Caesars Palace Corporation and subsidiaries (and any successor entities thereto), provided, that for all purposes hereunder, including any financial statements of CPC or calculations or amounts with respect to CPC, such items shall only be with respect to the Property and no other assets of CPC.
“CPLV Existing Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of October 6, 2017, among Borrower, Credit Suisse AG, Cayman Island Branch, as Credit Agreement Collateral Agent, each additional Tenant Financing Collateral Agent from time to time party hereto, CPLV Tenant, and Lender, as the same is being terminated on the date hereof.
“CPLV Intellectual Property” shall have the meaning set forth in 4.1.44 hereof.
“CPLV Lease” shall mean that certain Lease (CPLV) dated October 6, 2017, between Borrower, as lessor, and CPLV Tenant, as lessee, as amended by that First Amendment to Lease (CPLV) dated as of the date hereof, as the same may be further amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.
“CPLV Lease Default” shall have the meaning set forth in Section 8.3(a) hereof.
“CPLV Lease Documents” shall mean, collectively, the CPLV Lease, the Management Agreement, CPLV Lease Guaranty, and the Transition Services Agreement.
“CPLV Lease Guaranteed Obligations” shall mean, collectively, all obligations and liabilities of CPLV Tenant guaranteed by CPLV Lease Guarantor as set forth in the CPLV Lease Guaranty.
“CPLV Lease Guarantor” shall mean, as the context may require, (i) CEC, (ii) upon a Transfer in accordance with the terms hereof, Replacement CEC Sponsor or (iii) a Qualified CPLV Replacement Guarantor pursuant to and in compliance with the terms hereof.
“CPLV Lease Guaranty” shall mean that certain Lease Guaranty made by CPLV Lease Guarantor to Borrower pursuant to Article XVII of the Management Agreement, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.
“CPLV Lease Indemnity Agreement” shall mean that certain Indemnity Agreement, Power of Attorney and Related Covenants (CPLV) dated as of October 6, 2017 made by CPLV Lease Guarantor to Borrower and Lender, as amended by that certain First Amendment to Indemnity Agreement, Power of Attorney and Related Covenants (CPLV) dated as of the date hereof, as the same may be further amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.
“CPLV Lease SNDA” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement (CPLV Lease), dated October 6, 2017, by and among Lender and CPLV

Tenant and acknowledged and agreed by Borrower, as amended by that certain First Amendment to Subordination, Non-Disturbance and Attornment Agreement (CPLV Lease), dated as of the date hereof, as the same may be further amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof and the CPLV Lease.
“CPLV Rent” shall mean all rent and other amounts due to Borrower under the CPLV Lease but excluding any amounts that are paid to Borrower to reimburse Borrower for amounts that were (x) paid by Borrower or its Affiliates on behalf of CPLV Tenant under the CPLV Lease, provided that upon request by Lender, Borrower shall provide evidence of payment of such amounts by Borrower on behalf of CPLV Tenant, or (y) paid by Borrower or its Affiliates to Lender or any Mezzanine Lender or any other Person indemnified by Borrower or its Affiliates under the Loan Documents.
“CPLV Security Documents” shall mean, the Security Agreement (CPLV Lease) by CPLV Tenant in favor of Borrower, dated October 6, 2017, as amended by that certain First Amendment to Security Agreement (CPLV Lease) dated as of the date hereof, as the same may be further amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof .
“CPLV Tenant” shall mean, (i) collectively, Desert Palace LLC, a Nevada limited liability company, and CEOC or (ii) if the context requires, a replacement tenant that satisfies the requirements as required hereunder that assumes all of the obligations, liabilities and rights of CPLV Tenant under the CPLV Lease and CPLV Lease Documents in connection with a Transfer pursuant to and in accordance with a Transfer under Section 5.2.10(e) or pursuant to Section 8.3 hereof.
“CPLV Tenant Lender” shall have the meaning set forth in Section 5.2.10(e) hereof.
“CPLV Tenant Loan” shall have the meaning set forth in Section 5.2.10(e) hereof.
“CPLV Tenant Party” shall have the meaning set forth in Section 8.3 hereof.
“CPLV Tenant Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.
“CPLV Tenant Transferee Requirement” shall have the meaning set forth in Section 5.2.10(e) hereof.
 “CPLV Trademark License Agreement” shall mean that certain Trademark License Agreement, dated October 6, 2017, by and between Caesars License Company, LLC and Desert Palace LLC, as amended by that certain First Amendment to Trademark License Agreement, dated as of the date hereof, as the same may be further amended, restated or otherwise modified from time to time.
“CPLV Trademark Security Agreement” shall mean that certain Trademark Security Agreement, dated October 6, 2017, by and among Caesars License Company, LLC,  Desert Palace LLC, Borrower and Lender, as amended by that certain First Amendment to Trademark Security Agreement, dated as of the date hereof, as the same may be further amended, restated or otherwise modified from time to time.

“CPLV Trademark Agreements” shall mean, collectively, the CPLV Trademark License Agreement and the CPLV Trademark Security Agreement.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal, if any, and interest payments due under this Agreement and the Note.
“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
(a)    the numerator is Net Cash Flow for such period as set forth in the statements required hereunder; and
(b)    the denominator is the aggregate amount of Debt Service and Mezzanine Debt Service for such period.
“DSCR Cure Deposit Amount” shall have the meaning set forth in Section 2.4.6 hereof.
“DSCR Cure Fund” shall have the meaning set forth in Section 2.4.6 hereof.
“DSCR Trigger Event” shall mean, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing four (4) calendar quarter period immediately preceding the date of such determination is less than the Required DSCR.
“DSCR Trigger Event Cure” shall mean, either (i) the achievement of a Debt Service Coverage Ratio of the Required DSCR or greater for two (2) consecutive calendar quarters based upon the trailing four (4) calendar quarter period immediately preceding the date of determination, as determined by Lender (which Required DSCR may be achieved by making a voluntary prepayment in accordance with the terms of this Agreement (including the payment of the Yield Maintenance Premium, if applicable) in an amount necessary to achieve a Debt Service Coverage Ratio equal to or greater than the Required DSCR) or (ii) Borrower shall make a deposit into the DSCR Cure Fund or deliver a Letter of Credit to Lender, in each case, in accordance with Section 2.4.6 hereof in an amount equal to the DSCR Cure Deposit Amount.
“DSCR Trigger Period” shall mean the period commencing on the occurrence of a DSCR Trigger Event and continuing until the occurrence of a DSCR Trigger Event Cure.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.
“EBITDAR” shall mean, for an applicable period, the net income (loss) attributable to CPC, determined in accordance with GAAP (“Net Income”); provided, however, that without duplication and in each case to the extent included in calculating Net Income: (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense shall be excluded; (iv) amortization of intangible assets shall be excluded; (v) write-downs and reserves (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses or income or expense or charge (less all fees and expenses relating thereto) shall be excluded; and (xi) rent expense shall be excluded; and (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded.
“EEA Financial Institution” shall have the meaning set forth in Section 10.25.
“EEA Member Country” shall have the meaning set forth in Section 10.25.
“EEA Resolution Authority” shall have the meaning set forth in Section 10.25.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in subclause (a) hereof.
“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti‑terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.
“Enforcement Action” shall have the meaning set forth in Section 8.3(a) hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated October 6, 2017, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as acknowledged, ratified, and affirmed by that certain Omnibus Amendment to Loan Documents dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Law” means any federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other applicable governmental directives or requirements, as well as common law, relating to protection of human health (as relating to exposure to Hazardous Substances) or the environment, relating to the manufacture, use, storage, handling or Release of Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of actual or threatened danger to human health (as relating to exposure to Hazardous Substances) or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local counterparts thereto: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (as relating to exposure to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any applicable federal, state and local laws, statutes, ordinances, rules and regulations addressing similar issues, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with environmental permits or authorizations; (d) relating to nuisance, trespass or other causes of action related to the presence or Release of Hazardous Substances in, on, under or at the Property; (e) relating to wrongful death or personal injury resulting from any presence of, Release of or exposure to Hazardous Substances; or (f) relating to property or other damage in connection with the presence, Release of or use of Hazardous Substances at the Property.
“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.
“Environmental Report” shall mean that certain Environmental Site Assessment, dated as of February 7/8, 2017, prepared by EHS Support and that certain Environmental Site Assessment, dated as of June 2018, prepared by EHS Support.
“Equipment” shall mean any equipment now owned or leased, or hereafter acquired or leased, by Borrower or CPLV Tenant, which is used at or in connection with the Improvements or the Property or is located thereon or therein, including (without limitation) all Gaming Equipment, machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired or leased by Borrower or CPLV Tenant and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto. For the avoidance of doubt, “Equipment” shall not include any of the foregoing owned or leased by any Tenants under the Leases, guests or by third party operators, except to the extent of any right or interest of Borrower or CPLV Tenant, as applicable, therein.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower or Guarantor, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043(c) of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Guarantor or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA,

whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (j) the receipt by Borrower, Guarantor or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA), (k) the existence with respect to any Plan of a non-exempt Prohibited Transaction, (l) the failure by Borrower, Guarantor or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA or (m) with respect to any Foreign Plan, (1) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (2) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered or (3) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.
“EU Bail-in Legislation Schedule” shall have the meaning set forth in Section 10.25 hereof.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.
“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5 hereof.
“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.5 hereof.
“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.
“Excluded Taxes” means any of the following Section 2.8 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Section 2.8 Taxes imposed on or measured by net income (however denominated), franchise Section 2.8 Taxes, and branch profits Section 2.8 Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.8 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.8 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8 amounts with respect to such Section 2.8 Taxes were payable either to such Lender’s assignor or participating Lender immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.8 Taxes attributable to such Lender’s failure to comply with Section 2.8(e) and (d) any U.S. federal withholding Section 2.8 Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to, or in connection with, any intergovernmental agreement, treaty, convention or other understanding among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FF&E” shall mean, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, gaming equipment and other casino equipment and all other customary hotel and casino resort equipment and other tangible property owned by Borrower (if any) or CPLV Tenant, as applicable, or in which Borrower or CPLV Tenant, as applicable, has or shall have an interest, in each case now or hereafter located at the Property and useable in connection with the present or future operation and occupancy of the Property; provided, however, that FF&E shall not include items owned by any Tenants under the Leases (other than CPLV Tenant), guests or by third party operators.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Fixtures” shall mean all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower or CPLV Tenant, as applicable, which is so related to the Land and Improvements forming part of the Property that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s or CPLV Tenant’s, as applicable interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof.
“Food and Beverage Operations” shall mean all food and beverage operations (including restaurants and banquet space) at the Property, including, but not limited to Bacchanal Buffet, Mr. Chow, Nobu Restaurant Las Vegas, Mesa Grill, Old Homestead Steakhouse Las Vegas, and Restaurant Guy Savoy.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non‑U.S. law that is maintained or contributed to by the Borrower or Guarantor.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or Guarantor.
“Forum Shops Lease” shall mean that certain Second Amended and Restated Ground Lease by and between CPLV Tenant (as successor to Caesars Palace Realty LLC) and Forum Shops LLC (as successor to Forum Developers Limited Partnership) (“Forum Shops Lessee”), dated as of February 7, 2003, as assigned pursuant to that certain Assignment and Assumption of Leasehold dated November 14, 2003, and amended by that certain First Amendment to Second Amended and Restated Ground Lease dated as of September 8, 2015 and that certain Second Amendment to Second Amended and Restated Ground Lease dated as of April 14, 2016, as assigned pursuant to that certain Lease Assignment and Assumption, dated October 6, 2017, from Caesars Palace Realty LLC to CPLV Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereunder.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Gaming Authorities” shall mean any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Property or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.
“Gaming Equipment” shall mean all equipment and supplies used in the gaming operations of a casino, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, mobile gaming systems, and all other gaming devices (as defined in NRS

463.0155), cashless wagering systems (as defined in NRS 463.014) and associated equipment (as defined in NRS 463.0136) which are (a) owned or leased by Borrower or CPLV Tenant and (b) used or useable exclusively in the present or future operation of slot machines, gaming devices, gambling games and live games at the Property, together with all improvements and/or additions thereto and mobile gaming systems.
“Gaming Laws” or “Gaming Regulations” shall mean the provisions of the Nevada Gaming Control Act, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, the provisions of the Clark County Code applicable to the gaming activities at the Property as amended from time to time, and all other rules, regulations, orders, ordinances, regulations and Legal Requirements of any Gaming Authority applicable to gaming activities at the Property.
“Gaming License” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization of a Gaming Authority relating to gaming, the gaming business, the ownership of Gaming Equipment, or the operation of a casino under the Gaming Laws or required by the Gaming Authorities, in each case, which are necessary or appropriate for the ownership and/or operation of the casino gaming operations at the Property, including the lease of the Property to CPLV Tenant for the gaming activities at the Property and the Management Agreement or Replacement Management Agreement, as applicable.
“Gaming License Default” shall have the meaning set forth in Section 8.1(a)(xxiii) hereof.
“Gaming Proceeding Default” shall have the meaning set forth in Section 8.1(a)(xxiii) hereof.
“Government Lists” means (1) any list or annex to Presidential Executive Order 13224 issued on September 24, 2001 (“EO13224”), including any list of Persons who are determined to be subject to the provisions of EO13224 or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (2) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (3) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence including, without limitation, all Gaming Authorities having jurisdiction over the Property (and any operations conducted therein), CPLV Tenant or Borrower.
“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code, that holds the Note or a portion thereof.

“Ground Lease” shall mean that certain Second Amended and Restated Operating Lease, dated October 6, 2017, between Borrower and Caesars Octavius, LLC, as Ground Lessor, as the same may be amended, restated, replaced or otherwise modified from time to time, in accordance with the terms hereunder. As of the date hereof, the Ground Lease has been terminated.
“Ground Rent Reserve Account” shall have the meaning set forth in Section 7.4.1 of the Original Loan Agreement. As of the date hereof, the Ground Rent Reserve Account is being closed, and notwithstanding any requirement to the contrary in any other Loan Document, there shall be no further obligation to deposit funds in the Ground Rent Reserve Account.
“Ground Rent Reserve Fund” shall have the meaning set forth in Section 7.4.1 of the Original Loan Agreement. As of the date hereof, and notwithstanding any requirement to the contrary in any other Loan Document, there shall be no further obligation to deposit or pay sums to the Ground Rent Reserve Fund.
“Guarantor” shall mean VICI Properties L.P., a Delaware limited partnership.
“Guaranty” shall mean that certain Guaranty Agreement, dated October 6, 2017, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as acknowledged, ratified, and affirmed by that certain Omnibus Amendment to Loan Documents dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under applicable Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.
“Hotel Components” shall mean, collectively, those portions of the Property devoted to the operation of a hotel and related facilities, excluding the Casino Component, but including (without limitation) (a) all guest rooms and suites, hotel amenities, restaurants, bars, night clubs, conference centers, meeting, banquet and other public rooms, retail space, spa, parking spaces and other facilities of the hotel portion of the Property, and (b) any theaters or performing arts spaces in the Property in question.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(c) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (d) obligations of such Person under letters of credit; (e) obligations of such Person under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations of such Person under PACE Loans and (h) obligations of such Person secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Parties” shall mean Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, any Servicer of the Loan, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan including custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan (but not including investors or prospective investors in the Securities) as well as the respective directors, officers, partners, employees, agents, representatives, successors and assigns of any and all of the foregoing (including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
“Indemnified Taxes” means (a) Section 2.8 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnifying Person” shall mean each of Borrower and Guarantor.
“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(a)    a member (other than a “special member” or “springing member”), partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or

Affiliates, including Guarantor (other than serving as an Independent Director of Borrower or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(b)    a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);
(c)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)    a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.
“Individual Note” shall mean, each of Note A-1, Note A-2, Note A-3, and Note A-4, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the date hereof, delivered by Berger Harris LLP in connection with this Agreement.
“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Intellectual Property” shall mean all rights in, to and under any of the following, as they exist anywhere in the world, including: (a) Trademarks; (b) patents issued by the United States or the equivalent thereof in any other country, industrial designs, and applications for any of the foregoing, including any continuations, divisionals, continuations in part, renewals, extensions and reissues, and the inventions disclosed or claimed therein; (c) copyrights in published and unpublished works of authorship, whether registered or unregistered in the United States or any other country, whether as author, assignee, or transferee (including without limitation databases and other compilations of information, computer software, middleware, user interface, source code, object code, algorithms and the like, and user manuals and other training documentation related thereto), all derivative works, renewals, extensions, restorations, and reversions thereof; (d) trade secrets, proprietary confidential information and operational systems, including confidential know-how, processes, schematics, concepts, ideas, inventions, business methods and processes, marketing plans, research and development, formulae, drawings, prototypes, models, designs, customer and supplier information and lists, databases and other compilations of information, historical guest lists, mailing lists, computer software and systems (including reservations and other hotel systems) and user manuals and other training documentation related thereto, and other nonpublic, confidential, or proprietary information; (e) any registrations, applications for registration or issuance, recordings, reissues, renewals, divisions, continuations, and extensions relating to any or all of the foregoing; (f) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof relating to any or all of the foregoing; (g) rights to sue for past, present and future infringements and other violations thereof relating to any or all of the foregoing; and (h) for all of the foregoing, any of which is now owned, acquired or developed after the Closing Date.
“Interest Rate” shall a rate of 4.36% per annum.
“IP Collateral” shall mean all of Borrower’s right, title and interest in, to, and under Intellectual Property and IP Licenses. Notwithstanding the foregoing, IP Collateral shall not include any “intent to use” Trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, such intent-to-use applications shall be included in the IP Collateral.

“IP Licenses” shall mean, all licenses of Intellectual Property and covenants not to sue with respect to CPLV Intellectual Property (including the CPLV Intellectual Property covered under the CPLV Trademark Security Agreement) to which Borrower is a party, and all rights of Borrower in any licenses and covenants to which an IP Owner is a party (regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development, consulting services or distribution of products) and regardless of whether Borrower or the IP Owner is a licensor or licensee under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future breaches or violations thereof, and (iii) the right to sue for past, present and future breaches or violations thereof. Notwithstanding the foregoing, IP Licenses shall not include any license of Intellectual Property or covenant not to sue with respect to Intellectual Property to which Borrower or IP Owner is a party to the extent that a grant of a security interest therein would violate or invalidate such license or covenant or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, provided that if a security interest cannot be granted in such license of Intellectual Property or covenant not to sue with respect to Intellectual Property, Borrower shall endeavor to provide Lender with the benefits under such license of Intellectual Property and covenant not to sue with respect to Intellectual Property as if such license of Intellectual Property and covenant not to sue with respect to Intellectual Property had been assigned to Lender.
“IP Owner” shall mean CPLV Tenant, Caesars License Company, LLC or any other Person that owns any Intellectual Property or is a party to any IP License which is used in or held for use in the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property.
“IP Schedule” shall have the meaning provided in Section 4.1.44 hereof.
“IP Security Agreement” shall mean that certain Intellectual Property Security Agreement made by Borrower to Lender dated October 6, 2017.as the same may be amended, restated, replaced or otherwise modified from time to time.
“IRS” shall mean the United States Internal Revenue Service.
“KBRA” shall mean Kroll Bond Rating Agency, Inc., and its successors-in-interest
“Lease” shall mean any lease (other than the CPLV Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), including the Forum Shops Lease, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, CPLV Tenant or the lessee under the Forum Shops Lease and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lease Guaranty Claim” shall have the meaning provided in Section 5.1.25(d) hereof.
“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, covenants, conditions, restrictions, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Gaming Licenses and Operating Permits), including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof. For the avoidance of doubt, the term “Legal Requirements” shall include, and be deemed to include, all applicable Gaming Laws and Liquor Laws.
“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns and, for purposes of Sections 2.2.3(f)(iii), and 2.7 and 10.26 its participants. If the beneficial owner of the Loan for U.S. federal income tax purposes is a REMIC or a Grantor Trust, Lender shall mean the REMIC or Grantor Trust, as applicable.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) days after the Maturity Date or such earlier date as is thirty (30) days after such letter of credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement in a location in the United States reasonably acceptable to Lender, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated (unless a replacement Letter of Credit is delivered prior to such date in accordance with the terms hereunder); and (c) thirty (30) days after the Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above (unless a replacement Letter of Credit is delivered prior to such date in accordance with the terms hereunder). Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with any reimbursement to the Eligible Institution for draws on such Letter of Credit. Any Letters of Credit delivered hereunder shall be treated as a contribution to Borrower accompanied by the execution and delivery of a contribution agreement with the party to such Letter of Credit and a waiver of subrogation to claims against Borrower.
“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Liquor Authority” shall mean any Governmental Authority, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such Governmental Authority, or any officer or official thereof, possesses the authority to regulate the sale, distribution and possession of alcoholic beverages at the Property.
“Liquor Laws” shall mean all applicable federal, state and local statutes, laws, rules and regulations pursuant to which Liquor Authorities possess regulatory, licensing or permit authority over the sale, distribution and possession of alcoholic beverages.
“Loan” has the meaning set forth in the recitals hereto.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the CPLV Lease SNDA, the CPLV Lease Indemnity Agreement, the Subordination of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, the Collateral Assignment of Agreements, the Transition Services

Agreement, the IP Security Agreement, the Replacement Reserve Control Agreement (if any), the Tax and Insurance Escrow Control Agreement (if any) and all other documents executed and/or delivered by Borrower and/or Guarantor to Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Property (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going-concern value), as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.
“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.
“Lockbox Agreement” shall mean that certain Clearing Account Agreement, dated October 6, 2017, among Borrower, Lender, and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.
“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.
“Major Lease” shall mean any Lease, either individually or when taken together with any other Lease with the same Tenant or its Affiliates, made with a Tenant that is paying base rent in an amount equal to or exceeding $50,000 per month.
“Management Agreement” shall mean that certain Management and Lease Support Agreement (CPLV), dated October 6, 2017, entered into by and between Borrower, Manager, CPLV Tenant and CPLV Lease Guarantor pursuant to which, among other things, Manager is to provide management and other services with respect to the Property, or, if the context requires, a Replacement Management Agreement with a Qualified Manager entered into in accordance with the terms and provisions of this Agreement, as amended by that certain First Amendment to Management and Lease Support Agreement (CPLV), dated as of the date hereof, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereunder (but for the avoidance of doubt, for purposes hereunder, the Management Agreement shall not include the CPLV Lease Guaranty)
“Manager” shall mean CPLV Manager, LLC, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.
“Market Capitalization” means, with respect to any Person, an amount equal to (i) the total number of issued and outstanding shares of equity interests of such Person on the date of determination multiplied by (ii) the arithmetic mean of the closing sale price per share of such equity interests as reported in composite transactions for the principal securities exchange on which such equity interests are traded for the thirty (30) consecutive trading days (excluding any such trading day in which a material suspension or limitation was imposed on trading on such securities exchange)

immediately preceding the date of determination. If such equity interests are not so traded, are not so reported or such Person’s Market Capitalization is otherwise not readily observable, such Person’s “Market Capitalization” for purposes of this Agreement shall be its equity value based on a valuation by a valuation firm that is acceptable to Borrower, CPLV Tenant and Lender and that is not an Affiliate of either Borrower or CPLV Tenant.
“Material Adverse Effect” shall mean any event or condition (which, taken together with any other existing events or conditions at such time) that has a material adverse effect on (a) the use or operation of the Property as a hotel and casino, or value of the Property or the CPLV Lease, (b) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other material obligations under the Loan Documents, (c) the Guarantor’s ability to perform its obligations under the Guaranty, or (d) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.
“Material REOA” shall mean each of (i) that certain Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration, dated as of February 7, 2002 and recorded as Document No. 1516 in Book 20031118 in the official records of Clark County, Nevada, as amended by that certain Assignment and Assumption of Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of November 14, 2003, that certain First Amendment to Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of April 29, 2016 and recorded as Instrument No. 20160503-0002965 in the official records of Clark County, Nevada, and that certain Second Amendment to Second Amended and Restated Parking Agreement Grant of Reciprocal Easements and Declaration of Covenants, dated October 6, 2017, and recorded in the official records of Clark County, Nevada on October 9, 2017 as Instrument No. 20171009-0001277, (ii) that certain Declaration of Covenants, Restrictions and Easements, dated as of May 20, 2011, and recorded as Instrument No. 201105200002942 in the official records of Clark County, Nevada, as amended by that certain First Amendment to the Declaration of Covenants, Restrictions and Easements, dated as of October 11, 2013 and recorded as Instrument No. 201310110002342 in the official records of Clark County, Nevada, and (iii) any other REOA where the termination, loss or material modification of such REOA could reasonably be expected to result in a Material Adverse Effect.
“Maturity Date” shall mean October 10, 2022, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine A Administrative Agent” shall mean Wilmington Savings Fund Society, FSB.
“Mezzanine A Borrower” shall mean CPLV Mezz 1 LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Mezzanine A Collateral Agent” shall mean Wilmington Savings Fund Society, FSB.
“Mezzanine A Debt Service Payment Amount” shall mean, the “Monthly Debt Service Payment Amount” as such term is defined in the Mezzanine A Loan Agreement.
“Mezzanine A Lender” shall mean, collectively, the lenders from time to time party to the Mezzanine A Loan Agreement, together with their respective successors and assigns.
“Mezzanine A Loan” shall mean that certain loan made October 6, 2017 by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of Two Hundred Million Dollars ($200,000,000.00).
“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated October 6, 2017, among Mezzanine A Borrower, Mezzanine A Administrative Agent, Mezzanine A Collateral Agent and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.
“Mezzanine A Loan Debt” shall mean “Debt” as defined in the Mezzanine A Loan Agreement.
“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan.
“Mezzanine A Loan Documents” shall mean all documents evidencing the Mezzanine A Loan and all documents executed and/or delivered by Mezzanine A Borrower and/or Guarantor to Mezzanine A Administrative Agent, Mezzanine A Collateral Agent and/or Mezzanine A Lender, as applicable, in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mezzanine B Administrative Agent” shall mean Wilmington Savings Fund Society, FSB.
“Mezzanine B Borrower” shall mean CPLV Mezz 2 LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Mezzanine B Collateral Agent” shall mean Wilmington Savings Fund Society, FSB.
“Mezzanine B Debt Service Payment Amount” shall mean, the “Monthly Debt Service Payment Amount” as such term is defined in the Mezzanine B Loan Agreement.
“Mezzanine B Lender” shall mean, collectively, the lenders from time to time party to the Mezzanine B Loan Agreement, together with their respective successors and assigns.

“Mezzanine B Loan” shall mean that certain loan made October 6, 2017 by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of Two Hundred Million Dollars ($200,000,000.00).
“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated October 6, 2017, among Mezzanine B Borrower, Mezzanine B Administrative Agent, Mezzanine B Collateral Agent and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.
“Mezzanine B Loan Debt” shall mean “Debt” as defined in the Mezzanine B Loan Agreement.
“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan.
“Mezzanine B Loan Documents” shall mean all documents evidencing the Mezzanine B Loan and all documents executed and/or delivered by Mezzanine B Borrower and/or Guarantor to Mezzanine B Administrative Agent, Mezzanine B Collateral Agent and/or Mezzanine B Lender in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mezzanine C Administrative Agent” shall mean Wilmington Savings Fund Society, FSB.
“Mezzanine C Borrower” shall mean CPLV Mezz 3 LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Mezzanine C Collateral Agent” shall mean Wilmington Savings Fund Society, FSB.
“Mezzanine C Debt Service Payment Amount” shall mean, the “Monthly Debt Service Payment Amount” as such term is defined in the Mezzanine C Loan Agreement.
“Mezzanine C Equity Conversion” shall mean the exchange of the Mezzanine C Loan for common stock, par value $0.01 per share, in the REIT in accordance with the terms and provisions of the Mezzanine C Loan Documents.
“Mezzanine C Lender” shall mean, collectively, the lenders from time to time party to the Mezzanine C Loan Agreement, together with their respective successors and assigns.
“Mezzanine C Loan” shall mean that certain loan made as of October 6, 2017 by Mezzanine C Lender to Mezzanine C Borrower in the original principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00), which loan has been satisfied prior to the date hereof.
“Mezzanine C Loan Agreement” shall mean that certain Mezzanine C Loan Agreement, dated as of October 6, 2017, among Mezzanine C Borrower, Mezzanine C Administrative Agent, Mezzanine C Collateral Agent and Mezzanine C Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine C Loan Debt” shall mean “Debt” as defined in the Mezzanine C Loan Agreement.
“Mezzanine C Loan Default” shall mean an “Event of Default” under the Mezzanine C Loan.
“Mezzanine C Loan Documents” shall mean all documents evidencing the Mezzanine C Loan and all documents executed and/or delivered by Mezzanine C Borrower and/or Guarantor to Mezzanine C Administrative Agent, Mezzanine C Collateral Agent and/or Mezzanine C Lender in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mezzanine Borrower” shall mean, collectively, Mezzanine A Borrower and Mezzanine B Borrower, together with their respective successors and permitted assigns.
“Mezzanine Collateral” shall mean, collectively, the “Collateral” as defined in each of the Mezzanine Loan Agreements.
“Mezzanine Debt Service Amount” shall mean, collectively, the Mezzanine A Debt Service Payment Amount and the Mezzanine B Debt Service Payment Amount.
“Mezzanine Lenders” shall mean, collectively, Mezzanine A Lender and Mezzanine B Lender, together with their respective successors and assigns.
“Mezzanine Loan Agreements” shall mean, collectively, the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mezzanine Loan Default” shall mean either a Mezzanine A Loan Default and/or a Mezzanine B Loan Default.
“Mezzanine Loan Documents” shall mean, collectively, the Mezzanine A Loan Documents and the Mezzanine B Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mezzanine Loans” shall mean, collectively, the Mezzanine A Loan and the Mezzanine B Loan, to the extent each of the same has not been repaid or satisfied, in full.
“Minimum Facilities Threshold” shall mean (i) not less than 2,500 rooms, 100,000 square feet of casino floor containing no less than 1,300 slot machines and 100 gaming tables, (ii) revenue of no less than $75,000,000 per year is derived from high limit VVIP and international gaming customers, (iii) extensive operated food and beverage outlets, and (iv) at least 1 large entertainment venue, provided, that clause (ii) of this definition may be satisfied if the manager has managed a property that satisfies the requirements of such clause (ii) within the immediately preceding two (2) years.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the immediately preceding Accrual Period.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.
“Mortgage” shall mean, that certain first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing, dated October 6, 2017, executed and delivered by Borrower to Original Lender as security for the Loan and encumbering the Property, as amended and restated by that certain Amended and Restated Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or Guarantor could have any obligation or liability, contingent or otherwise, including any liability on account of any ERISA Affiliate.
“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which the Borrower or Guarantor could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated including any liability on account of an ERISA Affiliate.
“Net Cash Flow” shall mean for an applicable period, the amount obtained by subtracting the amount required to be deposited into the Replacement Reserve Fund from EBITDAR.
“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
“New Hotel Tower” shall have the meaning set forth in Section 5.1.21(c) hereof.
“Note” shall have the meaning given to such term in the recitals hereto.
“O&M Program” shall have the meaning set forth in Section 5.1.19 hereof.
“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.
“OFAC Searches” shall mean searches which confirm that any Person is not listed as a designated Person on any lists maintained by the Office of Foreign Assets Control of the U.S.

Department of the Treasury or is not otherwise the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. Government or by other applicable sanctions authority.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable and executed and delivered in their capacity as such authorized officer.
“Operating Permits” shall have the meaning set forth in Section 4.1.41 hereof.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Connection Taxes” means Section 2.8 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.8 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Obligations” shall have the meaning as set forth in the Mortgage.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.8 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.8 Taxes that are Other Connection Taxes imposed with respect to an assignment.
“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.
“Participant Register” shall have the meaning set forth in Section 9.1.1(g) hereof.
“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the USA Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date” shall mean the tenth (10th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.
“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.
“Permitted CPLV Tenant Interposition” shall mean the assignment of 100% of the direct or indirect legal and beneficial interests in a Person that is (a) CPLV Tenant or (b) a direct or indirect interest holder in CPLV Tenant (such Person, the “Subject Person”) to another Person (the “Interposed Person”) (which Interposed Person may own other assets in addition to its equity interests in the Subject Person) so long as the direct and indirect owners of such Subject Person immediately following such Permitted CPLV Tenant Interposition (other than such Interposed Person) are the same as the owners of the Subject Person immediately prior to such Permitted CPLV Tenant Interposition or CEC (or its successor in accordance with Section 5.2.10(e)(i)) continues to own directly or indirectly 100% of CPLV; provided, however, that in no event shall any assignment of 100% of the direct legal and beneficial interests in CEC constitute a “Permitted CPLV Tenant Interposition.”
“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or that are being contested in good faith and by appropriate proceedings in accordance with this Agreement and the other Loan Documents, (d) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against the Property from time to time that do not have a Material Adverse Effect, (e) with respect to the Mezzanine Loans, the Liens and security interests created by the Mezzanine Loan Documents, (f) with respect to CPLV Tenant’s leasehold interest in the Property and its personal property, any liens and security interests created in connection with any financing or loan to CPLV Tenant or its Affiliates and/or any subtenant or sublessee of CPLV Tenant in accordance with the terms and conditions of the CPLV Lease and, as applicable, the terms hereunder, (g) any worker’s, mechanic’s or other similar Liens on the Property that do not have a Material Adverse Effect, provided, that any such Lien is bonded over or insured or discharged within sixty (60) days of their filing or are being contested in accordance with the Loan Documents (or which are being contested by CPLV Tenant in accordance with the CPLV Lease and the CPLV Lease SNDA), (h) Liens relating to customary purchase money security interests of sellers of goods that satisfy the conditions set forth in the definition of Permitted Indebtedness, (i) Liens securing Permitted Equipment Leases, (j) Leases with Tenants, without any option to purchase, in effect on the date of this Agreement or otherwise entered into in accordance with this Agreement and (k) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole and reasonable discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.
“Permitted Equipment Leases” shall mean equipment or personal property financing that is (a) entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business, (b) related to Personal Property which is (i) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and

(ii) readily replaceable without material interference or interruption to the operation of the Property and (c) which is secured only by the financed equipment or Personal Property.
“Permitted Equipment Transfer” shall mean the Transfer of FF&E and/or Personal Property that is either being replaced in the ordinary course of business, taking into consideration FF&E and/or Personal Property at the Property as a whole, with Personal Property of equal or better quality or that is no longer necessary in the ordinary course of business in connection with the operation of the Property, provided such Transfer (taking into account any replacement of such FF&E and/or Personal Property) will not materially and adversely affect the value, use or operation of the Property.
“Permitted Indebtedness” shall have the meaning assigned to that term in clause (xxiii) of the definition of “Single Purpose Entity.”
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any certificate administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)    direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Approved Rating Agency to any Securities as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully guaranteed obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated system-wide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations (1) rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less and (2)(A) if it has a term of thirty (30) days or less, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by Moody’s, (C) if it has a term of six (6) months or less, but more than three (3) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) if it has a term of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;
(ii)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following DBRS rating categories: (1) for maturities less than three months, a short term rating by DBRS of R-1 (high) and (2) for maturities greater than three months, a long-term rating by DBRS of AAA;
(iii)    deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);
(iv)    commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following DBRS rating categories: (i) for maturities less than six months, a short-term rating by DBRS of R-1(high) and for maturities greater than six months, a long-term rating by DBRS of AAA;
(v)    any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and
(vi)    such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Prepayment Date” shall mean the second (2nd) anniversary of the first Payment Date.
“Permitted Par Prepayment Date” shall mean the Payment Date which is three (3) months prior to the Maturity Date.
“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) Permitted Encumbrances, (d) Permitted Indebtedness, (e) any Transfer permitted pursuant to Section 5.2.10(d)-(e) hereof without the consent of Lender and (f) any Permitted Equipment Transfer.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.
“Plan Asset Regulations” shall have the meaning set forth in Section 5.2.9(b)(i) hereof.
“Plan Assets” shall mean “plan assets” as defined in the Plan Asset Regulations.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.
“Policy” shall have the meaning set forth in Section 6.1(b) hereof.
“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.
“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.
“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if Borrower is a limited liability company other than a single-member Delaware limited liability company. For the avoidance of doubt, as of the Closing Date there is no Principal.
“Priority Waterfall Payments” shall mean the payments described in Section 3.5(b)(i) of the Cash Management Agreement for payment of the Monthly Debt Service Payment Amount and the Mezzanine Debt Service Amount.
“Priority Waterfall Cessation Event” shall mean (a) the occurrence of any Event of Default (other than a CPLV Lease Default) or (b) the expiration of the applicable cure period for any CPLV Lease Default in accordance with Section 8.3.
“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.
“Property Revenue” shall mean the net sum of the following, without duplication, over the applicable time period of measurement: (i) the amount received by CPLV Tenant (and its Subsidiaries) from patrons at the Facility for gaming, less, (A) to the extent otherwise included in the calculation of Property Revenue, refunds and free promotional play provided pursuant to a rewards, marketing, and/or frequent users program (including rewards granted by Affiliates of CPLV Tenant) and (B) amounts returned to patrons through winnings at the Facility (the net amount described in this clause (i), “Gaming Revenues”); plus (ii) the gross receipts of CPLV Tenant (and its Subsidiaries) for all goods and merchandise sold, room revenues derived from hotel operations, food and beverages sold, the charges for all services performed, or any other revenues generated by or otherwise payable to CPLV Tenant (and its Subsidiaries) (including, without limitation, use fees, retail and commercial rent, revenue from rooms, accommodations, food and beverage, and the proceeds of business interruption insurance) in, at or from the Facility for cash, credit or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the net amounts described in this clause (ii), “Retail Sales”); less (iii) to the extent otherwise included in the calculation of Property Revenue, the retail value of accommodations, merchandise, food and beverage and other services furnished to guests of CPLV Tenant at the Property without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Property Revenue shall be equal to the amount of the reduction of such charge otherwise included in Property Revenue).
“Provided Information” shall mean any and all financial and other information provided to Lender at any time prepared by, at the direction of, Borrower, Mezzanine Borrower, or Guarantor with respect to the Property, any other Collateral, Borrower, Mezzanine Borrower, Guarantor, CPLV Lease Documents, CPLV Trademark Agreements, CPLV Tenant, CPLV Lease Guarantor and/or Manager. For the avoidance of doubt, any information in the environmental reports, appraisals and property conditions reports that were commissioned by Lender (other than any information in such reports or appraisals that was provided to Lender by or on behalf of the Borrower) shall not constitute the Provided Information.
“Public Vehicle” shall mean a Person (i) whose securities are listed and traded on the New York Stock Exchange or NASDAQ, AMEX, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext or Luxembourg Stock Exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business or (ii) for whom voting equity securities representing sufficient voting power to elect a majority of such Person’s directors are registered with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act.
“Qualified CPLV Replacement Guarantor” means any Person that satisfies the following requirements:
(a)    such Person shall Control or be under common Control with the Qualified CPLV Tenant Transferee;
(b)    such Person shall be solvent and have a Market Capitalization (exclusive of the Property) in an amount of not less than $4,000,000,000;
(c)    such Person (i) in the case of a Person with a Market Capitalization of less than $8,000,000,000, has a Total Leverage Ratio of less than or equal to 6.25:1.00 and a Total Net Leverage Ratio of less than or equal to 5.25:1.00, in each case, immediately before giving effect to the Transfer or (ii) in the case of a Person with a Market Capitalization greater than or equal to $8,000,000,000.00, has a Total Leverage Ratio of less than or equal to 7.25:1.00 and a Total Net Leverage Ratio of less than or equal to 6.25:1.00, in each case, immediately before giving effect to the Transfer; and

(d)    such Person and its equity holders shall satisfy and comply with all customary “know your customer” requirements of Lender.
“Qualified CPLV Tenant Transferee” means any Person that satisfies the following requirements:
(a)    such transferee:
(1)    has, collectively with the Qualified CPLV Replacement Guarantor, a Market Capitalization (exclusive of the Property) in an amount of no less than $4,000,000,000;
(2)    has or is Controlled by a Person that has demonstrated expertise in owning or operating real estate or gaming properties; and
(3)    (x) shall Control CPLV Tenant and (y) shall Control, be Controlled by or be under common Control with Qualified CPLV Replacement Guarantor;
(b)    the transferee and any other Affiliates to the extent required under applicable law are licensed, registered and/or otherwise found suitable by applicable Gaming Authorities and hold all required Gaming Licenses to operate the Property as a casino resort property in accordance with the terms of this Agreement;
(c)    the transferee has not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude or that has not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors;
(d)    the transferee has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List;
(e)    the transferee has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding during the prior five (5) years from such date of determination;
(f)    the transferee is not and, is not Controlled by, an Embargoed Person or a person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority; and
(g)    the transferee and its equity holders shall satisfy and comply with all customary “know your customer” requirements of Lender.
“Qualified Manager” shall mean either (a) Manager or (b) a Qualified Replacement Manager.
“Qualified Replacement Manager” shall mean either (a) an organization which manages (or is under the Control of or common Control of an Affiliate that manages) a casino resort property

(other than the Property) that (i) satisfies the Minimum Facilities Threshold, (ii) has gross revenues of not less than $750,000,000 per year for each of the preceding three (3) years as of the date of determination, and (iii) on the date of determination, is at least of comparable standard of quality as the Property (by way of example only, and without limitation, as of the Closing Date, each of the following casino resort properties satisfies the requirements of clause (iii) of the foregoing sentence: Bellagio, Aria, Venetian (Las Vegas), Palazzo, Wynn (Las Vegas), Encore, City of Dreams (Macau), Galaxy Macau, Sands Cotai, Venetian Macau, MGM Grand Macau, Wynn Macau, and Marina Bay Sands (Singapore)), or (b) any management company set forth on Schedule 1.1 hereof or (c) any other management company approved by Lender, in its reasonable discretion, for which if required by Lender, Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such Manager, provided, in each case, if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion. At the time of appointment, such organization (1) shall not be subject to any Bankruptcy Action, (2) shall have never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and shall not be listed in any Government List, (3) shall not be, and shall not be Controlled by, an Embargoed Person or a Person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority, (4) shall have not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude, (5) shall have not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, and (6) shall have all required licenses and approvals required under applicable law, including all Gaming Licenses for itself, its officers, directors and Affiliates required to manage and operate the Property in accordance with the terms hereunder and the Replacement Management Agreement (if any).
“Radius” shall have the meaning set forth in Section 6.1(c) hereof.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.
“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.
“Register” shall have the meaning set forth in Section 9.1.1(f) hereof.

“REIT” shall mean VICI Properties Inc., or any successor thereto by merger or otherwise by operation of law.
“Release” of any Hazardous Substance shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping or disposing or other movement of Hazardous Substances into or through the environment.
“Remediation” shall mean any response, remedial, removal, or corrective action with respect to any Hazardous Substance, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to correct any noncompliance with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.
“Rents” shall mean, without duplication, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to the lessor under any lease, and other consideration of whatever form or nature, in each case, that are received by or paid to or for the account of or benefit of Borrower, CPLV Tenant or its respective agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, CPLV Tenant or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.
“REOA” shall mean any declaration of covenants, restrictions, easements, charges and liens, any construction, operation and reciprocal easement agreement, any covenants, conditions and restrictions or easement agreement or similar agreement to which the Property is, or shall in the future become, bound or to which Borrower is a party or to which it is, or shall in the future become, bound (including any separate agreement or other agreement between Borrower and one or more other parties to an REOA with respect to such REOA and all covenants, agreements, restrictions and encumbrances contained in any instruments of record at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof) affecting the Property or portion thereof, including, without limitation, each Material REOA.
“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager, which management agreement shall be (i) if Qualified Replacement Manager is an Affiliate of the Qualified CPLV Replacement Guarantor, in substantially the same form and substance as the Management Agreement or in form and substance reasonably acceptable to Lender, or (ii) if Qualified Manager is not an Affiliate of the Qualified CPLV Replacement Guarantor, reasonably acceptable to Lender in form and substance, (b) subordination of the management agreement (but not any fees, reimbursements or other amounts payable thereunder if the related Replacement Management Agreement is with a third party manager and not any reimbursements or similar amounts if the related Replacement Management Agreement is with an Affiliate of the Qualified CPLV Replacement Guarantor) substantially in the form then used by Lender (or in such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower, CPLV Tenant or Qualified CPLV Tenant Transferee (as applicable) and such Qualified Manager at Borrower’s expense and (c) a transition services agreement with such Qualified Manager, in form and substance reasonably acceptable to Lender (or if the Qualified Replacement Manager is an Affiliate of the Qualified Replacement Guarantor, a transition services agreement in substantially the same form and substance as the Transition Services Agreement or otherwise in form and substance reasonably acceptable to Lender).
“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Control Agreement” shall mean that certain account control agreement, to be entered into among CPLV Tenant, Borrower, Lender, the Eligible Institution holding the Replacement Reserve Account and the other parties thereto, to be in form and substance reasonably satisfactory to CPLV Tenant, Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Replacement Reserve Account.
“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Monthly Deposit” shall mean an amount equal to 1/12th of the sum of (a) five percent (5%) of Property Revenue from guest rooms and Food and Beverage Operations for the calendar year prior to the calendar year in which the applicable deposit to the Replacement Reserve Fund is to be made and (b) two percent (2%) of all other Property Revenue for the calendar year prior to the calendar year in which the applicable deposit to the Replacement Reserve Fund is to be made, provided that the amount of the Replacement Reserve Monthly Deposit shall be deemed to be $3,186,001 for each of the initial five Payment Dates following the Closing Date.
“Replacement Structure” shall have the meaning set forth in Article XXI of the Management Agreement.
“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
“Required DSCR” shall mean, a Debt Service Coverage Ratio, as reasonably determined by Lender, equal to (a) 2.18 to 1.00, (b) on and after the foreclosure or acceptance of an assignment-in-lieu of foreclosure or the repayment in full of the Mezzanine B Loan, 2.58 to 1.00, or (c) on and after the foreclosure or acceptance of an assignment-in-lieu of foreclosure or the repayment in full of the Mezzanine A Loan, 3.03 to 1.00.
“Reserve Funds” shall mean, collectively, the Lender FF&E Replacement Reserve Fund, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Excess Cash Flow Reserve Fund, and any other escrow fund established by the Loan Documents.
“Restoration” shall mean the repair and restoration of the Property (or the applicable portion thereof, as applicable) after (i) a Casualty to substantially the same condition as existed immediately before such Casualty, and (ii) a Condemnation, as nearly as possible to the condition as the Property existing immediately prior to such Condemnation (subject to Legal Requirements and taking into account the taken portion of the Property), in each case, with such other alterations as may be reasonably approved by Lender.
“Restricted Party” shall mean collectively, (a) Borrower, Mezzanine Borrower, Guarantor, any direct or indirect legal or beneficial owner of Borrower that is a direct or indirect subsidiary of the REIT and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Mezzanine Borrower, Guarantor, any Affiliated Manager or any non-member manager but, with respect to clause (b), excluding (x) any shareholder or owner of any direct or indirect legal or beneficial interest in the REIT, (y) any shareholders or owners of stock or equity interests in a Public Vehicle or that are otherwise publicly traded on any nationally or internationally recognized stock exchange or (z) any Public Vehicle.
“S&P” shall mean Standard & Poor’s Ratings Services.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.
“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable Affiliates, in each case, (i) revealing no matters which would have a Material Adverse Effect; and (ii) demonstrating that any transferee is not an Embargoed Person.

“Section 2.8 Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Securities” shall have the meaning set forth in Section 9.1 hereof.
“Securities Act” shall have the meaning set forth in Section 9.2 hereof.
“Securitization” shall have the meaning set forth in Section 9.1 hereof.
“Servicer” shall have the meaning set forth in Section 9.5 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate and no Person other than the Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which the Borrower, the Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.
“Special Purpose Entity” shall mean a limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:
(i)    is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, entering into and performing under and enforcing the CPLV Lease and the Management Agreement, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the Property or as member of the limited liability company that owns the Property and in each case transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(ii)    has not engaged and shall not engage in any business unrelated to (A) in the case of Borrower, the acquisition, development, leasing, ownership, management or operation, exchange or transfer of the Property, or (B) in the case of Principal, acting as general partner of the limited partnership that owns the Property or acting as a member of the limited liability company that owns the Property, as applicable;
(iii)    has not owned and shall not own any real property other than the Property;

(iv)    does not have and shall not have any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its acquisition, development, leasing, management, exchange, transfer, ownership or operation of the Property or (B) in the case of a Principal, its partnership interest in the limited partnership or the membership interest in the limited liability company that owns the Property and personal property necessary or incidental to its ownership of such interests;
(v)    has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;
(vi)    shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;
(vii)    if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;
(viii)    reserved;
(ix)    if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;
(x)    if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Bankruptcy Action and shall not cause or permit the members or managers of such entity to take any Bankruptcy Action, unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)    has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, or (b) a limited partnership, has a limited partnership agreement, that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself or the consent of a Principal that is a member or general partner in it, take any Bankruptcy Action;
(xii)    shall at all times intend to remain solvent and intend to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any direct or indirect member, or other interest holder, of such Person to make any capital contribution for such purpose;
(xiii)    shall not fail to use commercially reasonable efforts to correct any known misunderstanding regarding the separate identity of such entity and shall not identify itself as a division of any other Person;
(xiv)    shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it (A) is required by law or does file consolidated tax returns, (B) only files an information return or (C) is treated as a disregarded entity for federal or state tax purposes;
(xv)    has maintained and shall maintain its own records, books, resolutions and agreements;
(xvi)    has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person (other than the cash management system established pursuant to the Loan Documents), provided that funds and assets of Borrower and of its direct or indirect members, partners or other interest-holders may be paid as distributions to their respective equity owners and their respective owners may make capital contributions to Borrower;
(xvii)    has held and shall hold its assets in its own name;
(xviii)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix)    (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;
(xx)    has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees, only out of its own funds and assets, and has maintained and intends to maintain a sufficient number of employees in light of its contemplated business operations(it being acknowledged that Borrower presently has no employees), provided, that the foregoing shall not require any direct or indirect member, or other interest holder, of such Person to make any capital contribution for such purpose;
(xxi)    has observed and shall observe all partnership, corporate or limited liability company formalities necessary to maintain its separate existence, as applicable;
(xxii)    Reserved;
(xxiii)    shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower (including Permitted Equipment Leases), in amounts not to exceed 2% of the original principal amount of the Loan which liabilities are not more than sixty (60) days past the date due (unless being contested in accordance with the terms of the Loan Documents) and are not evidenced by a note, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement (the items described in clauses (i), (ii), and (iii), collectively, “Permitted Indebtedness”);
(xxiv)    has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person;
(xxv)    has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;
(xxvi)    has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)    with respect to Borrower, has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
(xxviii)    reserved;
(xxix)    has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person except for services rendered under a business management services agreement with an Affiliate, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;
(xxx)    has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxxi)    has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
(xxxii)    has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
(xxxiii)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and comparable to those of an arm’s-length transaction with an unrelated third party;
(xxxiv)    has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
(xxxv)    reserved;
(xxxvi)    has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to the Guaranty and Environmental Indemnity;

(xxxvii)    has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that, if applicable, Principal may acquire and hold its interest in Borrower;
(xxxviii)    has complied and shall comply with all of the terms and provisions contained in its organizational documents necessary to maintain its separate existence (provided that Borrower and Principal may be entities disregarded as separate from its respective tax owners under applicable tax law);
(xxxix)    has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true; and
(xl)    has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts.
“Starr” shall have the meaning set forth in Section 6.1(b) hereof.
“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.
“Subordination of Management Agreement” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement (MLSA), dated October 6, 2017, among Lender, Borrower, CPLV Tenant, CPLV Lease Guarantor and Manager, as amended by that certain First Amendment to Subordination, Non-Disturbance and Attornment Agreement (MLSA), dated as of the date hereof, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
“Survey” shall mean, collectively, (i) that certain survey made by Ryan Sligar, PLS No. 21263 with Horizon Surveys dated January 29, 2016 and last revised September 28, 2017, and designated Job No. 1049.007.02 and (ii) that certain survey made by Jayne E. Leavitt, PLS No. 8002 with Bock & Clark Corp. dated April 4, 2018 and last revised July 2, 2018, and designated Project No. 201800945-010.
“Tax Distribution” shall mean, for so long as the Borrower is treated as a partnership or disregarded entity for federal income tax purposes, distributions no more frequently than quarterly equal to (A) the product of (i) the aggregate amount of net taxable income that has been accrued by the Borrower from and after October 6, 2017 and (ii) the highest aggregate U.S. federal, state, and local marginal income tax rate in effect for individuals resident in New York, New York, taking into account the deductibility, if any, of state and local income taxes for federal income tax purposes, minus (B) any Tax Distributions previously made by the Borrower.
“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2 hereof.
“Tax and Insurance Reserve Control Agreement” shall mean that certain account control agreement, to be entered into among CPLV Tenant, Borrower, Lender, the Eligible Institution

holding the Tax and Insurance Reserve Account and the other parties thereto, to be in form and substance reasonably satisfactory to Borrower, CPLV Tenant and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Tax and Insurance Reserve Account.
“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.
“Tenant” means the lessee of all or a portion of the Property under a Lease.
“Terrorism Premium Cap” shall have the meaning set forth in Section 6.1(a) hereof.
“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.
“Title Insurance Policy” shall mean the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.
“Total Leverage Ratio” shall mean, with respect to any Person and its subsidiaries on a consolidated basis, on any date, the ratio of (i) the aggregate principal amount of (without duplication) all indebtedness consisting of obligations to pay rent or other amounts under any lease which obligations are classified and accounted for as capital leases on such Person’s balance sheet under GAAP (“Capital Lease Obligations”), indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (but excluding contingent obligations under outstanding letters of credit) and other purchase money indebtedness and guarantees of the foregoing obligations, of such Person and its subsidiaries determined on a consolidated basis on such date in accordance with GAAP to (ii) EBITDAR.
“Total Net Leverage Ratio” shall mean, with respect to any Person and its subsidiaries on a consolidated basis, on any date, the ratio of (a) (i) the aggregate principal amount of (without duplication) all indebtedness consisting of Capital Lease Obligations or indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (but excluding contingent obligations under outstanding letters of credit) and other purchase money indebtedness and guarantees of the foregoing obligations, of such Person and its subsidiaries determined on a consolidated basis on such date in accordance with GAAP less (ii) the aggregate amount of all cash or cash equivalents of such Person and its subsidiaries that would not appear as “restricted” on a consolidated balance sheet of such person and its subsidiaries to (b) EBITDAR.
“Trademarks” shall mean all rights in, to and under all trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, Internet domain names and other source or business identifiers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Transfer” shall have the meaning set forth in Section 5.2.10 hereof.
“Transition Services Agreement” shall mean Transition of Management Services Agreement (CPLV), dated October 6, 2017 by and among CPLV Tenant, Manager, Borrower Caesars Enterprise Services, LLC and Caesars License Company, LLC, as amended by that certain First Amendment to Transition of Management Services Agreement (CPLV) dated as of the date hereof, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, in accordance with the terms hereunder.
“TRIPRA” shall have the meaning set forth in Section 6.1(a) hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.
“Uncured CPLV Lease Event of Default” shall mean any Tenant Event of Default (as defined in the CPLV Lease) by CPLV Tenant that is continuing beyond any applicable notice and cure periods provided to CPLV Tenant thereunder, if any.
“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.
“U.S. Obligations” shall mean non‑redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.8(e).
“Write-Down and Conversion Powers” shall have the meaning set forth in Section 10.25.
“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest to be made with respect to the portion of the Note being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the Loan being prepaid (including interest thereon through the end of the related Interest Period) is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short‑term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest to be made with respect to the portion of the Note being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the Loan being prepaid (including interest thereon through the end of the related Interest Period) is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.
Section 1.2    Principles of Construction. (a)  All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
(a)    Borrower acknowledges and agrees that, as to any clauses or provisions contained in this Agreement or any of the other Loan Documents to the effect that Borrower shall use commercially reasonable effort to cause CPLV Tenant to act or to refrain from acting in any manner or other phrases of similar effect, such clause or provision, in each case, shall require that Borrower has undertaken and exercised in a commercially reasonable manner, its rights under the CPLV Lease to cause CPLV Tenant to so act or to refrain from so acting in such manner.
ARTICLE II     – GENERAL TERMS
Section 2.1    Loan Commitment; Disbursement to Borrower.
2.1.1    Agreement to Lend and Borrow. (a)  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
(a)    No Lender is using Plan Assets to fund the Loan, except under circumstances where a prohibited transaction exemption, granted by the U.S. Department of Labor, applies, all of the conditions of which have been and continue to be satisfied.
2.1.2    Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3    The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower has used the proceeds of the Loan solely for distribution to the Holders of the Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims in accordance with the Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated January 13, 2017 [Docket No. 6318-1].
Section 2.2    Interest Rate.
2.2.1    Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.
2.2.2    Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.
2.2.3    Intentionally Omitted.
2.2.4    Intentionally Omitted.
2.2.5    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such Event of Default occurred.
2.2.6    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, then the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (without any Yield Maintenance or other prepayment fee or penalty) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full (without any Yield Maintenance or other prepayment fee or penalty) so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3    Loan Payment.
2.3.1    Monthly Debt Service Payments. In addition to the Monthly Debt Service Payments paid by Borrower prior to the date hereof, Borrower shall pay to Lender on January 10, 2019 and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied to accrued and unpaid interest.
2.3.2    Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
2.3.4    Late Payment Charge. Subject to Section 2.7.3 hereof, if any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due (other than the principal amount due on the Maturity Date), Borrower shall pay to Lender within five (5) Business Days of written demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
2.3.5    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4    Prepayments.
2.4.1    Voluntary Prepayments.
(a)    Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.
(b)    On any Business Day after the Permitted Prepayment Date, through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part, except as expressly set forth in Section 2.4.6 below), provided that (i) Borrower submits a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice (which notice may be modified or revoked by Borrower upon not less than two (2) Business Days’ prior written notice to Lender, provided that Borrower shall pay all of Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with such modification or revocation), and (ii) Borrower pays to Lender (A) the unpaid principal amount of the Note, (B) all interest accrued and unpaid on the principal balance of the Note (or the amount of the Loan being prepaid as permitted under this Agreement) to and including the date of prepayment, (C) all other sums due under the Note, this Agreement and the other Loan Documents (including if such prepayment is made during the continuance of an Event of Default, all costs and expenses incurred by Lender in connection with the exercise of any rights and remedies in connection with such Event of Default), (D) if such prepayment occurs prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium, and (E) if such prepayment is not paid on a regularly scheduled Payment Date, interest for the full Accrual Period during which the prepayment occurs.
(c)    Borrower shall have the right to prepay the Debt in full (but not in part) prior to the Permitted Prepayment Date in the event a CPLV Lease Default has occurred and is continuing, so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof and Borrower otherwise satisfies the conditions set forth in Section 2.4.1(b) above (except that Borrower shall not be restricted from prepaying the Debt in full prior to the Permitted Prepayment Date).
2.4.2    Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower or CPLV Tenant for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower or CPLV Tenant pursuant to Section 6.4 hereof, Borrower authorizes Lender, to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds (collectively, the “Mortgage Mandatory Prepayment Amount”); provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than during the continuance of an Event of Default, no Yield Maintenance or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Except during the continuance of an Event of Default, any Net Proceeds applied pursuant to this Section 2.4.2 in excess of the Mortgage Mandatory Prepayment Amount shall be applied as follows: (i) first, to the Mezzanine A Lender, in an amount equal to the Mezzanine A Mandatory Prepayment Amount, to be applied in accordance with the Mezzanine A Loan Documents, (ii) second, to the Mezzanine B Lender, in an amount equal to the Mezzanine B Mandatory Prepayment Amount, to be applied in accordance with the Mezzanine B Loan Documents and (iii) third, to Borrower. After the occurrence of and during the continuance of an Event of Default, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Any Net Proceeds remaining after the Debt has been repaid in full shall be disbursed to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan Agreement.
2.4.3    Prepayments After Event of Default. If, during the continuance of an Event of Default, payment of all or any part of the principal amount of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Accrual Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to the Yield Maintenance Default Premium if such tender or recovery occurs prior to the Permitted Prepayment Date or an amount equal to the Yield Maintenance Premium if such tender or recovery occurs on or after the Permitted Prepayment Date and (ii) all interest which would have accrued on the amount of the Loan to be paid through the end of the related Accrual Period.
2.4.4    Intentionally Omitted.
2.4.5    Intentionally Omitted.
2.4.6    DSCR Cure Action. At any time during a Cash Sweep Period that shall have occurred as a result of a DSCR Trigger Event, provided no Event of Default has occurred and is continuing, Borrower may (i) deliver a Letter of Credit to Lender in an amount equal to the amount that if applied as a permitted partial prepayment of the outstanding principal balance of the Loan in accordance with Section 2.4.1 would result in a Debt Service Coverage Ratio equal to or in excess of the Required DSCR (the “DSCR Cure Deposit Amount”) (ii) establish and maintain an escrow fund (the “DSCR Cure Fund”) in an account controlled by Lender, into which Borrower shall have the right to deposit the an amount equal to the DSCR Cure Deposit Amount, or (iii) after the Permitted Prepayment Date, make a partial prepayment of the Loan in an amount necessary to achieve a Debt Service Coverage Ratio equal to or greater than the Required DSCR provided that Borrower otherwise satisfies the conditions set forth in Section 2.4.1(b) above. All funds held in the DSCR Cure Fund shall be treated as a “Reserve Fund” hereunder. If at any time no Event of Default is continuing and a DSCR Trigger Event Cure shall occur (without taking into account any sums on deposit in the DSCR Cure Fund or the Letter of Credit delivered to Lender), Lender shall, as applicable, return the Letter of Credit or return all of the funds remaining in the DSCR Cure Fund to Borrower. If at any time the Debt has been repaid in full, Lender shall pay funds, if any, remaining in the DSCR Cure Fund, (A) if any portion of the Mezzanine Loan Debt (other than any contingent liabilities under the Mezzanine Loan Documents) is then outstanding, to Mezzanine Lender or (B) if no portion of the Mezzanine Loan Debt (other than any contingent liabilities under the Mezzanine Loan Documents) is then outstanding, to Borrower.
Section 2.5    Intentionally Omitted.
Section 2.6    Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.
2.6.1    Release of Property. (a)  If Borrower has the right to and has elected to prepay the Loan in accordance with this Agreement, upon satisfaction of the requirements of Section 2.4 in connection with a prepayment of the Debt in full and this Section 2.6, all of the Property shall be released from the Lien of the Mortgage.

(a)    In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of the prepayment of the Loan, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and shall be reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any reasonable out-of-pocket costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, subject to Section 9.5 hereof, the current fee being assessed by such Servicer to effect such release.
Section 2.7    Lockbox Account/Cash Management.
2.7.1    Lockbox Account. (a)  During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “CPLV Property Owner LLC” for the benefit of Lender. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC‑1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect so long as the Loan remains outstanding. The Lockbox Account shall at all times be an Eligible Account. The Lockbox Account when established shall be treated as a “deposit account” as such term is defined in Section 9-102(a) of the Uniform Commercial Code, as amended from time to time.
(a)    Borrower shall, on or prior to the Closing Date, deliver written instructions to CPLV Tenant to deliver all CPLV Rents payable under the CPLV Lease directly to the Lockbox Account. Borrower shall deposit all amounts received by Borrower from CPLV Tenant into the Lockbox Account within one (1) Business Day after receipt thereof.
(b)    Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (less the reasonable fees of the Lockbox Bank) once every Business Day throughout the term of the Loan, and on each Business Day all funds on deposit in the Lockbox Account shall be transferred to the Cash Management Account.
(c)    Upon the occurrence and during the continuance of an Event of Default, except as set forth in Section 8.3, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.
(d)    Funds on deposit in the Lockbox Account shall not be commingled with other monies held by Borrower or Lockbox Bank.
(e)    Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(f)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages (excluding any special, indirect, consequential or punitive damages, except to the extent paid to a third party), obligations and actual out-of-pocket costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.
2.7.2    Cash Management Account. (a)  During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be in the name of Borrower, for the benefit of Lender. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC‑1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
(a)    The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(b)    Except as otherwise expressly provided in this Agreement or the CPLV Lease SNDA, all funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.
(c)    Borrower hereby agrees that Lender may establish additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower and Borrower hereby agrees to enter into any reasonable amendments to the Cash Management Agreement for the purpose of reflecting such additional sub-accounts.
2.7.3    Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender, provided that if the Event of Default arises solely from a CPLV Lease Default, prior to a Priority Waterfall Cessation Event, Lender shall apply amounts on deposit in the Cash Management Account to payment of the Priority Waterfall Payments and remaining in the Cash Management Account after payment of the Priority Waterfall Payments shall be deposited in the Excess Cash Flow Reserve.
2.7.4    Distributions to Mezzanine Borrowers. All transfers of funds on deposit in the Cash Management Account to the Mezzanine A Administrative Agent or Mezzanine B Administrative Agent, as applicable, or otherwise to or for the benefit of any Mezzanine Lender, pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower, the Mezzanine Borrowers and the Mezzanine Lenders to constitute, and shall constitute, distributions from Borrower to the applicable Mezzanine Borrower and from one Mezzanine Borrower to another Mezzanine Borrower, as applicable. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and any Mezzanine Lender.
Section 2.8    Withholding Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.8 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(a)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(b)    Indemnification by the Borrower. The Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.
(c)    Evidence of Payments. As soon as practicable after any payment of Section 2.8 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.8, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(d)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A‑I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W‑8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A‑II or Exhibit A‑III, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A‑IV on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(e)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.8 Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.8 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.8 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.8 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.8 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.8 Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)    Survival. Each party’s obligations under this Section 2.8 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE III     – INTENTIONALLY OMITTED
ARTICLE IV     – REPRESENTATIONS AND WARRANTIES
Section 4.1    Borrower Representations. Borrower represents and warrants as of the date hereof that:
4.1.1    Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own or lease, as applicable, the Property and to transact the businesses in which it is now engaged (except to the extent that the failure to possess such rights, licenses and permits would not reasonably be expected to have a Material Adverse Effect), and the sole business of Borrower is the ownership of the Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.
4.1.2    Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3    No Conflicts. (a)  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents, including Permitted Encumbrances) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
(a)    Borrower has obtained all consents and approvals, including all approvals of Governmental Authorities including Gaming Authorities, if required, in connection with the execution, delivery and performance by Borrower of the Loan Documents (including by Lender and each Mezzanine Lender, subject to the limitations upon the exercise of its rights and remedies under the Loan Documents pursuant to applicable Gaming Laws), the CPLV Lease, the Management Agreement, the CPLV Trademark Agreements, the other CPLV Lease Documents, and the Borrower’s business in which it is now engaged, including the ownership of the Property, the execution and delivery of the CPLV Lease, any other CPLV Lease Documents to which it is a party, and the Trademark Security Agreement, and in each case, its performance of its obligations thereunder, and shall promptly execute any and all such instruments and documents, deliver any certificates and do all such other acts or things required by the Gaming Authorities to maintain or keep current such approvals.
4.1.4    Litigation. Other than as set forth on Schedule 4.1.4 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge, threatened against or affecting Borrower, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or the Property, would reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 4.1.4, to Borrower’s Knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against CPLV Tenant or CPLV Lease Guarantor, which actions, suits or proceedings, if determined against CPLV Tenant or CPLV Lease Guarantor, would reasonably be expected to have a Material Adverse Effect.
4.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound, except to the extent such default would not reasonably be expected to have a Material Adverse Effect. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) Permitted Indebtedness and (b) obligations under the Loan Documents.
4.1.6    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have a Material Adverse Effect. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith and the Collateral Assignment of Agreements, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including all of Borrower’s interest in and to the CPLV Leases, CPLV Lease Documents, CPLV Trademark Agreements and CPLV Security Documents), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except as disclosed in the Title Insurance Policy (and as to which Lender has otherwise received affirmative insurance in the Title Insurance Policy (in form and substance satisfactory to Lender in all respects) or as otherwise disclosed in writing to Lender (and to which such claim has been bonded or insured over such that no exception is taken in the Title Insurance Policy), there are no claims for payment for work, labor or materials affecting the Property which are or, to Borrower’s Knowledge, may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
4.1.7    Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any member of Borrower in the last seven (7) years, and neither Borrower nor any member of Borrower in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its members are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no Knowledge of any Person contemplating the filing of any such petition against it or such members.
4.1.8    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might reasonably be expected to result in a Material Adverse Effect.
4.1.9    ERISA.
(a)    Generally. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each of the Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder, (ii) no ERISA Event has occurred or is reasonably expected to occur (iii) neither Borrower, Guarantor nor any ERISA Affiliate is or was a party to any Multiemployer Plan and (iv) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by Borrower, Guarantor or any ERISA Affiliate or to which Borrower, Guarantor or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.
(b)    Plan Assets; Prohibited Transactions. Neither the Borrower nor the Guarantor is, and neither shall become an entity deemed to hold Plan Assets. Neither the Borrower nor the Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).

4.1.10    Compliance. Except as disclosed in the zoning reports delivered to Lender prior to the date hereof, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Gaming Laws building and zoning ordinances and codes, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Borrower is not in default or violation in any material respect of (i) any order, writ, injunction, decree or demand of any Gaming Authority or (ii) any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or to the best of Borrower’s Knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law, except where such non-compliance would not have a Material Adverse Effect. To Borrower’s Knowledge, Borrower, Guarantor and CPLV Tenant has complied with all federal, state and local laws concerning workers’ compensation, social security, unemployment insurance, worker eligibility, hours of labor, wages, working conditions, harassment, employment discrimination, collective bargaining agreements (including the Collective Bargaining Agreements), employee benefits, hiring, layoff recall and discharge and all other employer/employee and independent contractor related subjects except where failure to comply would not reasonably be expected to have a Material Adverse Effect.
4.1.11    Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) to Borrower’s Knowledge, are true, complete and correct in all material respects, (b) to Borrower’s Knowledge, accurately represent in all material respects the financial condition of Borrower, CPLV Tenant and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP or the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect on the Property or the current operation thereof as a hotel and casino, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, or to Borrower’s Knowledge, CPLV Tenant or the Property from that set forth in said financial statements.
4.1.12    Condemnation. No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s Knowledge, is threatened or contemplated in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
4.1.13    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.14    Utilities and Public Access. Except as set forth in the Title Insurance Policy or the Survey (i) the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses, (ii) all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right‑of‑way abutting the Property connected so as to serve the Property or in recorded easements serving the Property, except to the extent there is no material adverse effect on the Property and (iii) all roads necessary for the use of the Property for its current purposes have been completed and, to the extent required by Governmental Authorities, dedicated to public use and accepted by all Governmental Authorities.
4.1.15    Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
4.1.16    Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
4.1.17    Assessments. Except as set forth on Schedule 4.1.17 attached hereto or as set forth in the Title Insurance Policy, to Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
4.1.18    Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set‑off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set‑off, counterclaim or defense with respect thereto.
4.1.19    No Prior Assignment. There are no prior assignments by Borrower of the CPLV Leases or any portion of the CPLV Rents due and payable or to become due and payable which are presently outstanding.
4.1.20    Insurance. Borrower has obtained or has caused CPLV Tenant to obtain and Borrower has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy that would reasonably be expected to have a Material Adverse Effect, and neither Borrower nor, to Borrower’s Knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.
4.1.21    Use of Property. The Property is used exclusively for hotel and casino purposes and other appurtenant and related uses, including, without limitation, entertainment venues, retail and food and beverage operations and meeting facilities.
4.1.22    Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, hospitality licenses, liquor licenses and Gaming Licenses required for the legal use, occupancy and operation of the Property have been obtained and, to Borrower’s Knowledge are in full force and effect (except for where the failure to obtain such licenses or for such licenses to not be in full force and effect would not reasonably be expected to have a Material Adverse Effect). The use being made of the Property is in conformity in all material respects with the certificate of occupancy and, to Borrower’s Knowledge, Gaming Licenses issued for the Property.
4.1.23    Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.
4.1.24    Physical Condition. Except as set forth on Schedule 4.1.24 hereof or in that certain Property Condition Assessment, dated as of September 14, 2017 and prepared by EMG (EMG Project # 127491.17R000-001.042) or that certain Equity Property Condition Report, dated as of May 29, 2018 and prepare by EBI Consulting (EBI Project # 1318000198), (i) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects except where the failure to be in good condition, order and repair would not reasonably be expected to have a Material Adverse Effect; (ii) there exists no material structural or other material defects or damages in the Property, whether latent or otherwise; and (iii) Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.25    Boundaries. Except as set forth in the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect in any material respect, the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26    Leases. The Property is not subject to any Leases other than the CPLV Lease, the Leases entered into by Forum Shops Lessee, as landlord and the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all material respects with respect to Leases as of the date of this First Amended Loan Agreement. Borrower is the owner and lessor of landlord’s interest in the CPLV Lease. As of the Closing Date, CPLV Tenant or the lessee under the Forum Shops Lease is the owner of the landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same (other than any short term occupancy by hotel guests) except under and pursuant to the provisions of the CPLV Lease, and the Leases (including permitted subleases thereof). There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of the CPLV Lease or the CPLV Rent received therein which is outstanding. No Tenant under any Lease has a right or option pursuant to such Lease to purchase all or any part of the leased premises or the building of which the leased premises are a part.
4.1.27    Survey. To Borrower’s Knowledge, the Survey does not fail to reflect any material matter affecting the Property or the title thereto.
4.1.28    Inventory. Borrower or CPLV Tenant is the owner of, or leases all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) (other than an immaterial portion of such items) located on or at the Property (except for any Equipment, Fixtures and Personal Property owned by any Tenant), and Borrower shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property (including any Personal Property owned by CPLV Tenant) are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated, except to the extent the same would not reasonably be expected to have a Material Adverse Effect. The Borrower has not entered into any purchase money indebtedness with respect to any Equipment, Fixtures and Personal Property.
4.1.29    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid in connection with the Loan and the Loan Documents by any Person under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid concurrently with the recording of the Mortgage (and sufficient funds have been escrowed with the title company for such payment).
4.1.30    Special Purpose Entity/Separateness. (a)  Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that each of Borrower and Principal is, shall be and shall continue to be a Special Purpose Entity. Notwithstanding anything to the contrary contained herein, it is understood and agreed that in no event shall any direct or indirect member, partner or other interest-holder in Borrower or Principal be required to make any additional capital contributions or loans or otherwise provide funds to Borrower or Principal for any reason, including in order for it to be a “Special Purpose Entity” hereunder.

(a)    The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
(b)    Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each Affiliate of Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all such assumptions and facts in each case with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.
(c)    Borrower covenants and agrees that (i) Borrower shall provide Lender with five (5) days’ prior written notice prior to the removal of an Independent Director of any of Borrower and (ii) no Independent Director shall be removed other than for Cause.
(d)    The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that except for duties to Borrower as set forth in the Organizational Documents (including duties to the member and Borrower’s creditors solely to the extent of their respective economic interests in Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower, and (iii) the interests of any group of Affiliates of which Borrower is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Borrower’s or Principal’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware limited liability company Act, an Independent Director shall not be liable to Borrower, the member or any other Person bound by the applicable Borrower’s or Principal’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Borrower’s or Principal’s Organizational Documents. The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that notwithstanding any other provision of the applicable Borrower’s or Principal’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(d)(iii) of the applicable Borrower’s or Principal’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Borrower or Principal unless, pursuant to the provisions of Section 9(d)(iii) of the applicable Borrower’s or

Principal’s Organizational Documents or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.
(e)    Any amendment or restatement of any organizational document of Borrower was accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time.
(f)    Any assignment of limited liability company interests in Borrower, and the admission of the assignee as a member of Borrower, was accomplished in accordance with, and was permitted by, the limited liability company agreement of Borrower as in effect at such time.
4.1.31    Management Agreement and CPLV Lease Guaranty. Each of the Management Agreement and the CPLV Lease Guaranty is in full force and effect and there is no default thereunder by Borrower or to Borrower’s Knowledge, any other party thereto and to Borrower’s Knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
4.1.32    Illegal Activity. No portion of the Property has been or will be purchased by Borrower with proceeds of any illegal activity.
4.1.33    No Change in Facts or Circumstances; Disclosure. As of the Closing Date, all information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted by or on behalf of Borrower to Lender in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document are, in each case, to Borrower’s Knowledge, true, complete and correct in all material respects. To Borrower’s Knowledge, as of the Closing Date, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would be reasonably expected to result in a Material Adverse Effect. To Borrower’s Knowledge, as of the Closing Date, Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.
4.1.34    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.35    Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.
4.1.36    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 6362320.
4.1.37    Environmental Representations and Warranties. Except as otherwise disclosed by the Environmental Report, to Borrower’s Knowledge, (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law) in all material respects, and (ii) in amounts not in excess of that necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which have not been fully remediated in accordance with Environmental Law; (c) there is not, and Borrower has no Knowledge of and has not received any written notice or other written communication relating to any existing threat of any Release of Hazardous Substances migrating onto the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been remediated in all material respects in accordance with Environmental Law; (e) there are not, and Borrower has not received any written notice or other written communication from any Person (including but not limited to a Governmental Authority) relating to, any of the following: (i) any Release or threatened Release of Hazardous Substances at, on or from the Property or the Remediation thereof, (ii) of possible liability of Borrower or any Person pursuant to any Environmental Law arising out of or in connection with Property, (iii) other environmental conditions in connection with the Property that could reasonably be expected to result in the Borrower incurring material liability under Environmental Law, or (iv) any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all material information in Borrower’s possession or otherwise known or available to Borrower relating to any material environmental conditions in, on, under or from the Properties or any Releases or threatened Releases of Hazardous Substances.
4.1.38    Lockbox Agreement; Cash Management Account. Borrower hereby represents and warrants to Lender that:
(a)    This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;
(b)    Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);
(c)    Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;
(d)    The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender; and
(e)    Any amounts or revenues from the Property which are the property of or payable to Borrower, are subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to October 6, 2017.
4.1.39    Taxes. Borrower is not subject to U.S. federal income tax on a net income basis. Borrower has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Section 2.8 Taxes required to have been paid by it, except for (a) any such Section 2.8 Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.
4.1.40    Ground Lease.
In connection with certain transactions that have occurred or that will occur on the date of this Agreement, the Ground Lease has been terminated.
4.1.41    Gaming Licenses and Operating Permits. (a)  Schedule 4.1.41 contains a correct and complete list of all Gaming Licenses for the Property and the holder thereof.
(a)    Borrower or, to Borrower’s Knowledge, CPLV Tenant possesses all applicable licenses, permits, franchises, authorizations, certificates, approvals and consents with respect to the Property, including, without limitation, all certificates of occupancy, except to the extent the failure to possess such licenses, permits, franchises, authorizations, certificates, approvals and consents would not reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge, CPLV Tenant or its subsidiaries possesses all applicable licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all environmental, liquor, gaming, health and safety licenses of all Governmental Authorities which are material to the conduct of their business and the use, occupation and operation of the Property, including all Gaming Licenses (collectively, “Operating Permits”) and each such Operating Permit is in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of CPLV Tenant’s business in accordance with the terms of the CPLV Lease and hereunder). Each of Borrower and its Affiliates, and to Borrower’s Knowledge, CPLV Tenant and its Affiliates are in compliance with all such Operating Permits and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation, limitation, conditioning or termination of any such Operating Permit or the imposition of any material restriction thereon.
(b)    Borrower and any other Affiliate of Borrower and, to Borrower’s Knowledge, CPLV Tenant and any other Affiliate of CPLV Tenant which is required to possess a Gaming License under Gaming Regulations, possesses all Gaming Licenses which are material to the conduct of their business and the ownership, use, occupation and operation of the Property or any portion thereof. Further, Borrower hereby represents and warrants as follows:
(i)    Each Gaming License held by Borrower or its Affiliates and to the Knowledge of Borrower, held by CPLV Tenant or its Affiliates, is in full force and effect and has not been amended or otherwise modified, rescinded, revoked or assigned;
(ii)    Borrower and to Borrower’s Knowledge, CPLV Tenant and each of Borrower’s and CPLV Tenant’s respective Affiliates, directors, members, managers, officers, key personnel and Persons holding an equity or economic interest directly or indirectly in Borrower or CPLV Tenant is in compliance in all material respects with all such Gaming Licenses (to the extent required by Legal Requirements), and no event (including, without limitation, any material violation of any Legal Requirements) has occurred which would be reasonably likely to lead to the revocation, limitation, conditioning or termination of any such Gaming Licenses or the imposition of any restriction thereon;
(iii)    Borrower has no reason to believe that CPLV Tenant will not be able to maintain in effect all Gaming Licenses necessary for the lawful conduct of their business or operations wherever now conducted and as planned to be conducted, including the ownership and operation of the Casino Components, pursuant to all applicable Legal Requirements;
(iv)    Neither Borrower nor to Borrower’s Knowledge, CPLV Tenant is in default in any material respect under, or in violation in any material respect of, any Gaming License (and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute a default thereunder or violation thereof that has caused or would reasonably be expected to cause the loss of any Gaming License) (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Borrower’s or CPLV Tenant’s, as applicable, business);
(v)    Neither Borrower nor to Borrower’s Knowledge, CPLV Tenant has received any notice of any violation of Legal Requirements which has caused or would reasonably be expected to cause any Gaming License to be suspended, forfeited, modified in any manner, conditioned, limited, not renewed, rescinded or revoked (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Borrower’s or CPLV Tenant’s, as applicable, business);
(vi)    No condition exists or event has occurred which would reasonably be expected to result in the suspension, revocation, impairment, limitation, conditioning, forfeiture, rescission or non-renewal of any Gaming License held by Borrower or its Affiliates or to the Borrower’s Knowledge, held by CPLV Tenant or its Affiliates (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Borrower’s or CPLV Tenant’s, as applicable, business); and
(vii)    The continuation, validity and effectiveness of all Gaming Licenses will not be adversely affected by the transactions contemplated by this Agreement.
(c)    There is no proceeding, investigation or disciplinary action by or before any Governmental Authority, any Gaming Authority, under any Gaming Law or other Legal Requirement or otherwise with respect to any Gaming License or other Operating Permit (other than any administrative proceedings or investigations in the ordinary course which are customarily performed by the Gaming Authorities on all Persons with Gaming Licenses that does not seek to refrain, enjoin, prevent or impair the operations of the Casino Component in the manner required hereunder), pending against Borrower or its Affiliates or to the Borrower’s Knowledge against CPLV Tenant or its Affiliates with respect to the Property or, to Borrower’s Knowledge, threatened against Borrower or CPLV Tenant or, to Borrower’s Knowledge, any of their respective directors, members, managers, officers, key personnel or Persons holding a direct or indirect equity or economic interest in Borrower or CPLV Tenant.
(d)    There is no proceeding before any Gaming Authority or any other Governmental Authority, under any Gaming Law, Legal Requirements or otherwise with respect to any Gaming License or other Operating Permit or before any other Governmental Authority) pending against Borrower or its Affiliates or, to Borrower’s knowledge, against CPLV Tenant or its Affiliates or, to Borrower’s Knowledge, threatened in writing, in each case, either (a) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents or any of the transactions contemplated therein, or (b) that could reasonably be expected to have a Material Adverse Effect.
(e)    Neither the execution, delivery or performance of any of the Loan Documents (nor the Securitization or any participations in the Loan, or the creation or sale of any of the Mezzanine Loans) will (i) require the consent of any Gaming Authority not heretofore obtained or (ii) allow or result in the imposition of any material penalty under, or the revocation or termination of, any Gaming License or any material impairment of the rights of the holder of any Gaming License.

(f)    Borrower has obtained all Operating Permits from Gaming Authorities that are required in order to permit the closing of the Loan and the Mezzanine Loan (if required), or in connection with the CPLV Lease, the other CPLV Lease Documents and the CPLV Trademark Agreements (if required), or to permit the conveyances of the Property to Borrower (effected immediately prior to the Closing Date) and the operation of the Property as currently conducted.
4.1.42    Labor. No work stoppage, labor strike, slowdown or lockout is pending or, to Borrower’s knowledge, threatened by employees and other laborers at the Property. Except as would not otherwise be reasonably expected to have a Material Adverse Effect, (i) there are no pending or, to the Borrower’s Knowledge, threatened material labor disputes, material grievances or litigations relating to labor matters involving any employees at the Property, including, without limitation, claims alleging violation of any federal, state or local labor, wage and hour, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) Borrower is not and to the Borrower’s Knowledge, CPLV Tenant is not engaged with respect to the Property, in any material unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, (iii) as of the Closing Date, Borrower is not a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property, (iv) except for those certain Collective Bargaining Agreement set forth on Schedule 1.2 attached hereto, as of the Closing Date, to Borrower’s Knowledge, CPLV Tenant is not a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property. As of the Closing Date, there are no material amounts payable by Borrower or to Borrower’s Knowledge, CPLV Tenant to any employees or former employees under any exit award agreements and retention award agreements.
4.1.43    CPLV Lease. Borrower is the owner and lessor of landlord’s interest in the CPLV Lease. CPLV Tenant is the tenant under the CPLV Lease. The current CPLV Lease is in full force and effect and there are no material defaults thereunder by Borrower or to Borrower’s Knowledge, any other party thereto and to Borrower’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The CPLV Lease does not constitute a financing or convey any interest in the Property other than the leasehold interest to CPLV Tenant therein demised thereby. No CPLV Rent has been paid more than one (1) month in advance of its due date. To Borrower’s Knowledge, all security deposits (if any) are held by CPLV Tenant in accordance with applicable law. All work (if any) to be performed by Borrower under the CPLV Lease as of the date hereof has been performed as required and has been accepted by CPLV Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to CPLV Tenant has already been received by CPLV Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of Borrower’s interest in the CPLV Lease or of the CPLV Rents received therein which is outstanding. To Borrower’s Knowledge, CPLV Tenant has not assigned the CPLV Lease (other than to secure the CPLV Tenant Loan) or sublet all or any portion of the premises demised thereby other than pursuant to a Lease. CPLV Tenant has no right or option pursuant to the CPLV Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. All of the representations and warranties of Borrower set forth in Article VIII and Article XXXIX of the CPLV Lease are true, complete in all material respects as of the date hereof.
4.1.44    Intellectual Property. To Borrower’s Knowledge, IP Owner either owns or has a valid enforceable right to use all Intellectual Property, including all Intellectual Property set forth on the IP Schedule, necessary for the current conduct of CPLV Tenant’s business and the operation of the Property (collectively, the “CPLV Intellectual Property”). To Borrower’s Knowledge, IP Owner is duly qualified under applicable law in each jurisdiction in which it is required to be qualified pursuant to applicable Legal Requirements in order to act as a licensor or licensee of the aforementioned CPLV Intellectual Property and sublicensor under the applicable IP Licenses. Attached hereto as Schedule 4.1.44 hereof is a complete and accurate list of the material registrations and pending applications for CPLV Intellectual Property owned by CPLV Tenant, anywhere in the world, and all material IP Licenses necessary for the current conduct of CPLV Tenant’s business and the operation of the Property, including exclusive IP Licenses to which CPLV Tenant is an exclusive licensee (the “IP Schedule”). There are no actions or proceedings pending against Borrower, or to Borrower’s Knowledge, pending against IP Owner or threatened by or against Borrower or IP Owner: (x) alleging the infringement, dilution, misappropriation, or other violation of any CPLV Intellectual Property or (y) seeking to limit, cancel, or question the validity or enforceability of any IP Collateral (including, without limitation, the right to proceeds therefrom and the right to bring an action at law or in equity for any infringement, dilution, or violation of such CPLV Intellectual Property and to collect all damages, settlements, and proceeds relating to such CPLV Intellectual Property), or IP Owner’s rights or interests therein, or use thereof. To Borrower’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with any CPLV Intellectual Property of IP Owner other than to the extent the same would not reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge, neither the CPLV Intellectual Property owned by IP Owner nor IP Owner’s use of any CPLV Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. To Borrower’s Knowledge, IP Owner has made all filings and recordations necessary to adequately effect, reflect, and protect IP Owner’s ownership in, right to use, or its license of CPLV Intellectual Property used or held for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by CPLV Tenant. To Borrower’s Knowledge, (x) all Intellectual Property set forth on the IP Schedule is subsisting, unexpired, has not been abandoned in any applicable jurisdiction, (y) is valid and enforceable and (z) the use of the IP Collateral in the manner in which it is currently used or intended to be used does not infringe, dilute, misappropriate, or otherwise violate the rights of any Person in any material respect, other than, in each case of (x) through (z), to the extent the same would not reasonably be expected to have a Material Adverse Effect.
4.1.45    Operation of the Property. The licenses, permits, and regulatory agreements, approvals and registrations relating to the Property, including the Gaming Licenses, may not be, and have not been, transferred by Borrower or to Borrower’s Knowledge, by CPLV Tenant, to any location other than the Property; have not been pledged as collateral security for any other loan or indebtedness that is outstanding as of the Closing Date; and are held by Borrower or to Borrower’s Knowledge, by CPLV Tenant, free from restrictions or known conflicts that would materially impair the use or operation of the Property as intended, are in full force and effect and in good standing and are not provisional, conditional or probationary in any manner (except in each case, to the extent that the failure to be in full force and effect or good standing would not reasonably be expected to have a Material Adverse Effect).
4.1.46    Intellectual Property Title and Lien.
(a)    To Borrower’s Knowledge, the IP Owner owns and has good and marketable title to the CPLV Intellectual Property listed as owned by IP Owner on the IP Schedule and its rights under the IP Licenses, free and clear of all Liens whatsoever except the Permitted Encumbrances and the CPLV Trademark Security Agreement.
4.1.47    REOA. Borrower hereby represents and warrants to Lender the following with respect to each REOA:
(a)    Borrower is a party (either directly or as a successor-in-interest) to the REOA and has not been amended or modified and Borrower’s interest therein has not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents (provided that Borrower has granted Tenant certain rights and obligations, but not a security interest, under the REOAs as set forth in the CPLV Lease);
(b)    to Borrower’s Knowledge, the REOA is in full force and effect and the REOA is in full compliance with all applicable local, state and federal laws, rules and regulations, except where the failure to be in full force and effect or in compliance with applicable local, state and federal laws, rules and regulations would not reasonably be expected to result in a Material Adverse Effect,
(c)    Borrower has not received any notice of default with respect to the REOA, and to Borrower’s Knowledge, Borrower is not in default under the REOA;
(d)    Borrower has no Knowledge of any current or outstanding notices of termination or default given with respect to the REOA;
(e)    except as disclosed in writing to Lender, neither Borrower nor, to Borrower’s Knowledge, any other party to the REOA has performed any work pursuant to the REOA, the cost of which Borrower or to Borrower’s Knowledge such other party is or will be entitled to charge in whole or in part to Borrower under the provisions of the REOA except in the ordinary course of operation in accordance with the REOA;
(f)    Borrower has not received notice of any settlements, claims, counterclaims or defenses and, to Borrower’s Knowledge, there are no set-offs, claims, counterclaims or defenses being asserted in writing, if any, required under the REOA or otherwise known by Borrower for the enforcement of the obligations under the REOA;
(g)    Borrower has not requested that a matter be submitted to arbitration under the REOA; and

(h)    all common charges and other sums due from Borrower under the REOA have been paid to the extent they are payable to the date hereof.
4.1.48    Bankruptcy. To borrower’s Knowledge, the execution of this Agreement and the transactions contemplated hereby do not contravene, in any material respect, the provisions of the Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated January 13, 2017 [Docket No. 6318-1], or any continuing orders or injunctions contained therein.
Section 4.2    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE V     – BORROWER COVENANTS
Section 5.1    Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
5.1.1    Existence; Compliance with Legal Requirements. Borrower shall and shall use commercially reasonable efforts to cause CPLV Tenant to do or cause to be done all things necessary to preserve, renew and keep in full force and effect in all material respects its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor, gaming or innkeeper’s licenses. There shall never be committed by Borrower, and Borrower shall use commercially reasonable efforts to never permit any other Person, including CPLV Tenant, in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall and shall use commercially reasonable efforts to cause CPLV Tenant to at all times maintain, preserve and protect all franchises and trade names and preserve in all material respects all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair (normal wear and tear and casualty excepted), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall, or shall cause CPLV Tenant to, keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender (except no notice shall be required in the event the amounts subject to contest at any time shall not exceed $1,000,000, individually or in the aggregate), Borrower, at Borrower’s own expense, may (or may permit CPLV Tenant to, at CPLV Tenant’s own expense) contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, CPLV Tenant or the Property or any alleged violation of any Legal Requirement, provided that any contest by CPLV Tenant shall be conducted in accordance with the CPLV Lease and the CPLV Lease SNDA, provided, further, that, with respect to any contest by Borrower, (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, CPLV Tenant or the Property, as applicable; and (vi) Borrower shall furnish such security as may be required in the proceeding, or in the event the amount reasonably determined to be necessary to cause compliance with such Legal Requirement exceeds $1,000,000, as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
5.1.2    Taxes and Other Charges. Borrower shall, or shall cause CPLV Tenant to, pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date the same shall become delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall, or shall cause CPLV Tenant to, deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish (or caused to be furnished) such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority). Borrower shall not, and shall not permit CPLV Tenant to, suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property other than Permitted Encumbrances, and shall promptly pay for all utility services provided to the Property, subject to the right to contest as set forth in this Section 5.1.2. After prior written notice to Lender (except no notice shall be required in the event the amounts subject to contest at any time shall not exceed $1,000,000, individually or in the aggregate),

Borrower, at Borrower’s own expense, may (or may permit CPLV Tenant, at CPLV Tenant’s cost and expense), contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that any contest by CPLV Tenant shall be conducted in accordance with the CPLV Lease and the CPLV Lease SNDA; provided, further, that, with respect to any contest by Borrower: (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or in the event the amount of such Taxes or Other Charges shall reasonably be expected to exceed $1,000,000, as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
5.1.3    Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Guarantor, or upon Borrower obtaining Knowledge or receipt of notice thereof against CPLV Tenant and/or CPLV Lease Guarantor, which would reasonably be expected to have a Material Adverse Effect.
5.1.4    Access to Property. Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to applicable Gaming Laws, the rights of Tenants under Leases and the rights of any other third party occupants.
5.1.5    Notice of Material Adverse Change. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Guarantor’s, CPLV Tenant’s or CPLV Lease Guarantor’s condition, financial or otherwise, of which Borrower has knowledge.
5.1.6    Cooperate in Legal Proceedings. Borrower shall cooperate in all reasonable respects fully with Lender with respect to any proceedings before any Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.7    Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
5.1.8    Award and Insurance Benefits. Borrower shall, and shall cause CPLV Tenant to, cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property (other than any portion of any Award or Insurance Proceeds that belong to CPLV Tenant under Sections 14.1 and 15.2 of the CPLV Lease (excluding, however, any such Award or Insurance Proceeds in respect of Tenant Material Capital Improvements (as defined in the CPLV Lease)), except to the extent Borrower is not required to restore the New Hotel Tower in accordance with Section 6.4(g) hereof), and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation in excess of $50,000,000.00 affecting the Property or any part thereof) out of such Insurance Proceeds.
5.1.9    Further Assurances. Borrower shall and shall use commercially reasonable efforts to cause CPLV Tenant to, at Borrower’s sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality, liquor or gaming licenses with respect to the Property into the name of Lender or its designee during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor, gaming or other licenses required for the continued operation of the Property and terminating existing licenses, in each case solely at the direction of Lender (provided, that the execution of any such document shall not increase the liability of Borrower hereunder or decrease the rights of Borrower hereunder, other than to a de minimis extent); and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor or other licenses required for the continued operation of the Property and terminating existing licenses, in each case solely at the direction of Lender (provided, that the execution of any such document shall not increase the liability of Borrower hereunder or decrease the rights of Borrower hereunder, other than to a de minimis extent).
5.1.10    Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2.10 hereof); provided, that with respect to a change of name only, Borrower shall be permitted to make such change if Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents Borrower shall not change its organizational structure (except as expressly permitted pursuant to and in accordance with Section 5.2.10(d) hereof) or place of organization or formation without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement. Borrower shall not change in its organizational identification number.
5.1.11    Financial Reporting. (a)  Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the ownership of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than two (2) times in any calendar year unless an Event of Default of Material Adverse Effect is continuing, in which case no such restriction shall apply) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and actual costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
(a)    Borrower will furnish to Lender annually, (i) within one hundred twenty (120) days following the end of such Fiscal Year of Borrower,  a complete copy of Borrower’s annual financial statements audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP for each Fiscal Year and containing statements of profit and loss for Borrower and a balance sheet for Borrower (provided, that the requirement under this clause (i) may be satisfied by the delivery to Lender of the financial statements of the REIT audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Lender, in the form delivered to Lender prior to the closing or such other form reasonably acceptable to Lender, so long as the REIT is a Public Vehicle and such financial statements include a supplemental schedule or note to the financial statements presenting an income statement and balance sheet for such Fiscal Year for the Borrower and shall indicate that Borrower is a separate legal entity from its parents and Affiliates and indicate that the assets and liabilities of Borrower are not available to satisfy the debts and other obligations of such Affiliates or any other Person) and (ii)  within one hundred twenty (120) days following the end of each Fiscal Year of CEOC and CPC, a complete copy of CEOC and CPC’s annual financial statements audited by a “Big 4” accounting firm or other independent certified public accountant selected by CEOC and/or CPC and reasonably acceptable to Lender in accordance with GAAP covering the Property for such Fiscal Year and containing statements of profit and loss for CEOC and CPC and a balance sheet for CEOC and CPC, in each case, in the form attached hereto as Exhibit C-1 or such other form reasonably acceptable to Lender. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses (provided, that the requirement under this clause (ii) may be satisfied by the delivery to Lender of the financial statements of CEC audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Lender, in the form delivered to Lender prior to the closing or such other form reasonably acceptable to Lender, so long as the CEC is a Public Vehicle and such financial statements include a supplemental schedule or note to the financial statements presenting an income statement and balance sheet for such Fiscal Year for CEOC and CPC).
(b)    Borrower will furnish, or cause to be furnished, to Lender on or before sixty-five (65) days after the end of the first three calendar quarters of each fiscal year the following items: (i) quarterly unaudited financial statements, prepared in accordance with GAAP, for CPC, consisting of an income statement and a balance sheet for such calendar quarter, in the form attached hereto as Exhibit C-2 or such other form reasonably acceptable to Lender,  (ii) a calculation of EBITDAR, (iii) a rent roll for the subject months in such quarter; (iv) an occupancy report for the subject months in such quarter setting forth the average daily rate and revenue per available room, and (v) PACE reports, accompanied by an Officer’s Certificate from Borrower stating that such items are true and complete copies of the financial statements and documents delivered by CPLV Tenant to Borrower under the CPLV Lease. In addition, such certificate shall also be accompanied by (x) an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 with respect to subsection (xxiii) of the definition of “Special Purpose Entity” are true and correct as of the date of such certificate and (y) a calculation reflecting the annual DSCR for the immediately preceding one (1), two (2) and four (4) quarter periods as of the last day of such calendar quarter.
(a)     [Intentionally Omitted]

(b)    For each Fiscal Year beginning January 1, 2018 or thereafter, Borrower shall or shall cause CPLV Tenant or Manager to, submit to Lender an Annual Budget (including the Annual Budget (as defined in the Management Agreement)) not later than sixty (60) days after the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. To the extent that Borrower shall have any consent or approval right under the CPLV Lease of the Annual Budget or any line items thereunder, Borrower shall not grant any such consent during the continuance of an Event of Default without the prior approval of Lender. Borrower shall deliver to Lender, copies of any other operating and/or capital budgets prepared with respect to the Property by Manager or CPLV Tenant which are delivered or required to be delivered to Borrower promptly upon Borrower’s receipt.
(c)    Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of CPC or Borrower as may be reasonably requested by Lender.
(d)    Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from CPLV Tenant or any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the CPLV Lease or the applicable Lease and same is received by Borrower after request therefor).
(e)    Borrower will cause (i) Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements in accordance with GAAP audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Lender, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably acceptable to Lender (provided, that the requirement under this clause (i) may be satisfied by the delivery to Lender of the financial statements of the REIT audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Lender, in the form reasonably required by Lender, so long as the REIT is a Public Vehicle and such financial statements include a supplemental schedule or note to the financial statements presenting an income statement and balance sheet for such Fiscal Year for the Guarantor) and (ii) CPLV Tenant to cause CPLV Lease Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of CPLV Lease Guarantor, financial statements audited by a “Big 4” accounting firm or other independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of CPLV Lease Guarantor, in each case, in the form filed attached hereto as Exhibit C-4 or such other form reasonably acceptable to Lender.
(f)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that

Lender may disclose information regarding CPC, the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization, provided that, except for any disclosures necessary in connection with a Securitization of all or any portion of the Loan, with respect to such information that is non-public and for which Lender has been informed of the confidential nature thereof by Borrower, Lender shall use commercially reasonable efforts to inform any recipient of such confidential information that it should keep such confidential information confidential and provided that Lender shall not provide copies of or disclose any entertainment contracts with respect to the Property, the partnership reports or the list of the top accounts at the Property) to any third-party.
(g)    Borrower shall provide to Lender written notice of any material Intellectual Property acquired by Borrower (or following receipt of notice of any acquisition of CPLV Intellectual Property by an IP Owner) that is necessary for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property after the date hereof, in each case which is the subject of a registration or application (including IP Collateral which was theretofore unregistered and becomes the subject of a registration or application) or any exclusive IP Licenses under which Borrower (or, following receipt of notice of any license of CPLV Intellectual Property to CPLV Tenant or an IP Owner) is an exclusive licensee, and with respect to Intellectual Property acquired by Borrower deliver to Lender an amendment to the IP Security Agreement and/or such other instrument in form and substance reasonably acceptable to Lender. Borrower shall provide such notice with respect to such Intellectual Property to Lender within thirty-five (35) days after the end of each calendar year in which the acquisition of such Intellectual Property occurred. Borrower shall execute and deliver to Lender all filings necessary to protect and evidence the Lender’s security interest in such Intellectual Property and IP Licenses. Further, Borrower authorizes Lender to modify this Agreement by amending the IP Schedule to include any applications or registrations constituting IP Collateral (but the failure to do so modify such IP Schedule shall not be deemed to affect Lender’s security interest in or lien upon such IP Collateral).
5.1.12    Business and Operations. Borrower shall and shall use commercially reasonable efforts to cause CPLV Tenant to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall and shall use commercially reasonable efforts to cause CPLV Tenant to qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall or shall cause CPLV Tenant to at all times during the term of the Loan, continue to own or lease all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in all material respects in the manner required hereunder and in the manner in which it is currently operated.
5.1.13    Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) actually incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
5.1.14    Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable thirty-party attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post‑judgment action involved therein, together with all required service or use taxes.
5.1.15    Estoppel Statement. (a)  After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations (subject to bankruptcy, insolvency or other similar laws and general principles of equity) and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than one (1) time in any calendar year.
(a)    Borrower shall request and shall use commercially reasonable efforts to (i) deliver to Lender upon request estoppel certificates from CPLV Tenant, (ii) deliver to Lender upon request estoppel certificates from Manager and (iii) cause CPLV Tenant to deliver estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
5.1.16    Loan Proceeds. Borrower has used the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
5.1.17    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill in all material respects, each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
5.1.18    Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions except (i) to the extent that any such representation is made as of a specific date in which case such representation is accurate and complete in all material respects as of such specific date, and (ii) to the extent any such representations require qualification on such date, setting forth such qualifications in reasonable detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.
5.1.19    Environmental Covenants. (a)  Borrower covenants and agrees that: (i) all uses and operations on or of the Property, by Borrower or any of its Affiliates shall be, and Borrower shall use commercially reasonable efforts to cause all uses and operations of the Property by CPLV Tenant and any other Person to be, in compliance, in all material respects, with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property except for such Releases that are both (x) in compliance, in all material respects, with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law) and (y) either (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth in this Agreement which would not reasonably be expected to result in an environmental condition in, on or under the Property or (B) fully disclosed to Lender in writing or in the Environmental Report; (iii) Borrower shall not, and shall take commercially reasonable measures to ensure that all other Persons, including CPLV Tenant, occupying or operating the Property, shall not store any Hazardous Substances in, on, or under the Property, except those that are both (x) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law and (y) either (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth in this Agreement which would not reasonably be expected to result in an environmental condition in, on or under the Property or (B) fully disclosed to Lender in writing or in the Environmental Report; (iv) Borrower shall keep, or shall cause to be kept, the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, or shall cause CPLV Tenant to, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), pursuant to any reasonable written request of Lender made in the event that Lender has a reasonable good-faith basis to believe that an environmental hazard exists on the Property that would reasonably be expected to (i) endanger, in any material respect, CPLV Tenant, any Tenants or other occupants of the Property or their guests or the general public or (ii) have a Material Adverse Effect (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has a good faith reason to believe that an environmental hazard exists on the

Property (including but not limited to a Release of a Hazardous Substance) to (A) reasonably effectuate Remediation of any such environmental hazard as required pursuant to Environmental Law; (B) comply with applicable Environmental Law related thereto; (C) comply with any applicable directive from any Governmental Authority related thereto; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment with regard to such environmental hazard; (viii) Borrower shall not do and shall use commercially reasonable efforts to cause CPLV Tenant or other user of the Property to not commit any act relating to the manufacture, use, storage, handling, Release or Remediation of Hazardous Substances that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair in any material respect the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property in any material respect; and (ix) Borrower shall notify Lender in writing, promptly upon obtaining actual knowledge of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property (other than any Hazardous Substances which satisfy the conditions set forth in Section 5.1.19(a)(ii)(x) and (y)); (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to either (x) the matters referred to in items (A) through (D) or (y) any other environmental conditions with respect to the Property that are likely to result in liability of Borrower or any Person holding an interest in the Property pursuant to any Environmental Law, including any actual or potential administrative or judicial proceedings in connection with the matters referred to in this Section 5.1.19.
(a)    In the event that Lender has a reasonable good-faith basis to believe that an environmental hazard exists on the Property that would reasonably be expected to (i) endanger, in any material respect, CPLV Tenant, any Tenants or other occupants of the Property or their guests or the general public or (ii) have a Material Adverse Effect, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause a qualified engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit with respect to such environmental hazard (the scope of which shall be reasonably satisfactory to Lender) which may including taking any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing to Lender; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has a good faith reason to believe that an environmental hazard exists on the Property that, in Lender’s reasonable judgment, poses an imminent danger, in any material respect, to any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable advance notice to Borrower (subject to the rights of CPLV Tenant, Tenants and any other third-party occupants of the Property and compliance with any applicable Gaming Laws), Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity with relevant jurisdiction, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property related to the environmental hazard, including but not limited to conducting any environmental assessment or audit with respect to such environmental hazard (the scope of which shall be determined in Lender’s reasonable discretion) which may include taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall reasonably cooperate with and provide Lender and any such Person designated by Lender with access to the Property and Borrower shall be permitted to accompany and observe (but not otherwise disrupt or restrict) Lender or any other Person designated by Lender during such assessment, audit, sampling or testing.
(b)    Intentionally Omitted.
(c)    Borrower hereby represents and warrants that attached hereto as Exhibit E is a true and complete copy of the Asbestos Operations & Maintenance Plan, dated as of September 19, 2017, prepared by EMG (“O&M Program”), and (b) Borrower has as of the date hereof complied in all material respects with the O&M Program. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all material respects with the terms and conditions of the O&M Program.
5.1.20    Leasing Matters. (a)  Borrower shall not enter into any Leases other than the CPLV Lease and Borrower shall enforce its rights in a commercially reasonable manner, the provisions of the CPLV Lease with respect to any leases or subleases at the Property. Borrower shall not and shall use commercially reasonable efforts to not permit CPLV Tenant to enter into any Leases with respect to the Property, other than as set forth in this Section 5.1.20.
(a)    Borrower shall not permit CPLV Tenant to assign or otherwise transfer the CPLV Lease or any interest therein, except in accordance with Section 5.2.10(e) hereof. CPLV Tenant shall be permitted to sublease a portion of the Property pursuant to Leases; provided that (i) each Lease entered into by CPLV Tenant shall be entered into in accordance with the terms of the CPLV Lease, and (ii) subject to Section 5.1.20(c) below all Leases executed by Borrower after the date hereof shall provide that they are subordinate to the Mortgage and that the Tenant agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Notwithstanding anything to the contrary herein, Borrower shall not permit CPLV Tenant to enter into any Lease for all or substantially all of the Property without the prior written consent of Lender.
(c)    Upon written request from Borrower, Lender shall enter into a subordination, non-disturbance and attornment agreement with respect to any Major Lease entered into in accordance with the terms hereof after the Closing Date, in the form attached hereto as Exhibit F, attached hereto or substantially in the form then used by Lender at the time of request (subject to adjustments and modifications reasonably acceptable to Lender arising out of the specific nature and terms of such Major Lease), provided that (i) CPLV Tenant is not in default under the CPLV Lease and CPLV Lease Guarantor is not in default under the CPLV Lease Guaranty and (ii) Borrower shall reimburse Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by Lender in connection therewith.

5.1.21    Alterations. (a)  Borrower shall obtain Lender’s prior written consent to any Alterations to any Improvements (each, an “Alteration” and collectively, “Alterations”), which consent shall not be unreasonably withheld or delayed except with respect to Alterations that would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any Alterations that (i) will not have a Material Adverse Effect and the cost of any individual Alteration project does not exceed $75,000,000 (the “Threshold Amount”), (ii) any Alterations set forth on Schedule 5.1.21 hereto (the “Pre-Approved Alterations”), (iii) Replacements if there are sufficient reserves on deposit in the Replacement Reserve Fund to pay for such obligations, (iv) that are Required Repairs, (v) to address any life safety issues to avoid imminent danger to the health or safety of Persons at the Property or the Property, (vi) are required to comply with Legal Requirements which will not have a Material Adverse Effect and are not subject to contracts with an aggregate remaining cost in excess of the Threshold Amount, or (vii) Alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. Lender shall grant or deny any consent required under this Section 5.1.21 within ten Business Days after the receipt of the applicable request and all documents reasonably necessary in connection therewith. In the event that Lender fails to respond within such ten Business Day period and such request was marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the such notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”, and Borrower has submitted a second request for consent after such ten (10) Business Day period accompanied by all documents reasonably necessary in connection therewith, which such second notice shall have been marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”, then in the event that Lender shall fail to respond to such second notice within the ten (10) Business Day period, such failure to respond shall be deemed to be the consent and approval of Lender to the requested item, provided, that Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing. If the total unpaid amounts due and payable with respect to any alterations to the Improvements at the Property, in the aggregate, shall at any time exceed the Threshold Amount (excluding (a) such amounts to be paid or reimbursed by Tenants under the Leases, (b) such amounts for Replacements which are reserved and are permitted to be paid or reimbursed from the Replacement Reserve Fund in accordance with the terms hereunder, (c) any amounts for the construction of the New Hotel Tower pursuant to and in accordance with Section 5.1.21(c) hereof and (d) costs incurred in connection with a Restoration of the Property in accordance with the terms hereunder), Borrower shall promptly deliver to Lender (or cause CPLV Tenant to deliver) such excess amount as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (each, an “Alteration Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) a Letter of Credit, provided that any such

Alteration Deposit made by CPLV Tenant in cash shall be made into (i) an account of Lender or (ii) if the funds are being deposited by CPLV Tenant in an account in the name of CPLV Tenant held by an Eligible Institution subject to a security interest in favor of Borrower and assigned to Lender and subject to the control of Lender pursuant to a deposit or securities account control agreement in form and substance reasonably satisfactory to Lender, and such security shall be subject to the terms and conditions of the CPLV Lease SNDA. Subject to Section 5.1.21(b) below and the CPLV Lease SNDA, during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof), unless the amounts are being contested by CPLV Tenant pursuant to contest in good faith and in CPLV Tenant’s prudent business judgment, if amounts are not otherwise paid by CPLV Tenant or Borrower prior to delinquency, upon two (2) Business Days prior notice to CPLV Tenant or Borrower, Lender may apply such security from time to time at the option of Lender to pay for such Alterations. In the event any Alteration constitutes Material Capital Improvements (as defined in the CPLV Lease), Lender shall have the right, at Borrower’s or CPLV Tenant’s cost and expense, to engage an engineer or other construction consultant to conduct inspections during the construction of any such Material Capital Improvements.
(b)    Each such Alterations Deposit shall be disbursed from time to time by Lender to Borrower or if directed by Borrower, to CPLV Tenant for completion of the Alterations at the Property upon the satisfaction of the following conditions: (i) Borrower shall (or shall cause CPLV Tenant to) submit a request for payment to Lender at least 10 days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (iii) such request shall be accompanied by (x) an Officer’s Certificate (or a certification from CPLV Tenant) stating that the applicable portion of the Alterations to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance in all material respects with all applicable Legal Requirements, (y)(A) if requested by Lender, copies of paid invoices or copies of invoices to be paid, as applicable, for each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement if such disbursement to the applicable contractor is in excess of $250,000 and (B) if requested by Lender, proofs of payment for each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement if such disbursement to the applicable contractor is in excess of $25,000 and (z) copies of any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, and (iv) lien waivers (which may be conditioned upon receipt of payment) from any contractors, subcontractors, materialmen, mechanics or other parties providing labor or materials under contracts or work orders in excess of $250,000. Each Alterations Deposit shall be held by Lender in an account and, until disbursed in accordance with the provisions of this Section 5.1.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon completion of the Alterations in accordance with the terms hereunder and payment of all costs and expenses in connection therewith for which such Alterations Deposit was made, any remaining portion of the Alterations Deposit shall be returned to Borrower or CPLV Tenant, as applicable. After the Debt has been paid in full, any remaining portion of the Alterations Deposit (i) if deposited by CPLV Tenant, shall be treated as funds on deposit in the Loan Reserve

Accounts (as defined in the CPLV Lease SNDA), and disbursed as set forth in the CPLV Lease SNDA, or (ii) if deposited by Borrower, shall be treated as Reserve Funds and disbursed as set forth in Section 7.6(g) hereof.
(c)    The Borrower shall have the right to permit CPLV Tenant to construct a tower of hotel rooms, with related amenities, on the portion of the Property as set forth on Exhibit B (the “New Hotel Tower”), subject to the satisfaction of the following conditions:
(i)    if Borrower is constructing the New Hotel Tower, no Event of Default has occurred and is continuing;
(ii)    there is no Uncured CPLV Lease Event of Default at the initial commencement of such New Hotel Tower;
(iii)    the New Hotel Tower and the construction thereof will comply in all material respects with all Legal Requirements, including zoning and gaming requirements;
(iv)    Lender shall have received from Borrower or CPLV Tenant, (A) evidence reasonably satisfactory to Lender that the New Hotel Tower has been legally subdivided from the remainder of the Property (provided, that the New Hotel Tower shall be treated as a part of the Property for all purposes hereunder), and (B) an amendment to the Mortgage and endorsements to the Lender’s Title Insurance Policy with respect to such subdivision, new tax lot and that the Mortgage shall continue to insure that the Lender has a first priority security interest in the Property (subject only to Permitted Encumbrances), including the real property upon which the New Hotel Tower is being constructed;
(v)    prior to the construction of the New Hotel Tower, Lender shall have received from Borrower or CPLV Tenant, (A) copies of all plans and specifications for the New Hotel Tower and if requested, copies of all contracts that have been entered into with contractors and other suppliers of work or materials for the New Hotel Tower, that are then in existence and (B) any documents required to collaterally assign such plans and specifications, contracts, and all permits, licenses and approvals required or obtained in connection with the construction to Borrower, as landlord and Lender;
(vi)    the New Hotel Tower shall be constructed in all material respects the same aesthetic and standard as the other portions of the Property, such that the Property continues to operate as an integrated hotel and resort facility in substantially the same manner and at the same standard, as the Property currently functions and operates,
(vii)    prior to commencement of the construction work for the New Hotel Tower or any phase thereof, Lender shall have received from Borrower or CPLV Tenant, (a) a budget for such phase of construction, (b) the plans and specifications for such phase (if not delivered under clause (v) above and any modifications to the plans and specifications delivered to Lender pursuant to clause (v) above, (c) copies of all contracts executed by CPLV Tenant (or Borrower) or otherwise in the possession of CPLV Tenant, with a guaranteed maximum price for all hard costs for such phase, (d) certification from an officer of CPLV Tenant that states

(x) all materials installed and work and labor performed from any prior phase of construction of the New Hotel Tower have been paid for in full (other than customary hold-back amounts in accordance with the terms of the construction contract and certain amounts that are being contested in good faith in accordance with the terms of the Loan Documents), (y) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or any other Liens or encumbrances on the Property (other than Permitted Encumbrance or any ordinary course customary notice of right or notices of commencement or similar notices which do not otherwise create a lien or encumbrance on the Property) which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy, and (z) all work for any prior phase has been performed in a good and workmanlike manner and in accordance with all applicable building codes, rules and regulations in all material respects, (e) an “in balance” certification, in the form attached hereto as Exhibit G, attached hereto or in such other form and substance reasonably satisfactory to Lender that demonstrates that CPLV Tenant has liquidity, in the form of cash, cash equivalents and/or proceeds from available unfunded loan commitments (including through distributions and contributions to be made to CPLV Tenant in accordance with its organizational documents from CEC and/or any other Affiliates of CPLV Tenant, including any such Affiliates that may be a borrower or restricted subsidiary under the CPLV Tenant Loan or other corporate credit facility), in an amount sufficient to pay for all hard and soft construction costs for such phase of construction of the New Hotel Tower and (f) certification from an officer of CPLV Tenant that all conditions required for CPLV Tenant or CEOC to receive the amount required under the CPLV Tenant Loan or other corporate credit facility to comply with clause (e) of this subsection have been or shall be satisfied prior to each such disbursement or advance thereunder;
(viii)    upon commencement of any construction work on the New Hotel Tower, CPLV Tenant will proceed with construction in a diligent manner to complete all construction activities as soon as reasonably practicable, in compliance in all material respects with all Legal Requirements and in a manner which does not adversely affect the remaining Property, including any operations thereon or any Tenants and guests to the Property (other than de minimis effects of construction, which may include reasonable noise, dust, modified ingress and egress, so long as Tenant shall minimize all such effects to the extent practicable and shall reasonably cooperate with Borrower and Lender to minimize any adverse effects on the Property and its Tenants and guests during the construction;
(ix)    the construction and operation of the New Hotel Tower by CPLV Tenant shall be in accordance with the CPLV Lease and the terms hereunder, including, Section 6.1 hereof;
(x)    Borrower shall, or shall cause CPLV Tenant to, deliver to Lender, a reaffirmation from CPLV Lease Guarantor with respect to its guaranty of the obligations of CPLV Tenant with respect to the New Hotel Tower, including the lien free completion of the New Hotel Tower and the payment of all costs and expenses in incurred in such construction, as set forth in the CPLV Lease Guaranty;

(xi)    upon completion of the New Hotel Tower, the New Hotel Tower will be considered a “Leased Improvement” for all purposes under the CPLV Lease (except as set forth in Section 5.1.8 and except that CPLV Tenant shall be entitled to the depreciation of such New Hotel Tower for accounting purposes and shall be treated as Tenant’s Property for purposes of the definition of Fair Market Value) and shall be subject to the lien of the Mortgage and Borrower shall deliver to Lender, (A) if required by Lender, an amendment to the Mortgage, in form and substance reasonably acceptable to Lender, to include the New Hotel Tower as part of the Property and (B) an endorsement to the Title Insurance Policy (to the extent reasonably available in the applicable State) insuring the Mortgage or an updated Title Insurance Policy or similar coverage where such endorsement is not available, which endorsement or updated Title Insurance Policy insures the rights and benefits of such New Hotel Tower;
(xii)    Borrower or CPLV Tenant shall deliver to Lender, an amendment to the Management Agreement (or Replacement Management Agreement, if applicable), in form and substance reasonably acceptable to Lender, that provides that the New Hotel Tower will be managed by Manager (or Qualified Replacement Manager) under the Management Agreement (or Replacement Management Agreement, if applicable) in a manner and at a standard, consistent, in all material respects, with the Property, as currently operated;
(xiii)    during construction of the New Hotel Tower, Lender will have the right to engage construction consultants, at the cost and expense of Borrower or CPLV Tenant, to conduct inspections during the construction of such New Hotel Tower, which inspections shall be conducted during normal business hours upon reasonable prior notice and subject to the rights of Tenants under Leases and the rights of any other third party occupants; and
(xiv)    upon final completion of the New Hotel Tower, Borrower shall, or shall cause CPLV Tenant to, deliver to Lender, (a) a certificate of occupancy for the New Hotel Tower, (b) any other required certificates and/or licenses required by applicable Legal Requirements, including any required Gaming Licenses and (c) a certification from an officer of CPLV Tenant stating that each person that supplied materials or labor in connection with the New Hotel Tower has been paid in full (subject to any right to contest such amounts in accordance with the terms hereunder) to be accompanied by lien waivers, invoices or other evidence of payment reasonably satisfactory to Lender, in each case, except for amounts contested in good faith in accordance with terms of this Agreement.
5.1.22    Operation of Property. (a)  Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, cause the Property to be operated, in all material respects, in accordance with the CPLV Lease, the Management Agreement, the CPLV Trademark Agreements and all other CPLV Lease Documents and in accordance with all applicable Legal Requirements, including Gaming Laws, and all Gaming Licenses and other Operating Permits and in a manner and standard consistent in all material respects with their respective use as of the Closing Date. Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to maintain, in all material respects, all Operating Permits in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of

CPLV Tenant’s business in accordance with the terms of the CPLV Lease and hereunder). In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Replacement Manager, as applicable or upon the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, enter into a Replacement Structure.
(a)    Borrower shall at all times cause the Property to be licensed, operated and branded by Manager as a “Caesars Palace” property pursuant to the Management Agreement. Without the prior written consent of Lender in its sole discretion, Borrower shall not and shall not permit CPLV Tenant to, (i) rebrand the Property or operate the Property under another flag or brand or as an unbranded property, or (ii) operate the Property under any name other than “Caesars Palace Las Vegas”.
(b)    Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, post all required bonds, if any, with any Gaming Authority as and in the amounts required under all applicable Legal Requirements (and shall, if Lender makes a request therefor, promptly provide Lender with copies of all such bonds).
(c)    Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to make all filings required under the Gaming Laws, or in connection with any Gaming Licenses or Operating Permits, including in connection with the origination of the Loan and the Mezzanine Loan, and shall deliver copies of such filings as Lender shall reasonably request to Lender, promptly upon request. Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, timely pay all fees, investigative fees and costs required by the Gaming Authorities with respect to any such approvals and licenses with respect to the Property or the operations thereof. Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.
(d)    Upon the written request of Lender, Borrower shall (i) deliver to Lender such evidence of compliance (by Borrower) with all Legal Requirements, including Gaming Laws as shall be reasonably requested by Lender and (ii) use commercially reasonable efforts to cause CPLV Tenant to deliver to Lender such evidence of compliance (by CPLV Tenant and the Property) with all Legal Requirements, including Gaming Laws as shall be reasonably requested by Lender. Borrower shall promptly deliver to Lender any notice of material non-compliance or material violation of any Legal Requirement, or of any material inquiry or investigation commenced by the Gaming Authorities in connection with the Property, in each case received by Borrower or its Affiliates, and shall use commercially reasonable efforts to cause CPLV Tenant to deliver such notices to Lender in accordance with the terms of the CPLV Lease. Borrower shall promptly notify Lender if it believes has knowledge of, or has received notice, that any material license, including any Gaming License, is being or could be revoked or suspended, or that any action is pending, being considered or being, or could be, taken to revoke or suspend any of Borrower’s or CPLV Tenant’s material licenses, including the Gaming Licenses, or to fine, penalize or impose remedies upon Borrower or CPLV Tenant, or that any action is pending, being considered, or being, or could be, taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower of CPLV Tenant.
(e)    Borrower shall, or shall cause CPLV Tenant to, cause the Hotel Components to be at all times open for business as a hotel and the Casino Components to be open for business as a casino, except to the extent necessary to undertake any Alterations or repairs (subject to the provisions of this Agreement with respect to the performance of any such Alterations or repairs) or any Permitted Operation Interruption (as defined in the CPLV Lease). Borrower shall, or shall use commercially reasonable efforts to cause CPLV Tenant to cause the Property to be at all times operated, managed and maintained, at all times and in the manner and accordance with the standards required pursuant to the CPLV Lease and all applicable Legal Requirements, including Gaming Laws in all material respects.
(f)    In the event that Borrower shall enter into a Replacement Management Agreement with respect to the Property in accordance with the terms hereunder, such Management Agreement shall (i) be with a Qualified Manager, (ii) be entered into on an arms’ length basis and on commercially reasonable and market terms and in form and substance reasonably acceptable to Lender, and (iii) be subject to an assignment and subordination of management agreement (but without subordination of the fees, reimbursements or other amounts payable thereunder if the related Replacement Management Agreement is with a third party manager and without subordination of the reimbursements and similar amounts if the related Replacement Management Agreement is with an Affiliate of the Qualified CPLV Replacement Guarantor) and non-disturbance agreement substantially in the form then used by Lender (or of such other form and substance acceptable to Lender), executed by Borrower, CPLV Tenant, Lender and such Qualified Manager at Borrower’s expense.
(g)    Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement in a commercially reasonable manner.
5.1.23    Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.
5.1.24    Ground Leases. [Intentionally Deleted]
5.1.25    CPLV Lease, CPLV Lease Documents, CPLV Trademark Agreements and CPLV Security Documents.
(a)    Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the CPLV Lease, the other CPLV Lease Documents and the CPLV Trademark Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under the CPLV Lease and the other CPLV Lease Documents; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, material written notice, written report and written estimate received by it under the CPLV Lease and the other CPLV Lease Documents; (iv) promptly deliver to Lender a copy of any proposed amendment or modification to the CPLV Lease, the other CPLV Lease Documents and the CPLV Trademark Agreements; and (v) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by CPLV Tenant under the CPLV Lease and the other CPLV Lease Document in a commercially reasonable manner.
(b)    Borrower represents, covenants and warrants that it is the express intent of Borrower and CPLV Tenant that (i) the CPLV Lease constitute a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof) and applicable Legal Requirements (and knows of no reason why the CPLV Lease would not be such a “true lease”), (ii) the CPLV Lease does not constitute a financing or convey any interest in any Property other than the leasehold interest therein leased thereby and the security interest in favor of Borrower, as landlord in certain of the Tenant’s property (as more particularly set forth in the CPLV Lease), and (iii) the sole interest of CPLV Tenant in the Property is that of tenant under the CPLV Lease. In the event that it shall be determined that the CPLV Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of CPLV Tenant in the Property is other than that of tenant under the CPLV Lease, Borrower hereby covenants and agrees that it shall cause CPLV Tenant’s interest in the Property, however characterized, to continue to be subject and subordinate to the lien of the Mortgage, or Borrower’s fee interest in the Property, on all the same terms and conditions as contained in the CPLV Lease and the Mortgage.
(c)    Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the CPLV Security Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under the CPLV Security Documents; (iii) promptly deliver to Lender a copy of any written notice received by it under the CPLV Security Documents; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by CPLV Tenant under the CPLV Security Documents in a commercially reasonable manner.
(d)    In the event that Borrower shall  exercise any remedy against Lease Guarantor  pursuant to the Lease Guaranty or the CPLV Lease Indemnity Agreement, including, any claim or demand for payment thereunder (“Lease Guaranty Claim”), prior to pursing any enforcement of any  claim or judgment against Lease Guarantor, Borrower shall deliver prior written notice to Lender of such claim or judgment.  If Lender has a claim against Lease Guarantor based on the same action, omission, event or occurrence which such Borrower’s claim against Lease Guarantor is based and Lender commences an action on such claim within thirty (30) days of such notice, Borrower shall not pursue such Lease Guaranty Claim with respect to such action, omission, event or occurrence, except in the event that the full amount of such Lease Guaranty Claim is paid by Borrower to Lender.   In the event that Borrower shall obtain any proceeds from any judgment against Lease Guarantor for any Lease Guaranty Claim (except to the extent that the amount of such Lease Guaranty Claim was previously paid by Borrower to Lender), Borrower shall hold such amounts in trust for Lender and cause such amounts to be deposited with Lender to be applied by Lender against the applicable monetary obligation of CPLV Tenant guaranteed by CPLV Lease Guarantor, including, any losses, damages, costs or expenses incurred by  Lender from such action, omission, event or occurrence which gave rise to such Lease Guaranty Claim or against the Indemnified Amount (as defined in the CPLV Lease Indemnity Agreement), as applicable.
5.1.26    Transition Period. Borrower shall collaterally assign to Lender, all of its rights, title and interest, in and to the Transition Services Agreement. Borrower shall not, without Lender’s prior written consent: (i) surrender, terminate, cancel, amend or modify the Transition Services Agreement; (ii) sell, assign or transfer the Transition Services Agreement; (iii) reduce or consent to the reduction of any of the liabilities or obligations of CPLV Tenant or Manager under the Transition Services Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Transition Services Agreement.
5.1.27    IP Collateral. (a)  Borrower agrees that it will not, and shall use commercially reasonable efforts to cause CPLV Tenant to not, do any act, or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act), whereby any material IP Collateral would be reasonably likely to become invalidated, abandoned or dedicated to the public.
(a)    Borrower (either through itself or its licensees or sublicensees) shall, and shall use commercial reasonable efforts to cause CPLV Tenant to, as to each material Trademark included in the IP Collateral, reasonably maintain the quality of the products and services offered under such Trademark. Borrower shall not and shall use commercially reasonable efforts to cause CPLV Tenant to not amend, modify or terminate the CPLV Trademark License Agreement or the CPLV Trademark Security Agreement without the prior written consent of Lender.
(b)    If Borrower shall, at any time after the date hereof, obtain any additional rights under CPLV Intellectual Property or IP Licenses (including any security interests therein), then the provisions of this Agreement shall automatically apply (to the extent permitted under the terms of any such IP License) thereto to the extent of Borrower’s interest therein and any such Intellectual Property and/or IP Licenses shall automatically constitute IP Collateral and Collateral and shall be subject to the lien and security interest created by the IP Security Agreement, or any other Loan Document without further action by any party.
(c)    Borrower shall promptly notify Lender if Borrower knows or has reason to know that any IP Collateral that is material to the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property is reasonably likely to become inadvertently abandoned or dedicated to the public, or of any final adverse determination or development (including the institution of, or any such final materially adverse determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office, or any court or similar office of any other country, but excluding any determinations of Intellectual Property Offices issued in the ordinary course of prosecuting an Intellectual Property application) regarding Borrower’s ownership of such IP Collateral or, its right to register or maintain the same.
(d)    If Borrower knows that any IP Collateral has been or is being misappropriated, diluted, infringed, or otherwise violated by a third party in such a manner that would reasonably be expected to have a Material Adverse Effect on the IP Collateral or Borrower’s interest therein or the condition (financial or otherwise) or business of Borrower or the condition or ownership of the IP Collateral, then Borrower shall promptly notify Lender and shall take reasonable and appropriate actions to protect Borrower’s rights in such IP Collateral, such actions to be determined in Borrower’s reasonable business judgment.
(e)    Upon the occurrence and during the continuance of any Event of Default, Borrower shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each IP License to, if necessary, and if permissible under the terms of such IP License, effect the assignment of Borrower’s right, title, and interest in such IP License to Lender.
(f)    There shall be no Liens with respect to, or upon, or no restrictions on the transferability of the IP Collateral, other than the Permitted Encumbrances and as set forth in the IP Licenses.
5.1.28    Payment of Obligations. Borrower will pay its obligations, including tax liabilities and any obligations under any employment, incentive, retention, exit or similar agreement, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, and provided that the foregoing shall not require any partners, members, shareholders or other owners of Borrower to make additional capital contributions to Borrower.
5.1.29    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the

Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.1.30    REOA. Borrower hereby covenants and agrees with Lender with respect to the REOA as follows:
(a)    Borrower shall, or shall cause CPLV Tenant to, pay all charges and other sums to be paid by Borrower pursuant to the terms of the REOA as the same shall become due and payable and prior to delinquency. After prior written notice to Lender with respect to a Material REOA, Borrower (or CPLV Tenant pursuant to the CPLV Lease), at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any charges required to be paid by Borrower pursuant to the REOA, provided, that (x) any contest by CPLV Tenant shall be subject to the terms and conditions of the CPLV Lease and CPLV Lease SNDA and (y) any contest by Borrower of the Material REOA shall be subject to the following conditions: (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the Material REOA and any other instrument to which Borrower is subject or by which the Property is bound and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Property and no part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) no Material REOA will be in danger of being terminated; (v) Borrower shall promptly upon final determination thereof pay the amount of any such charges, together with all costs, interest and penalties which may be payable in connection therewith; and (vi) Borrower shall furnish such security as may be required in the proceeding to insure the payment of any such charges, together with all interest and penalties thereon;
(b)    Borrower shall and shall use commercially reasonable efforts to cause CPLV Tenant to comply, in all material respects, with all of the terms, covenants and conditions on the Borrower’s part to be complied with pursuant to terms of the Material REOA;
(c)    Borrower shall and shall use commercially reasonable efforts to cause CPLV Tenant to take commercially reasonable actions as may be necessary from time to time to preserve and maintain the Material REOA, in all material respects, in accordance with applicable laws, rules and regulations;
(d)    To the extent Borrower has the rights under the applicable REOA, Borrower shall, and shall use commercially reasonable efforts to cause CPLV Tenant to, enforce, in a commercially reasonably manner, the material obligations to be performed by the parties to the REOA (other than Borrower);
(e)    Borrower shall promptly furnish to Lender any written notice of default or other material communication delivered to Borrower in connection with any Material REOA (or any default under any other REOA which may result in a Material Adverse Effect) by any party to the REOA or any third‑party other than routine correspondence and invoices;

(f)    Borrower shall not, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, take any action to terminate, surrender, or accept any termination or surrender of, any Material REOA or any other REOA required for the operation of the Property as required hereunder or during an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof) (and hereby assigns to Lender any right it may have to take any action to terminate, surrender, or accept any termination or surrender of, any REOA);
(g)    Borrower shall not assign (other than to Lender or CPLV Tenant pursuant to the CPLV Lease) or encumber its rights under the REOA (other than Permitted Encumbrances), provided that Borrower may grant Tenant certain rights and obligations, but not a security interest, under the REOAs as set forth in the CPLV Lease; and
(h)    If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the REOA by reason of foreclosure of the related Mortgage, deed‑in‑lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the REOA, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the REOA. At such time as Lender shall reasonably request, Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that the provisions of this Section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.
5.1.31    ERISA. As soon as practicable, and in any event within ten (10) days after Borrower has knowledge of the occurrence thereof, (i) Borrower shall provide Lender with notice of the occurrence of any ERISA Event (or, to Borrower’s Knowledge, the occurrence with respect to an unaffiliated third-party property manager engaged by Borrower of an event that would constitute an ERISA Event if it occurred to a Plan, provided that Borrower has an obligation to indemnify such manager in respect of such event) that would reasonably be expected to have a Material Adverse Effect and (ii) if the employees at the Property are employed by a manager other than the Borrower or an ERISA Affiliate, Borrower shall provide Lender with notice of any ERISA Event, relating to any Multiemployer Plan or plan subject to Title IV of ERISA, of which it knows or should have known, which could reasonably be expected to result in a Material Adverse Effect including by reason of indemnification or other contractual agreement with such manager. Borrower shall not (i) permit any ERISA Event to occur and (ii) if the employees at the Property are employed by a manager other than the Borrower or an ERISA Affiliate, incur any liability or obligation with respect to withdrawal or partial withdrawal from a Multiemployer Plan or termination of a plan subject to Title IV of ERISA, whether by reason of indemnification or other contractual agreement with such manager, if in the case of (i) and (ii) above such event could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Borrower, the Property or the ability to repay the Debt.

5.1.32    Multiemployer Plan Statements. (a) With respect to each Multiemployer Plan, for which Borrower or Guarantor has an obligation to make contributions, within the meaning of Section 101(l) of ERISA (a “Contributing Employer”), within 30 days following the applicable Multiemployer Plan’s year end, if Lender so requests Borrower to do so, Borrower shall request, or cause to be requested, in accordance with Section 101(1)(1) of ERISA, that the plan sponsor or administrator of the applicable Multiemployer Plan provide: (i) an estimate of the amount of the Contributing Employer’s withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if the Contributing Employer were to have completely withdrawn from the applicable Multiemployer Plan on the last day of the plan year preceding the date of the request; and (ii) an explanation of how such estimated withdrawal liability amount was determined, including the actuarial assumptions and methods used to determine the value of the Multiemployer Plan’s liabilities and assets, the data regarding employer contributions, unfunded vested benefits, annual changes in the Multiemployer Plan’s unfunded vested benefits and the application of any relevant limitations on the estimated withdrawal liability amount. As soon as available, and in any event within 10 days after the receipt from the plan sponsor or administrator of the applicable Multiemployer Plan, Borrower shall provide Lender with the information received from the Multiemployer Plan pursuant to the estimated withdrawal liability request described in the preceding sentence.
(a)    As reasonably requested by Lender, Borrower shall promptly provide Lender with a copy of the most recent plan funding notice (if any) issued to each Contributing Employer pursuant to Section 101(f) of ERISA by a plan sponsor or administrator of a Multiemployer Plan.
(b)    To the extent that a member of Borrower holds an equity interest in Borrower with Plan Assets, Borrower will use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary to ensure that it will not be deemed to hold Plan Assets at any time; provided, that if on any date Borrower determines that it is deemed to hold Plan Assets, as promptly as practicable following the event but no later than five (5) Business Days after the date of such event, Borrower shall notify Lender in writing of such event.
5.1.33    Taxes. Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. The Borrower will timely file or cause to be filed for itself all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.8 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.8 Taxes not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.
5.1.1    Intentionally Omitted.
Section 5.2    Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1    Operation of Property. (a)  Borrower shall not, without Lender’s prior written consent: (i) surrender, terminate or cancel, or permit CPLV Tenant to surrender, terminate or cancel the Management Agreement except that the CPLV Tenant Lender shall have the right to replace the Manager in accordance with a Transfer under Section 5.2.10(e) below, so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement entered into in accordance with the terms hereunder and provided, further, that any Qualified Manager shall have all the appropriate hospitality, liquor and gaming licenses and be in compliance with all applicable Legal Requirements (including without limitation, Gaming Laws) at or prior to the time such Replacement Management Agreement is entered into and CPLV Tenant Lender shall take any other actions required to ensure continuous operation of the Property as a hotel and casino; (ii) assign or transfer the Management Agreement or any of its rights thereunder; (iii) reduce or consent to the reduction of the term of the Management Agreement; (iv) increase or consent to the increase of the amount of any charges under the Management Agreement; or (v) amend or modify the Management Agreement or otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement; provided, that without Lender’s consent, (x) so long as no Event of Default is continuing and no Uncured CPLV Lease Event of Default is continuing, Borrower shall have the right to and may permit CPLV Tenant to enter into modifications of the Management Agreement, which shall not (1) increase, in any material respect, Borrower’s or CPLV Tenant’s obligations or liabilities thereunder, (2) decrease any of Borrower’s, CPLV Tenant’s rights, in any material respect, thereunder, (3) decrease any of Lender’s rights thereunder (other than to a de minimis extent), (4) decrease, in any material respect, any of Property Manager or any of its Affiliates responsibilities, liabilities or obligations thereunder and (5) otherwise adversely affect Lender in any material respect or otherwise result in a Material Adverse Effect. Borrower shall promptly deliver to Lender, any modification to the Management Agreement entered into in accordance with this Section 5.2.1 and all reasonable documented out-of-pocket costs and expenses incurred by Lender with respect to such modification, including, but not limited to, its reasonable documented attorneys’ fees shall be paid by Borrower.
(a)    Following the occurrence and during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof), Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under or with respect to the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.
5.2.2    Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances. Borrower shall not, and shall not permit CPLV Tenant to, enter into any PACE Loan without the prior written consent of Lender. After prior written notice to Lender (except no notice shall be required in the event the amounts subject to contest at any time shall not exceed $1,000,000, individually or in the aggregate), Borrower, at Borrower’s own expense, may (or may permit CPLV Tenant, at CPLV Tenant’s cost and expense), contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Lien, provided that any contest by CPLV Tenant shall be conducted in accordance with the CPLV Lease; provided, further, that, with respect to any contest by Borrower:

(i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Lien, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Lien from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or in the event the amount of such Lien shall reasonably be expected to exceed $1,000,000, as may be reasonably requested by Lender, to insure the payment of any such Lien, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
5.2.3    Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify, amend, in any material respect, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.
5.2.4    Change In Business. Borrower shall not enter into any line of business other than the ownership and leasing of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
5.2.5    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
5.2.6    Zoning. Borrower shall not, and shall not permit CPLV Tenant to, initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property, in each case, in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed; provided, however, upon prior written notice to Lender, provided, subject to the CPLV Lease SNDA, no Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof) is continuing, Borrower may and may permit CPLV Tenant to seek a conditional use permit or similar permit to permit additional uses so long as such action does not change the current zoning of the Property or the conformance status of the Property under zoning regulations and such use does not adversely affect the current use or value of the Property.
5.2.7    No Joint Assessment. Borrower shall not, and shall not permit CPLV to, suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.2.8    Intentionally Omitted.
5.2.9    ERISA. (a)  Neither Borrower nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Code or Similar Law.
(a)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower nor Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans which is a Similar Law and (B) one or more of the following circumstances is true:
(i)    Equity interests in each of Borrower and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3 (42) of ERISA (the “Plan Asset Regulations”);
(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Borrower and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or
(iii)    Each of Borrower and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset Regulations or another exception to ERISA applies such that each of Borrower’s and Guarantor’s assets should not constitute Plan Assets; or
Borrower and the Guarantor will fund or cause to be funded each Plan established or maintained by Borrower, the Guarantor, or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within ten (10) days after the Borrower knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, and/or the Guarantor, describing said ERISA Event and the action which the Borrower and/or the Guarantor proposes to take with respect thereto.

5.2.10    Transfers. (a)  Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and leasing properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.
(a)    Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan, (iii) permit a Sale or Pledge of an interest in any Restricted Party, (iv) permit a Sale or Pledge of the CPLV Lease or any interest therein or (v) permit a Sale or Pledge of any interest in CPLV Tenant or CPLV Tenant’s leasehold interest in the Property other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers (including Permitted Encumbrances), (C) pursuant to customary short-term occupancy agreements with the CPLV Tenant or short-term hotel guests, or (D) a Transfer of a portion of the Property to a Governmental Authority in connection with a Condemnation of such portion of the Property in accordance with Section 6.3 hereof.
(b)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to the CPLV Lease or any CPLV Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non‑member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non‑managing membership interests or the creation or issuance of new non‑managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager other than in accordance with Section 5.1.22 hereof.
(c)    Notwithstanding the provisions of this Section 5.2.10(a), Lender’s consent shall not be required in connection with (i) one or a series of Transfers (except for a Pledge), of (x) not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party or (y) the indirect equity interests in Mezzanine B Borrower by any Person that owns less than forty-nine percent (49%) of the economic and legal beneficial interests in, and does not Control, any of Borrower, Principal, any Mezzanine Borrower or Guarantor, (ii) any transfer of any direct or indirect legal or beneficial interests in the REIT, so long as it is a Public Vehicle, (iii) the cancellation, surrender, disposition, issuance, sale, grant, or Transfer of the operating partnership units of Guarantor, so long as the REIT continues to Control Guarantor and own directly or indirectly not less than 51% of the legal and beneficial interest in Guarantor, (iv) the pledge of or grant of a security interest the direct or indirect equity interests in Borrower as security for the Mezzanine Loan, (v) the exercise by any Mezzanine Lender of any rights or remedies such Mezzanine Lender may have under the applicable Mezzanine Loan Documents with respect to the pledge and/or security interest referred to in the foregoing clause (iv), and (vi) the Mezzanine C Equity Conversion; provided, however, that with respect to each such Transfer (other than under clause (v) or clause (vi) above), (A) after giving effect to such Transfer, (x) REIT shall continue to Control Borrower and Guarantor, (y) REIT shall continue to own, directly or indirectly, at least fifty-one percent (51%) in the aggregate of the legal and beneficial interest in Borrower and (z) Guarantor shall continue to own, directly or indirectly, at least fifty-one percent (51%) in the aggregate of the legal and beneficial interest in Borrower, (B) as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer (except with respect to any Transfer pursuant to clause (i) or clause (iii) to the extent that any such Transfer will not result in the transferee (either itself or collectively with its Affiliates) after giving effect to such Transfer owning a 10% or greater equity interest (directly or indirectly) in Borrower (that did not own a 10% or greater interest therein as of the Closing Date), clause (ii) if the REIT is a Public Vehicle, clause (iv) or clause (v) above), (C)  the representations set forth in Section 4.1.9 and hereof shall continue to be true and correct after giving effect to any such Transfer and except with respect to any Transfer of a direct or indirect interest in a Public Vehicle or pursuant to clause (v), transferee and its principals are not an Embargoed Person and the representations set forth in Section 4.1.35 hereof shall continue to be true and correct after giving effect to any such Transfer; (D) such Transfer shall be at Borrower’s sole cost and expense; (E) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct interests in Borrower is owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct interest in Borrower as of the Closing Date, Borrower shall, no less than ten (10) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and after a Securitization, the Approved Rating Agencies; (F) to the extent that any Transfer (other than any Transfer of shares in a Restricted Party that is a Public Vehicle and except with respect to any Transfer pursuant to clauses (iv) or (v)) will result in the transferee (either itself or collectively with its Affiliates) after giving effect to such Transfer owning a 10% or greater equity interest (directly or indirectly) in Borrower (that did not own a 10% or greater interest therein as of the Closing Date), Lender shall (x) have the right to perform any searches and/or reasonably request other diligence from Borrower to permit Lender to comply with its then current “know your customer” requirements, including, but not limited to Patriot Act and OFAC searches and (y) receive Satisfactory Search Results, at Borrower’s cost and expense, as a condition precedent to such Transfer, (G) for so long as the Mezzanine A Loan shall remain outstanding, no such Transfer or encumbrance of any direct interests in Borrower shall be permitted (other than the pledges and security interests securing the Mezzanine A Loan and any Transfer pursuant to clause (v)); (H) for so long as the Mezzanine B Loan shall remain outstanding, no such Transfer or encumbrance of any direct interests in Mezzanine A Borrower shall be permitted (other than the pledges and security interests securing the Mezzanine B Loan and any Transfer pursuant to clause (v)), (I) for so long as the Mezzanine C Loan shall remain outstanding, no such Transfer or encumbrance of any direct interests in Mezzanine C Borrower shall be permitted (other than the pledges and security interests securing the Mezzanine C Loan and any Transfer pursuant to clause (v)), (J) for so long as the Loan or any Mezzanine Loan shall remain outstanding, neither Borrower nor Mezzanine Borrower shall issue preferred equity interests (except as otherwise permitted pursuant to the Loan Documents, Mezzanine A Loan Documents, Mezzanine B Loan Documents or Mezzanine C Loan Documents, as applicable), (K) all Transfers must be made in accordance with all Gaming Regulations, including receipt of any required Gaming Licenses and (L) in no event may Borrower effect a Transfer, or permit or suffer any Transfer, that would result in a Gaming License Default.
(d)    Without the prior written consent of Lender, Borrower shall not permit any Transfer (including any Sale or Pledge) of any interest in CPLV Tenant or any interest of CPLV Tenant in the CPLV Lease, except that Lender’s consent shall not be required in connection with:
(i)    one or a series of Transfers of the direct or indirect legal or beneficial interests in CEC, including any acquisition, merger, amalgamation or consolidation of CEC, shall be permitted, so long as (1) either (x) CEC, an entity that acquires controlling interest in CEC or, in the case of a merger, consolidation or amalgamation of CEC where CEC is not the surviving entity, the surviving entity (the entity that acquires a controlling interest in CEC or that survives a merger, amalgamation or consolidations with CEC (if CEC is not the survivor), a “Replacement CEC Sponsor”) remains a Public Vehicle or (y) immediately after giving effect to such Transfer, CEC or the Replacement CEC Sponsor satisfies the requirements of a Qualified CPLV Replacement Guarantor and (2) in the case where after such Transfer, CEC is not a Public Vehicle, the surviving Public Vehicle or entity that qualifies as a Qualified CPLV Replacement Guarantor pursuant to clause (1)(x) or (1)(y) above, as applicable, delivers a reaffirmation of the CPLV Lease Guaranty, in form and substance reasonably acceptable to Lender contemporaneous with such Transfer or, if requested by Lender, a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as reasonably acceptable to Lender;
(ii)    one or more encumbrances of CPLV Tenant’s leasehold interest in the Property pursuant to one or more mortgages and/or pledges of the direct or indirect equity interests in CPLV Tenant, to secure indebtedness of CPLV Tenant and/or its direct or indirect parent entities or Affiliates (each, a “CPLV Tenant Loan” and the lender of any CPLV Tenant Loan, a “CPLV Tenant Lender”);

(iii)    one or a series of Transfers (except for a Pledge) (a) of not more than forty-nine percent (49%) of the direct or indirect stock, partnership interests or membership interests (as the case may be) in CPLV Tenant, or the occurrence of a Permitted CPLV Tenant Interposition, or (b) of the direct or indirect stock, partnership interests or membership interests (as the case may be) in CPLV Tenant so long as after giving effect thereto CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) shall control and own not less than 51% of the economic and beneficial interests in CPLV Tenant);
(iv)    a Transfer of 100% of the direct or indirect legal and beneficial interests in CPLV Tenant and/or the leasehold interest of CPLV Tenant in the Property (subject to exclusion with respect to items that are not capable of being mortgaged and that, in the aggregate, are de minimis) pursuant to or at any time after a foreclosure (or conveyance in lieu thereof or pursuant to any other exercise of remedies) of the CPLV Tenant Loan by CPLV Tenant Lender, subject to satisfaction of the following conditions:
(A)    either of the following conditions shall be satisfied (the “CPLV Tenant Transferee Requirement”):
(1)    (x) the proposed transferee that assumes all of the obligations, liabilities and rights of CPLV Tenant under the CPLV Lease, CPLV Lease Documents and CPLV Trademark Agreements (the “CPLV Tenant Transferee”) shall be a Qualified CPLV Tenant Transferee or a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in CPLV Tenant or such CPLV Tenant Transferee after such Transfer, (y) a replacement lease guarantor that is a Qualified CPLV Replacement Guarantor shall execute a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as acceptable to Lender and (z) the Property is managed by a Qualified Replacement Manager; or
(2)    (x) a transferee that satisfies the requirements in (b) through (g) in the definition of “Qualified CPLV Tenant Transferee shall be, or Control and own not less than 51% of the economic and beneficial interests in CPLV Tenant or CPLV Tenant Transferee after such Transfer, (y) the CPLV Lease is guaranteed by CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) and (z) the Property is managed by the Manager under the Management Agreement (or a Qualified Replacement Manager under a Replacement Management Agreement in the event Borrower terminated Manager in accordance with Section 16.5 of the Management Agreement and the terms hereunder (unless Lender has consented in its sole and absolute discretion to the permanent termination of the Management Agreement))]; and
(B)    such Transfer shall not diminish any of the rights of Borrower or Lender under, or other result in any change to the transition services for the benefit of Borrower and Lender, set forth in the Transition Services Agreement or under the Loan Documents;
(v)    prior to any Transfer pursuant to clause (iv) above, a Transfer of all right, title and interest of CPLV Tenant in the CPLV Lease to an Affiliate of CPLV Tenant that is owned and Controlled by CEC (the “Affiliate Tenant Transferee”), so long as a condition precedent to such Transfer, (A) there is no Uncured CPLV Lease Event of Default, (B) Affiliate Tenant Transferee shall assume all of the obligations of CPLV Tenant under the CPLV Lease SNDA, the CPLV Security Documents and all other Loan Documents to which CPLV Tenant is a party, in a manner reasonably satisfactory to Lender in all material respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender and Affiliate Tenant Transferee shall execute and deliver to Lender, any modifications or amendments to such Loan Documents reasonably required by Lender in connection with such Transfer and shall take all such actions to continue the perfected security interest granted to Borrower or Lender under the CPLV Security Documents, (C) Affiliate Tenant Transferee must be able to satisfy all of the representations, warranties and covenants set forth in the CPLV Lease SNDA, (D) CPLV Lease Guarantor shall deliver a reaffirmation of the CPLV Lease Guaranty, in form and substance reasonably acceptable to Lender, (E) CPLV Tenant, Affiliate Tenant Transferee and any applicable CPLV Tenant Party shall execute and deliver an assignment and assumption agreement in form and substance reasonably acceptable to Lender pursuant to which, (x) all rights, title and interest of CPLV Tenant in the CPLV Lease, the Management Agreement, the other CPLV Lease Documents, and the CPLV Trademark Agreements, including all obligations and liabilities thereunder, shall be assigned to and assumed by the Affiliate Tenant Transferee and (y) all rights, title and interest of CPLV Tenant in its Personal Property and all other assets or property of CPLV Tenant, including by not limited to, all rights and interests to any CPLV Intellectual Property, and all of Tenant’s Property (as such term is defined in the CPLV Lease) shall be assigned to Affiliate Tenant Transferee, (F) Borrower or CPLV Tenant shall deliver to Lender evidence that all necessary consents, approvals and licenses required to be obtained from the Gaming Authorities in connection with such Transfer and Affiliate Tenant Transferee and necessary to continue the operation of the hotel and casino at the Property have been obtained, (G) Affiliate Tenant Transferee must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer (other than an involuntary Bankruptcy Action that was not consented to by such Person and was discharged or dismissed within ninety (90) days of the date such Bankruptcy Action was filed), (H) (x) there shall be no material litigation or regulatory action pending or threatened against the Affiliate Tenant Transferee which is not reasonably acceptable to Lender and (y) Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements and Lender shall have received Satisfactory Search Results for Affiliate Tenant Transferee, and (I) Borrower or CPLV Tenant shall pay any and all out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and similar amounts or taxes in connection with any documents delivered in connection with such Transfer);

(vi)    one or a series of Transfers (except for a Pledge) of all the direct or indirect stock, partnership interests or membership interests in CPLV Tenant in connection with a transfer pursuant to Section 22.2(vi) of the CPLV Lease so long as after giving effect to such Transfer, (A) a Person that is a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in CPLV Tenant;  (B) the CPLV Lease Guaranteed Obligations shall be guaranteed by (1) CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) so long as it shall satisfy the conditions required to be a Qualified CPLV Replacement Guarantor (other than clause (a) in the definition thereof) and delivers a reaffirmation of the CPLV Lease Guaranty, in form and substance reasonably acceptable to Lender contemporaneous with such Transfer, (2) a Person that Controls or is under common Control with CPLV Tenant and satisfies the conditions required to be a Qualified CPLV Replacement Guarantor (other than clause (a) in the definition thereof) pursuant to a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as acceptable to Lender or (3) on a joint and several basis, CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) together with one or more Persons that Control or is under common Control with CPLV Tenant, that shall together satisfy the conditions required to be a Qualified CPLV Replacement Guarantor (other than clause (a) in the definition thereof) pursuant to a joinder to the CPLV Lease Guaranty in form and substance reasonably acceptable to Lender and (C) the Property is managed by the Manager under the Management Agreement (or a Qualified Replacement Manager under a Replacement Management Agreement in the event Borrower terminated Manager in accordance with Section 16.5 of the Management Agreement and the terms hereunder (unless Lender has consented in its sole and absolute discretion to the permanent termination of the Management Agreement)) (clauses (A) through (C), collectively, the “CEC Substantial Transfer Conditions”); or
(vii)    after a Transfer pursuant to and in accordance with Section 5.2.10(e)(iv) above, the Transfer of 100% of the direct or indirect legal and beneficial interests in CPLV Tenant and/or the leasehold interest of CPLV Tenant in the Property to a transferee so long as after giving effect to such Transfer, (x) the CPLV Tenant or the replacement CPLV Tenant shall be a Qualified CPLV Tenant Transferee (except clause (a)(3) thereunder if CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) shall remain as Lease Guarantor) or a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in such CPLV Tenant, (y) the CPLV Lease is guaranteed by, either (A) a Qualified CPLV Replacement Guarantor pursuant to a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as acceptable to Lender or (B) solely with respect to the first Transfer of 100% of the direct or indirect legal and beneficial interests in CPLV Tenant and/or the leasehold interest of CPLV Tenant in the Property after a Transfer pursuant to and in accordance with Section 5.2.10(e)(iv) above, CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor), and (z) the Property is managed by Manager under the Management Agreement or a Qualified Replacement Manager under a Replacement Management Agreement, as applicable, provided, however, that with respect to each such Transfer: (A) immediately after giving effect to such Transfer, (x) CPLV Tenant shall at all times be Controlled by CEC or the applicable Person that obtains Control and ownership of 51% of the direct or indirect economic and beneficial interests in CPLV Tenant in a Transfer pursuant to and in accordance with clauses (i), (iv), (vi) or (vii) above, (y) the Property shall at all times be managed by Manager pursuant to the Management Agreement or by a Person that was a Qualified Replacement Manager at the time it entered into a Replacement Management Agreement pursuant to and in accordance with a Transfer pursuant to and in accordance with this Section 5.2.10(e) and provided that no change in the Manager shall be permitted except as provided in clauses (iv) or (vii) above or if the Borrower terminates the Manager pursuant to Section 16.5 of the Management Agreement and replaces Manager with a Qualified Replacement Manager under a Replacement Management Agreement) and (z) the CPLV Lease Guaranty and the CPLV Lease Guarantor shall not be replaced except with a replacement CPLV Lease Guaranty from a Qualified Replacement Guarantor or a Replacement CEC Sponsor in accordance with the terms hereunder pursuant to a Transfer pursuant to and in accordance with clause (i), (iv), (vi) or (vii) above, (B)  Lender shall receive evidence that all necessary consents, approvals and licenses required to be obtained from the Gaming Authorities in connection with such Transfer and the CPLV Tenant Transferee and any applicable Affiliates and necessary to continue the operation of the hotel and casino at the Property have been obtained, (C) all Transfers must be made in accordance with all Gaming Regulations, and in no event shall any such Transfer result in a Gaming License Default and (D) Lender shall have the right to perform any searches and/or request other diligence from transferee to permit Lender to comply with its then current “know your customer” requirements, including, but not limited to Patriot Act and OFAC searches and to the extent that any Transfer (other than any Transfer of shares in a such Person that is a Public Vehicle) will result in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in CPLV Tenant (that did not own a 10% or greater interest therein as of the Closing Date), Lender’s receipt of the Satisfactory Search Results, as a condition precedent to such Transfer.
5.2.11    CPLV Lease, CPLV Lease Documents and CPLV Trademark Agreements.
(a)    Borrower shall not, without Lender’s prior written consent: (i) surrender, terminate or cancel the CPLV Lease or any of the other CPLV Lease Documents, including the CPLV Lease Guaranty or the CPLV Trademark Agreements; (ii) sell, assign or transfer the CPLV Lease or any of the other CPLV Lease Documents, including the CPLV Lease Guaranty or the CPLV Trademark Agreements, or any of its rights thereunder; (iii) reduce or consent to the reduction of the term of the CPLV Lease or any of the other CPLV Lease Documents or the CPLV Trademark Agreements; (iv) reduce or consent to the reduction of the amount of the rent payable to Borrower under the CPLV Lease or any of the other CPLV Lease Documents; (v) reduce or consent to the reduction of any of the liabilities or obligations of CPLV Lease Guarantor under the CPLV Lease Guaranty; or (vi) amend or modify the CPLV Trademark Agreements, the CPLV Lease or any of the other CPLV Lease Documents (including the CPLV Lease Guaranty) or otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the CPLV Lease or any of the other CPLV Lease Documents (including the CPLV Lease Guaranty), provided, that Borrower shall be permitted to enter into non-material amendments or modifications to the CPLV Lease, so long as (A) no Event of Default is continuing and no Uncured CPLV Lease Event of Default is continuing, (B) all reasonable documented out-of-pocket costs and expenses incurred by Lender, including, but not limited to, its reasonable documented attorneys’ fees shall be paid by Borrower and (C) such amendment or modification of the CPLV Lease shall not (1) increase Borrower’s obligations under the CPLV Lease or decrease CPLV Tenant’s obligations thereunder (other than in a de minimis amount), (2) diminish Borrower’s rights under the CPLV Lease, (3) diminish or adversely affect any rights of Lender under the CPLV Lease or the Loan Documents, (4) adversely impact the value of the Property or otherwise result in a Material Adverse Effect, (5) result in the CPLV Lease not constituting a “true lease” and (D) such amendment or modification is otherwise made in accordance with the terms of the CPLV Lease. Notwithstanding anything to the contrary herein, at any time after a Lease Foreclosure Transaction (as defined in the CPLV Lease), Borrower shall not, without Lender’s prior written consent, amend, modify, change, supplement, or otherwise alter, the CPLV Lease or any of the obligations thereunder (other than an amendment in connection with such Lease Foreclosure Transaction in accordance with the third to last paragraph of Section 22.2 of the CPLV Lease and that otherwise complies with the terms of this Section 5.2.11(a)). Borrower shall promptly deliver to Lender, any modification to the CPLV Lease entered into in accordance with this Section 5.2.11.
(b)    Following the occurrence and during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof), Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the CPLV Trademark Agreements, CPLV Lease or any of the other CPLV Lease Documents without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion, except in the event such Event of Default arises solely from a CPLV Lease Default in connection with the termination of the CPLV Lease in accordance with Section 8.3.
(c)    Borrower shall not at any time during the term of the Loan be or become an Affiliate of CPLV Tenant.
5.2.12    CPLV Security Documents.
(a)    Borrower shall not, without Lender’s prior written consent: (i) surrender, terminate, cancel, amend or modify the CPLV Security Documents; (ii) sell, assign or transfer the CPLV Security Documents; (iii) reduce or consent to the reduction of any of the liabilities or obligations of CPLV Tenant under the CPLV Security Documents; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the CPLV Security Documents.
(b)    Following the occurrence and during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof but solely to enforce a right or remedy against CPLV Tenant thereunder necessary to effect a cure of such CPLV Lease Default and to otherwise comply with Borrower’s obligations under the Loan Documents, so long as the same could not reasonably be expected to impair the Collateral or Lender’s security interest therein), Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the CPLV Security Documents without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.13    Ground Lease. [Intentionally Deleted]
5.2.14    REOA. (a) The Borrower hereby covenants and agrees with Lender with respect to the REOA as follows:
(a)    Borrower shall not, without Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed, vote to materially and adversely amend, modify or supplement, or consent to the material and adverse amendment, modification or supplementation of, the Material REOA or any other REOA to the extent the same could be reasonably expected to result in a Material Adverse Effect, except that (i) Lender shall not unreasonably withhold or delay its consent to any amendment or modification which is not reasonably likely to have a material adverse effect upon the Borrower, the Property and (ii) no consent shall be required in connection with (x) an amendment solely with respect to the extension of the term of any REOA or (y) entering into an easement or similar agreement that is contemplated and required to be entered into by Borrower pursuant to the terms of a REOA;
(b)    Borrower shall not, without the prior written consent of Lender, as determined in its reasonable discretion, take (and hereby assigns to Lender (exercisable during any Event of Default) any right it may have to take) any action to terminate, surrender, vote to accept any termination or surrender of, the REOA; and
(c)    Borrower shall not assign (other than to Lender) or encumber (other than Permitted Encumbrances) its rights under the REOA, provided that Borrower may grant Tenant certain rights and obligations, but not a security interest, under the REOAs as set forth in the CPLV Lease.
ARTICLE VI     – INSURANCE; CASUALTY; CONDEMNATION
Section 6.1    Insurance.(a)  Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property (which shall include the New Hotel Tower upon any commencement of construction thereof) providing at least the following coverages:
(i)    comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to $2,500,000,000 per occurrence, including a $300,000,000 per occurrence loss limit for named storm, in each case on a replacement cost basis (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $10,000,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Property; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law, demolition costs and increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to the Property and reasonably acceptable to Lender based upon limits which are typically required by institutional lenders originating comparable loans on similarly situated properties, and (z) earthquake insurance with limits no less than $300,000,000 per occurrence and in the annual aggregate; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)    business income or rental loss insurance on terms consistent with the commercial property insurance policy required under subsection (i) above, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty-four (24) months after the date of the Casualty, such insurance being subject to loss limits set forth in Section 6.1.(a)(i) above; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be CPLV Rent payable by CPLV Tenant under the CPLV Lease and any excess shall be paid to CPLV Tenant. With respect to amounts applied to rents under the CPLV Lease such amounts shall be held by Lender and shall be further applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iii)    at all times during which structural construction, structural repairs or alterations are being made with respect to the Improvements (including during construction of the New Hotel Tower), and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;
(iv)    comprehensive boiler and machinery insurance in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(v)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be provided on an “occurrence” basis with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; (4) contractual liability for all insured contracts (5) liquor liability and (6) acts of terrorism;
(vi)    if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;
(vii)    if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;
(viii)    umbrella and excess liability insurance, including acts of terrorism, in an amount not less than $100,000,000 per occurrence on terms generally consistent with the commercial general liability insurance policy required under subsection (v) above and, including coverage for employer liability, liquor liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;
(ix)    insurance against loss or damage by acts of terrorism, either included as part of the property policy or as standalone coverage, in either case, in amounts and on terms consistent with those required pursuant to Sections 6.1(a)(i) and (ii) above; provided, however, that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is not in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence but, in such event, Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business income/rental loss insurance (without giving effect to the cost of terrorism coverage) required hereunder (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap. For so long TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA; and

(x)    Employment Practices Liability, including third party coverage, in an amount not less than $10,000,000.00 with respect to the Tenant:
(xi)    Crime coverage in amounts not less than $8,000,000.00 with respect to the Tenant;
(xii)    Reserved;
(xiii)    upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards, in each case, which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
(b)    All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by insurance companies authorized to do business in the State and having a rating of “A: VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, (if Moody’s rates the Securities and rates the applicable insurance company. Notwithstanding the foregoing, Borrower shall be permitted to maintain a portion of the property coverage with Aspen Specialty Insurance Company (“Aspen”) and Starr Surplus Lines Insurance Company (“Starr”) on the property policy in their current participation amounts and positions within the syndicate provided that (x) the respective AM Best rating of either Aspen or Starr as of the date hereof is not withdrawn or downgraded below the date hereof and (y) at renewal of the current policy term, Borrower shall replace Aspen and Starr with insurance companies meeting the rating requirements set forth hereinabove. In addition, in the event that any of the insurance companies’ ratings fall below the requirements set forth above, Borrower shall have sixty (60) days within which to replace such insurance company with an insurance company that qualifies under the requirements set forth above. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Prior to the expiration of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Notwithstanding the foregoing, Borrower shall be permitted to pay the premiums in installments to the insurance company and/or finance the premiums through a premium finance company provided Borrower submits to Lender proof of payment of each and every installment prior to the date such installments become due and payable. Borrower shall, within three (3) Business Days, forward to Lender a copy of each written notice received by Borrower of any proposed or actual adverse modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.
(c)    Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of

Section 6.1(a) hereof. Further, to the extent the Policies providing terrorism coverage as set forth in Section 6.1(a)(ix) are maintained pursuant to a blanket insurance Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such blanket insurance Policy must be sufficient to maintain terrorism coverage as set forth in this Section 6.1 for the Property and any and all other locations combined within the Radius that are covered by such blanket insurance policy calculated on a total insured value basis unless (i) Borrower delivers to Lender an endorsement to the direct blanket insurance Policy (and any reinsurance agreements with respect to a Captive Insurance Company shall follow form in this regard), in form and substance acceptable to Lender, guaranteeing priority payout privilege over any and all other locations insured by the blanket insurance Policy in the event of a Casualty; or (ii) Borrower provides such terrorism coverage by a separate Policy insuring only the Property and otherwise in compliance with the provisions of Section 6.1. With regard to any blanket insurance Policy with respect to property-related coverages (other than terrorism), in the event a catastrophic loss or multiple losses at multiple properties covered by such blanket insurance policy exhaust any per occurrence or aggregate insurance limits under such policy, the Property shall be allocated no less than its pro rata share of the proceeds with respect to such loss based on the proportion that the limits bear to the total loss born by all the properties affected by such catastrophic loss which are covered under such blanket policy, with no property receiving an allocation exceeding the loss suffered by such property.
(d)    All Policies provided for or contemplated by Section 6.1(a) hereof, (other than those required by Sections 6.1(vii), (x) and (xi) with respect to the Tenant), shall list Borrower as a named insured or additional insured without restrictions (or loss payee with respect to property-related coverages maintained by the CPLV Tenant) and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi), (vii), (x) and (xi) of this Agreement, shall list Lender its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Nothing herein shall prohibit CPLV Tenant Lender and their respective successors and/or assigns from being listed as additional insureds and receiving the benefit of a non-contributing mortgage clause (“CPLV Tenant Lender Endorsements”) to the extent required pursuant to the CPLV Tenant Loan and, in either case, as their interests may appear. In no event shall any CPLV Tenant Lender Endorsements impede or supersede Lender’s right to any proceeds in connection with the Property.
(e)    All property Policies shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)    the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premiums;

(iii)    the issuers thereof shall give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of the insurance coverage as required hereunder after five (5) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
(g)    As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 6.1, Borrower will not be in default under this Section 6.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have received (1) Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.
(h)    Notwithstanding the foregoing rating requirements as set forth in Section 6.1(b), the terrorism coverage required in Section 6.1(a)(ix) may be written by a non-rated captive insurer owned by CEC (“Captive Insurance Company”), provided the following conditions are met and continue to be satisfied with respect to such Captive Insurance Company:

(i)    TRIPRA or a similar or subsequent statute shall be in full force and effect;
(ii)    the terrorism Policy issued by such Captive Insurance Company, together with any other terrorism Policy then in effect issued by one or more insurance companies which shall satisfy the requirements of Section 6.1, provides a limit in compliance with the requirements of Section 6.1(a)(ix) and, as applicable, Section 6.1(c) above;
(iii)    except with respect to the deductibles permitted under Section 6.1, those covered losses under terrorism policies which are not reinsured by the federal government under TRIPRA and paid to the Captive Insurance Company shall be reinsured with a cut-through endorsement by insurance companies which shall be rated “A:VIII” or better in the current Best’s Insurance Reports and at least “A” with S&P and “A2” with Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company;

(iv)    all re-insurance agreements between such Captive Insurance Company and all such re-insurance companies providing the referenced re-insurance shall be subject to reasonable approval of Lender. Lender confirms that it has received and approved such agreements as of the Closing Date and that any material and adverse changes to such form of re-insurance agreement shall be subject to reasonable approval of Lender;
(v)    such Captive Insurance Company shall not be subject to a bankruptcy or similar insolvency proceeding;
(vi)    such Captive Insurance Company shall be prohibited from conducting other business unrelated to the operation of the captive (the operation of the captive being the issuance of policies and purchase of reinsurance and other like services in connection with properties in which Tenant, Borrower or Affiliates of Tenant or Borrower have a management and/or ownership interest and obtaining letters of credit or backstopping or otherwise collateralizing or supporting letters of credit for the purpose of insurance and surety bonds, including for the benefit of its Affiliates);
(vii)    such Captive Insurance Company shall be licensed in any state of the United States of America or such other jurisdiction reasonably acceptable to Lender and qualified to issue the terrorism Policy in accordance with all applicable Legal Requirements;
(viii)    such Captive Insurance Company shall qualify for the reinsurance and other benefits afforded insurance companies under TRIPRA in accordance with the regulations as currently constituted;
(ix)    no law or regulation, or formal written opinion, statement, or decree binding on a Governmental Authority, shall have been issued by any Governmental Authority providing that any insurance company or program which is similar to such Captive Insurance Company or its program does not qualify for such benefits;
(x)    Lender shall have received each of the following, each of which shall be subject to the reasonable approval of the Lender:

1.	the organizational documents of such Captive Insurance Company;

2.	any regulatory agreements of such Captive Insurance Company;

3.	the license for the State of Nevada or such other jurisdiction as applicable for such Captive Insurance Company;

4.	the form of the Policy to be used by such Captive Insurance Company to provide the insurance coverage described above;

5.	a description of the structure and amount of reserves and capitalization of such Captive Insurance Company;

Lender confirms that it has received and approved the items listed in clauses (A) through (E) above.
(xi)    the organizational documents of such Captive Insurance Company shall not be materially amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and
(xii)    except as otherwise expressly set forth above, all such insurance provided by such Captive Insurance Company to Borrower, with respect to the Property, shall otherwise comply with all other terms and conditions of Section 6.1;
(xiii)    in the event that an official written Interpretive Letter or Interim Guidance (as such terms are used on the official website of the United States Treasury Department) is published by the United States Treasury Department with respect to TRIPRA binding on a Governmental Authority with respect to Borrower and which provides that any insurance company or program which is similar to such Captive Insurance Company or its program does not qualify for the benefits under TRIPRA, then Borrower shall be required to procure a terrorism Policy otherwise complying with the above provisions. If any such Interpretive Letter or Interim Guidance referred to in this paragraph provides (A) for a period during which the Treasury Department will defer or suspend enforcement of the provisions of such Interpretive Letter or Interim Guidance, then Borrower shall have the right to defer procurement of a replacement terrorism Policy until the expiration of such deferral or suspension period or (B) that existing programs would be exempt from the Interpretive Letter or Interim Guidance, then Borrower shall not be required to procure a replacement terrorism Policy; and
(xiv)    in the event that an official written Interpretive Letter or Interim Guidance (as such terms are used on the official website of the United States Treasury Department) is published by the United States Treasury Department with respect to the TRIPRA which is not binding on a Governmental Authority with respect to Borrower and which provides that any insurance company or program which is similar to such Captive Insurance Company or its program does not qualify for the benefits under TRIPRA, then Borrower shall have the right to challenge such official written Interpretive Letter or Interim Guidance, as the case may be, by appropriate proceedings and in the event that such challenge is not successfully concluded within two hundred seventy (270) days after the publication of such Interpretive Letter or Interim Guidance, then Borrower shall have an additional period of ninety (90) days to procure a terrorism Policy otherwise complying with the provisions of this Section 6.1. In addition, if any Interpretive Letter or Interim Guidance provides that any insurance company or program which is similar to such Captive Insurance Company or its program does not qualify for the benefits under TRIPRA and provides, further, (A) for a period during which the Treasury Department will defer or suspend enforcement of the provisions of such Interpretive Letter or Interim Guidance which is greater than two hundred seventy (270) days, then Borrower shall have the right to defer procurement of a replacement terrorism Policy until the expiration of such deferral or suspension period or (B) that existing programs would be exempt from the Interpretive Letter or Interim Guidance, then Borrower shall not be required to procure a replacement Terrorism Policy.

Section 6.2    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall, or shall cause CPLV Tenant to, promptly (but in no event later than two hundred seventy (270) days after such Casualty or Condemnation, whichever the case may be, occurs, so long as Borrower shall otherwise take all actions to remedy any life safety issues necessary to avoid imminent danger to the health or safety of Persons at the Property or the Property during such period) commence and diligently prosecute the completion of the Restoration of the Property (or the applicable portion thereof, as applicable) pursuant to Section 6.4 hereof to substantially the same condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall or shall cause CPLV Tenant to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or CPLV Tenant. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $50,000,000.00 and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation.
Section 6.3    Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall or shall cause CPLV Tenant to, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall or shall cause CPLV Tenant to, promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of a Property (but taking into account any proposed Restoration on the remaining portion the

Property), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender).
Section 6.4    Restoration. The following provisions shall apply in connection with the Restoration of the Property:
(a)    If the Net Proceeds shall be less than $50,000,000 (the “Casualty/Condemnation Threshold Amount”) and the costs of completing the Restoration shall be less than the Casualty/Condemnation Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower (or if directed by Borrower, to CPLV Tenant) upon receipt for Restoration in accordance with the terms hereunder, provided that Borrower certifies to Lender in an Officer’s Certificate that (x) subject to the CPLV Lease SNDA,  no Event of Default shall have occurred and be continuing at the time of the disbursement and (y) Borrower will (or will cause CPLV Tenant to) complete the Restoration in compliance with all of the conditions set forth in Section 6.4(b)(i)(A), (C), (F), (G) (H) and (I) hereof and agrees to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. Borrower shall thereafter commence and complete such Restoration with due diligence in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than Casualty/Condemnation Threshold Amount Lender shall make the Net Proceeds available to Borrower (or if directed by Borrower, CPLV Tenant) for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable outside counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable outside counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)    The Net Proceeds shall be made available to Borrower (or if directed by Borrower, CPLV Tenant) for Restoration, provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing (or, if Borrower is performing the Restoration on behalf of CPLV Tenant, to the extent an Uncured CPLV Lease Event of Default shall have occurred and be continuing so long as no Event of Default shall have occurred and be continuing and Borrower shall have agreed to complete the Restoration on behalf of the CPLV Tenant);
(B)    intentionally omitted;
(C)    the CPLV Lease and the Forum Shops Lease remains in full force and effect during and after the completion of the Restoration;
(D)    Borrower or CPLV Tenant shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred eighty (180) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(E)    Lender shall be satisfied in its reasonable discretion that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower or CPLV Tenant;
(F)    Lender shall be satisfied in its reasonable discretion that the Restoration will be completed on or before the earliest to occur of (1)  the Maturity Date, or (2) the earliest date required for such completion under the terms of the CPLV Lease and the Forum Shops Lease;
(G)    the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;
(H)    the Restoration shall be done and completed by Borrower or CPLV Tenant in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements;
(I)    in the case of a Condemnation, such Condemnation does not result in the loss of legal access to the Property or the Improvements;
(J)    intentionally omitted;
(K)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s or CPLV Tenant’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s reasonable approval; and
(L)    the Net Proceeds together with any cash or cash equivalent or any Letter of Credit deposited by Borrower or CPLV Tenant with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower (or if directed by Borrower, CPLV Tenant) from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed in connection with the Restoration have been paid for in full (except to the extent that they are to be paid for out of the requested disbursement or are being contested in accordance with the Loan Documents (or which are being contested by CPLV Tenant in accordance with the CPLV Lease and the CPLV Lease SNDA)), and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)    All plans and specifications required in connection with any Restoration in which the Net Proceeds shall equal or exceed the Casualty/Condemnation Threshold Amount or the costs of completing such Restoration is greater than the Casualty/Condemnation Threshold Amount shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such approval not to be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant. All actual, reasonable and out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower within five (5) Business Days of demand. Lender shall grant or deny any consent required for any Restoration under this Section 6.4 within ten Business Days after the receipt of the applicable request and all documents reasonably necessary in connection therewith. In the event that Lender fails to respond within such ten day period and such request was marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the such notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”, and Borrower has

submitted a second request for consent after such ten (10) Business Day period accompanied by all documents reasonably necessary in connection therewith, which such second notice shall have been marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”, then in the event that Lender shall fail to respond to such second notice within the ten (10) Business Day period, such failure to respond shall be deemed to be the consent and approval of Lender to the requested item, provided, that Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that fifty percent (50%) of the Restoration has been completed in accordance with the terms hereunder and thereafter, five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower or CPLV Tenant from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, any contractor, subcontractor or materialman with a contract in excess of $1,000,000 delivers the lien waivers (which may be conditioned upon receipt of payment) and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives Lender receives a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender or upon reasonable request of Lender and if reasonably available in the jurisdiction, an endorsement to the Title Insurance Policy insuring] the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall or shall cause CPLV Tenant to deposit the deficiency (the “Net Proceeds Deficiency”) in the form of cash, cash equivalents or a Letter of Credit, with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents, provided any Net Proceeds Deficiency deposited by CPLV Tenant shall be subject to the terms of the CPLV Lease SNDA.
(vii)    The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall, subject to the CPLV Lease SNDA, be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, unless an Event of Default shall have occurred and shall be continuing or a Mezzanine Loan Default shall have occurred and be continuing. If no Event of Default is continuing, but one or more Mezzanine Loan Defaults shall have occurred and be continuing, the Excess Net Proceeds shall be distributed to the senior Mezzanine Lender with respect to which such Mezzanine Loan Default shall have occurred and be continuing to be applied in accordance with the Mezzanine Loan Documents.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.
(d)    In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title, subject to the terms of the CPLV Lease and the CPLV Lease SNDA.

(e)    [Intentionally Deleted]
(f)    With respect to insurance proceeds received by Lender pursuant to Section 6.1(a)(ii) hereof, if Lender has received evidence satisfactory to Lender or has otherwise determined in its reasonable discretion that a portion of the aggregate insurance proceeds received by Lender as a result of a Casualty or Condemnation was designated by the insurance company for business income or rental loss pursuant to Section 6.1(a)(ii) hereof, Lender shall disburse such portion of the insurance proceeds to Borrower (so long as there is no Event of Default, or if directed by Borrower, CPLV Tenant so long as there is no Uncured CPLV Lease Event of Default and Borrower has demonstrated to Lender’s reasonable satisfaction that the remaining Net Proceeds (together with any cash, cash equivalents or Letter of Credit delivered to Lender under this Section 6.4 with respect to the Restoration) that have been received as a result of a Casualty or Condemnation are sufficient to pay one hundred percent (100%) of the cost of the Restoration in accordance with the terms hereunder.
(g)    Notwithstanding anything to the contrary in this Section 6.4, in the event 75% or less of the New Hotel Tower is damaged or destroyed by a Casualty (a “Partial Casualty”), Borrower shall use the Net Proceeds from the Casualty of the New Hotel Tower to restore the New Hotel Tower as nearly as possible to the condition the New Hotel Tower was in immediately prior to such Partial Casualty in accordance with this Section 6.4, including satisfaction of the conditions required for disbursement of the Net Proceeds for such Restoration.   In the event more than 75% of the New Hotel Tower is damaged or destroyed by a Casualty (a “Total Casualty”) and the Net Proceeds are sufficient to restore the New Hotel Tower, Borrower shall use the Net Proceeds to restore the New Hotel Tower as nearly as possible to the condition the New Hotel Tower was in immediately prior to such Total Casualty in accordance with this Section 6.4. If the Net Proceeds are not sufficient to restore the New Hotel Tower, Borrower shall elect to either (i) restore the New Hotel Tower as nearly as possible to the condition the New Hotel Tower was in immediately prior to such Total Casualty in accordance with this Section 6.4, or (ii) not restore the New Hotel Tower.  If Borrower elects not to restore the New Hotel Tower, the Net Proceeds from the Casualty of the New Hotel Tower shall be disbursed to CPLV Tenant, provided however, that prior to making such disbursement there shall be sufficient funds on deposit with Lender to cover one hundred fifteen percent (115%) of (i) if the Casualty that affect the New Hotel Tower also affected other portions of the Property (excluding the New Hotel Tower), the estimated cost (as reasonably determined by the Casualty Consultant) to restore the remaining portions of the Property (excluding the New Hotel Tower) as nearly as possible to the condition the Property was in as of the Closing Date (with such changes or alterations that are reasonably approved by Landlord) and (ii) the estimated cost (as reasonably determined by the Casualty Consultant) to restore the portion of the Property where the New Hotel Tower was located to its condition as of the Closing Date (with such changes and alterations as reasonably approved by the Lender).
(h)    Notwithstanding anything to the contrary in this Section 6.4, to the extent Borrower is required to undertake and complete Restoration, Borrower shall have the right to instead cause CPLV Tenant to undertake and complete such Restoration and, in such event, Borrower shall cause CPLV Tenant to comply with this Section 6.4.

ARTICLE VII     – RESERVE FUNDS
Section 7.1    Lender FF&E Replacement Reserve.

7.1.1    Lender FF&E Replacement Reserve Fund. Borrower shall pay to and deposit with Lender in the Lender FF&E Replacement Account (as hereinafter defined) (a) on the date of this Agreement, an initial deposit in the amount of $15,000,000.00, and (b) on each Payment Date thereafter, an amount equal to $1,250,000.00, until an aggregate amount of $60,000,000.00 has been deposited in the Lender FF&E Replacement Account, for use by Lender (in its sole discretion) for any one or more of the following purposes (collectively, “FF&E Replacement and Preservation”), consistent with the first sentence of Section 7.1.2 hereof (and provided that any disbursements for such specified purposes shall be subject to the prior occurrence of a Section 7.1.2 Condition (as defined below), it being agreed, however, that neither such specified purposes nor any Section 7.1.2 Condition shall be deemed to limit or condition Lender’s exercise of its rights and remedies pursuant to the first sentence of Section 7.1.4 hereof): (A) as and to the extent reasonably necessary in order to operate the Leased Property for the Primary Intended Use (as defined in the CPLV Lease as of the date hereof) (including, without limitation, in order to materially comply with all applicable licensure and certification requirements, insurance requirements, and Gaming Laws and other Legal Requirements), all as determined by Lender in its sole discretion: (i) to acquire and replace FF&E and (ii) to provide an allowance, reimbursement, or other payment to any Successor Tenant (as defined in the CPLV Lease) to acquire and replace FF&E; (B) to acquire any lien or security interest held by any CPLV Tenant Lender or its successors or assigns or by any other Person on or with respect to any FF&E; (C) to acquire any FF&E at any foreclosure of any such lien or security interest; (D) to employ watchmen to protect any FF&E from damage, and (E) to perform any and all work and labor necessary to complete, or otherwise in connection with, any of the foregoing purposes. Amounts so deposited shall hereinafter be referred to as the “Lender FF&E Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Lender FF&E Replacement Account”.

7.1.2    Disbursements from Lender FF&E Replacement Account. From and after either (i) any expiration or earlier termination of the CPLV Lease or (ii) any exercise by the landlord under the CPLV Lease of its right to repossess the Leased Premises (as defined in the CPLV Lease) (each, a “Section 7.1.2 Condition”), Lender may, from time to time, to the extent reasonably necessary by reason of any actual or imminent removal of any FF&E from the Property or any failure to make FF&E available on the Property, in each case as determined in Lender’s sole discretion, make disbursements from the Lender FF&E Replacement Account for the costs of FF&E Replacement and Preservation. In no event shall Borrower or CPLV Tenant be entitled to any disbursements from the Lender FF&E Replacement Account (including, without limitation, in connection with any Replacements), and Lender shall not be obligated to make disbursements from the Lender FF&E Replacement Account to Borrower, CPLV Tenant, or any other Person for any purpose. Without limitation, it is agreed that the Lender FF&E Replacement Reserve Fund is established to fund any FF&E Replacement and Preservation activities conducted or performed by Lender (or at Lender’s direction) in accordance with this Section 7.1 and is separate from the Replacement Reserve Fund and not established for the purposes of funding any Replacements performed by Borrower or CPLV Tenant.

7.1.3    Performance of FF&E Replacement and Preservation. (a) In order to facilitate Lender’s completion or making of any FF&E Replacement and Preservation, Borrower grants, and shall cause CPLV Tenant to grant, to Lender the right, from and after the occurrence of a Section 7.1.2 Condition, to enter onto the Property (subject to the rights of Tenants under Leases and the rights of third-party occupants and applicable Gaming Laws and other Legal Requirements) at reasonable times and upon reasonable prior notice to Borrower and perform any and all work and labor necessary to complete, or otherwise in connection with, any FF&E Replacement and Preservation, in each case consistent with the first sentence of Section 7.1.2 hereof. For this purpose: (A) Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any FF&E Replacement and Preservation in the name of Borrower, which power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked; and (B) Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Lender FF&E Replacement Account for the purpose of making or completing FF&E Replacement and Preservation; (ii) to make such additions, changes and corrections to such FF&E Replacement and Preservation as shall be reasonably necessary or desirable to complete such FF&E Replacement and Preservation; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required in connection with any of the purposes set forth in clauses (i) and (ii) of this sentence; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property in connection with, or as may be reasonably necessary or desirable for the completion of, such FF&E Replacement and Preservation or any of the purposes set forth in this sentence, or for clearance of title with respect to any FF&E for or in connection with any of such purposes; (v) to execute all applications and certificates in the name of Borrower which may be required by any contract documents in connection with such FF&E Replacement and Preservation; and (vi) to prosecute and defend all actions or proceedings arising in connection with any FF&E Replacement and Preservation.

(b)    Nothing in this Section 7.1.3 shall: (i) make Lender responsible for making or completing any FF&E Replacement and Preservation; (ii) require Lender to expend funds (including the Lender FF&E Replacement Reserve Fund) to make or complete any FF&E Replacement and Preservation; (iii) obligate Lender to proceed with any FF&E Replacement and Preservation; or (iv) obligate Lender to demand from Borrower or CPLV Tenant additional sums to make or complete any FF&E Replacement and Preservation.

7.1.4    Application to the Payment of the Debt; Failure to Make FF&E Replacement and Preservation. If the Debt is not paid in full on the Maturity Date or in the event Lender elects to accelerate the Debt or any portion thereof as a result of the occurrence of any other Event of Default described in Section 8.1(a)(i) hereof, Lender may use the Lender FF&E Replacement Reserve Fund (or any portion thereof) for payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Lender FF&E Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Lender FF&E Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.1.5    Balance in the FF&E Account. The existence of, and any balance in, the Lender FF&E Replacement Account shall not relieve Borrower from any of its obligations under the Loan Documents, including, without limitation, with respect to any Replacements.

Section 7.2    Tax and Insurance Escrow Fund. Borrower shall, or shall cause CPLV Tenant to, pay to Lender or if amounts are being deposited by CPLV Tenant in accordance with the CPLV Lease SNDA, deposit into an account in the name of CPLV Tenant held by an Eligible Institution subject to a security interest in favor of Borrower and assigned to Lender and subject to the control of Lender pursuant to a Tax and Insurance Reserve Control Agreement, (a) on the Closing Date an initial deposit in the amount of $5,506,224.22 (the “Initial Tax Reserve Deposit”) and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to the incurrence of Additional Charges, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”) provided that, (x) other than with respect to the Initial Tax Reserve Deposit, to the extent that (i) an amount not less than the Initial Tax Reserve Deposit is on deposit in the Tax and Insurance Escrow Fund, (ii) no Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof) is continuing, (iii) all Taxes and Other Charges are paid by Borrower or CPLV Tenant on or prior to the incurrence of Additional Charges and (iv) Borrower delivers or causes CPLV Tenant to deliver to Lender, evidence reasonably acceptable to Lender that all Taxes and Other Charges have been paid on or prior to the incurrence of Additional Charges, neither Borrower nor CPLV Tenant shall be required to deposit amounts required under this Section 7.2 for Taxes and Other Charges for such month. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Other Charges and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage and (y) to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably acceptable to Lender insuring substantially all of the real property owned, directly or indirectly, by CPLV Lease Guarantor, neither Borrower nor CPLV Tenant shall be required to make deposits pursuant to the foregoing with respect to Insurance Premiums. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or CPLV Tenant or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall, or shall cause CPLV Tenant to, increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the incurrence of Additional Charges with respect to Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding anything in this Agreement to the contrary, Borrower shall not be in default under the Loan for failure to pay Taxes and Other Charges or Insurance Premiums if and to the extent there are sufficient Tax and Insurance Escrow Funds on deposit to timely pay Taxes and Other Charges or Insurance Premiums, as applicable.
Section 7.3    Replacements and Replacement Reserve.
7.3.1    Replacement Reserve Fund. Borrower shall, or shall cause CPLV Tenant to, pay to Lender or if amounts are being deposited by CPLV Tenant in accordance with the CPLV Lease SNDA, deposit into an account in the name of CPLV Tenant held by an Eligible Institution subject to a security interest in favor of Borrower and assigned to Lender and subject to the control of Lender pursuant to a Replacement Reserve Control Agreement, (a) on the Closing Date an initial deposit in the amount of $3,186,001.00 and (b) on each Payment Date thereafter, the Replacement Reserve Monthly Deposit to be used for FF&E replacements, repairs and maintenance capital expenditures required to be made to the Property and the improvements (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”.
7.3.2    Disbursements from Replacement Reserve Account. (a)  Lender shall make disbursements from the Replacement Reserve Account to pay Borrower or if directed by Borrower, CPLV Tenant only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower or CPLV Tenant for the costs of routine maintenance to the Property, replacements of inventory, or for any costs with respect to construction of the New Hotel Tower.
(a)    Lender shall disburse to Borrower (or if Borrower delivers a written notification to Lender that CPLV Tenant has the right to request and receive disbursements from the Replacement Reserve Account, CPLV Tenant in accordance with the terms of the CPLV Lease SNDA) the Replacement Reserve Funds from the Replacement Reserve Account to pay for the actual costs of Replacements or to reimburse Borrower or CPLV Tenant therefor from time to time promptly upon satisfaction by Borrower of each of the following conditions: (i) Borrower (or CPLV Tenant, if applicable) shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower (or CPLV Tenant, if applicable) requests such payment be made and specifies the Replacements to be paid, (ii) on the date such payment is to be made, subject to the CPLV Lease SNDA, no Event of Default shall exist and remain uncured and (iii) Lender shall have received an Officer’s Certificate (or if the disbursement is being made to CPLV Tenant, a certification from an officer of CPLV Tenant): (A) stating that all Replacements to be funded by the requested disbursement have been or will be performed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, in all material respects, (B) identifying each Person that supplied materials or labor in connection with such Replacements to be funded by the requested disbursement, and (C) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the Replacements with the proceeds of such disbursement, such Officer’s Certificate (or if the disbursement is being made to CPLV Tenant, a certification from an officer of CPLV Tenant) to be accompanied by, if reasonably requested by Lender, other evidence of payment reasonably satisfactory to Lender. Lender shall not be required to make disbursements from the Replacement Reserve Account more frequently than once in any calendar month and the total cost of the requested disbursement shall be in an amount greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.3.2. In no event shall Lender be obligated to disburse funds to Borrower from the Replacement Reserve Account if an Event of Default or Mezzanine Loan Default exists (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof) or, if a disbursement is being made to CPLV Tenant, an Uncured CPLV Lease Event of Default exists.
7.3.3    Performance of Replacements. (a)  Borrower shall, or shall cause CPLV Tenant to, make Replacements when required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall, or shall cause CPLV Tenant to, complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.
(a)    Lender reserves the right, at its option (except in the event Replacements are being made by CPLV Tenant in accordance with the terms of the CPLV Lease, the CPLV Lease SNDA and the terms hereunder), to approve all contracts or work orders in excess of $2,000,000 with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements, not to be unreasonably withheld, conditioned or delayed. Upon Lender’s request, Borrower shall collaterally assign to Lender any contract or subcontract in excess of $2,000,000 entered into by Borrower.
(b)    In the event Lender determines in its good faith reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, upon three (3) Business Days written notice to Borrower, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and in the event such Replacement shall not be performed in workmanlike and timely manner within ten (10) Business Days of such notice, during an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof), Lender may elect to proceed under existing contracts or to contract with third parties to complete such Replacement and subject to the CPLV Lease SNDA, to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants, and shall cause CPLV Tenant to grant to, Lender the right to enter onto the Property (subject to the rights of Tenants under Leases and the rights of third-party occupants and applicable Gaming Laws) at reasonable times and upon reasonable prior notice to Borrower and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent the Replacement Reserve Fund are not sufficient, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney‑in‑fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be reasonably necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be reasonably necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Section 7.3.3.
(c)    Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower or CPLV Tenant additional sums to make or complete any Replacement.
(d)    If reasonably determined to be necessary by Lender in connection with Replacements in excess of $5,000,000, Borrower shall, and shall cause CPLV Tenant to, permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours and upon prior notice to Borrower (subject to the rights of Tenants under their Leases or other third-party occupants and applicable Gaming Laws) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and, subject to the CPLV Lease SNDA during an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof), to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors engaged by or on behalf of Borrower to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(e) or the completion of Replacements pursuant to this Section 7.3.3.

(e)    During a Cash Sweep Period or if an Uncured CPLV Lease Event of Default is continuing, Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in excess of $5,000,000 from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(f)    The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender and Permitted Encumbrances).
(g)    During a Cash Sweep Period or if an Uncured CPLV Lease Event of Default is continuing, before each disbursement from the Replacement Reserve Account in excess of $1,000,0000, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the Mortgage, any other Permitted Encumbrance and any other Liens previously approved in writing by Lender, if any).
(h)    All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(i)    In addition to any insurance required under the Loan Documents, Borrower shall, or shall cause CPLV Tenant to, provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.
7.3.4    Failure to Make Replacements. (a)   During the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure subject to the terms and within the time periods set forth in Section 8.3 hereof), subject to the CPLV Lease SNDA, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the

Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
(a)    Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.
7.3.5    Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 7.4    Ground Rent Reserve. There shall be no requirement for Borrower to maintain any reserves in connection with the Ground Lease, and the amount required to be deposited in the Ground Lease Subaccount (as defined in the Cash Management Agreement) shall be zero dollars ($0.00).
Section 7.5    Excess Cash Flow Reserve Fund.
7.5.1    Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, all Excess Cash Flow in the Cash Management Account, shall be deposited with Lender and held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.
7.5.2    Release of Excess Cash Flow Reserve Funds.
(a)    Upon the occurrence of a Cash Sweep Event Cure, provided no other Cash Sweep Event has occurred, all Excess Cash Flow Reserve Funds shall be paid (i) if a Mezzanine Loan Default is continuing, to Mezzanine Lenders to be held by Mezzanine Lenders pursuant to the Mezzanine Loan Agreements for the purposes described therein, or (ii) if the Mezzanine Loans are no longer outstanding or if there does not then exist a Mezzanine Loan Default and all amounts due and payable to Mezzanine Lenders have been paid, to Borrower. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid (x) to the most senior Mezzanine Lender to be held by such Mezzanine Lender pursuant to the applicable Mezzanine Loan Agreement for the same purposes as those described therein or (y) if the Mezzanine Loans are no longer outstanding, to Borrower.
(b)    During a Cash Sweep Period, so long as no Event of Default has occurred and is continuing (other than Event of Default arising solely by a CPLV Lease Default, during any cure period that is continuing pursuant to Section 8.3 hereof), upon written request of Borrower, Lender shall disburse within ten (10) days of Borrower’s request and no more frequently than quarterly, disbursements to Borrower (i) to be distributed to its equity holders in accordance with its organizational documents for any audit, accounting and other administrative out-of-pocket costs and expenses incurred by Guarantor or the REIT arising in connection with the Property or Borrower’s ownership of the Property in an amount to not to exceed $8,000,000, in the aggregate for each calendar year and (ii) to be distributed to its equity holders in accordance with its organizational documents in order to make distributions required to be paid to enable the REIT to pay any dividends with respect to preferred interests that the REIT issued to satisfy the “100 shareholders” REIT qualification requirement under Section 856(a)(5) of the Code (the “REIT Distributions) and payments of the Tax Distribution for income taxes then due and payable by any direct or indirect owner of Borrower (collectively, the “Sponsor Tax Payments”), provided, that (A) Borrower shall have delivered written notification to Lender of the amount of such income taxes for the applicable period, (B) Lender shall have received evidence reasonably acceptable to Lender from Borrower setting forth the amounts of the income taxes then due and payable and (C) such Sponsor Tax Payments, together with all REIT Distributions shall not exceed $2,000,000, in the aggregate, during any calendar quarter, provided, further that in no event shall any amounts distributed pursuant to this Section 7.5.2(b) exceed $10,000,000, in the aggregate, in any calendar year.
Section 7.6    Reserve Funds, Generally. (a)  Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, all Reserve Funds shall constitute additional security for the Debt.
(a)    In addition to any and all other rights and remedies available to Lender: (i) if the Debt is not paid in full on the Maturity Date or in the event Lender elects to accelerate the Debt or any portion thereof as a result of the occurrence of any other Event of Default described in Section 8.1(a)(i) hereof, Lender may apply any sums then present in the Lender FF&E Replacement Reserve Fund to the payment of the Debt pursuant to the first sentence of Section 7.1.4 hereof; and (ii) upon the occurrence and during the continuance of any Event of Default, Lender may apply any sums then present in any or all of the Reserve Funds (other than the FF&E Replacement Reserve Fund) to the payment of the Debt in any order in its sole discretion, provided that in the event the amounts in the Reserve Funds (other than the FF&E Replacement Reserve Fund) are deposited by CPLV Tenant, such application shall be subject to the CPLV Lease SNDA.
(b)    The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall, or shall cause CPLV Tenant to, be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower or CPLV Tenant, as applicable.
(c)    Borrower shall not, and shall use commercially reasonable efforts to not permit CPLV Tenant to, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(d)    Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages (excluding punitive, consequential, indirect, exemplary and special damages, except to the extent paid to a third party), obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the willful misconduct or gross negligence of Lender or Servicer.
(e)    [Reserved].
(f)    Any amount remaining in the Reserve Funds, except with respect to funds deposited by CPLV Tenant which are subject to the CPLV Lease SNDA, after the Debt has been paid in full shall be (A) if any portion of the Mezzanine A Loan Debt is then outstanding, to Mezzanine A Lender to be held by the Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described therein, (B) if no portion of the Mezzanine A Loan Debt is then outstanding, but any portion of the Mezzanine B Loan Debt is then outstanding, to Mezzanine B Lender to be held by the Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described therein, or (C) if no portion of the Mezzanine A Loan Debt or the Mezzanine B Loan Debt is then outstanding, to Borrower or, if directed by Borrower, to CPLV Tenant.
ARTICLE VIII     – DEFAULTS
Section 8.1    Event of Default. (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due (subject to Section 2.7.3 hereof), (B) the Debt is not paid in full on the Maturity Date, or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) or any other amount payable to Lender pursuant to the Loan Documents is not paid on or prior to the date when the same is due; provided, that with respect to clause (C) only, such failure is continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;
(ii)    if any of the Taxes or Other Charges are not paid prior to the incurrence of Additional Charges, other than those Taxes or Other Charges being contested by Borrower in accordance with Section 5.1.2 hereof; provided, however that it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes or Other Charges prior to the incurrence of Additional Charges and Lender is required to use such amounts for the payment of such Taxes or Other Charges hereunder and Lender fails to make such payment in accordance with this Agreement;
(iii)    if (x) the Policies are not kept in full force and effect, except to the extent that such failure is caused solely by the failure to pay insurance premiums if the amount required for payment of the premiums therefor is on deposit in the Tax and Insurance Escrow Fund on the date that such premiums are due and payable and Lender is required to use such amounts for the payment of insurance premiums in accordance with this Agreement or (y) if certified copies of the Policies are not delivered to Lender upon request, within five (5) Business Days of such request;
(iv)    if Borrower Transfers or otherwise encumbers any portion of the Property or any Transfer of any interest in Borrower or the Property is made, in each case, without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;
(v)    if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made and such false or misleading representation or warranty has had or is reasonably expected to result in a Material Adverse Effect; provided, that, if such false or misleading representation or warranty is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender and with respect to a breach of the representations and warranties contained in Section 4.1.30 of this Agreement, Borrower shall have satisfied the conditions set forth in clause (xi) below;
(vi)    if Borrower shall make an assignment for the benefit of creditors (other than to Lender);
(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within ninety (90) days;
(viii)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    if Guarantor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x)    if CPLV Tenant or CPLV Lease Guarantor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for CPLV Tenant or CPLV Lease Guarantor or if CPLV Tenant or CPLV Lease Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, CPLV Tenant or CPLV Lease Guarantor, or if any proceeding for the dissolution or liquidation of CPLV Tenant or CPLV Lease Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by CPLV Tenant or CPLV Lease Guarantor, as applicable, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;
(xi)    if Borrower breaches any covenant contained in Section 4.1.30 hereof provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within a cure period ending on the earlier of (1) ten (10) Business Days after Borrower’s receipt of notice thereof from Lender, and (2) thirty (30) days after Borrower has actual knowledge of such breach, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;
(xii)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xiii)    if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within the earlier of (1) ten (10) Business Days after Borrower’s receipt of a notice thereof from Lender or (2) thirty (30) days after Borrower has knowledge of such breach, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;
(xiv)    if a material default by Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management

Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);
(xv)    if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after written notice to Borrower from Lender;
(xvi)    intentionally omitted;
(xvii)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xvi) above or subsections (xviii) to (xxvi) below, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non‑monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days;
(xviii)    if (1) an ERISA Event shall have occurred, (2) a trustee shall be appointed by a United States district court to administer any Single Employer Plan, (3) the PBGC shall institute proceedings to terminate any Single Employer Plan, (4) Borrower, Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed withdrawal liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such withdrawal liability or is not contesting such withdrawal liability in a timely and appropriate manner; (5) Borrower or Guarantor shall hold Plan Assets of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) or (6) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to result in a Material Adverse Effect;
(xix)    with respect to any term, covenant, condition or provision in any of the other Loan Documents, if there shall be default by Borrower, Guarantor or any of its Affiliates (x) beyond any applicable notice and cure periods contained in such documents, or (y) if no such notice and cure period is set forth, any other such event shall occur or condition shall exist, arising from any action or omission of Borrower, Guarantor or any of its Affiliates if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xx)    a material default by Borrower shall occur under the CPLV Lease or any other CPLV Lease Documents beyond any applicable cure period under the CPLV Lease or other CPLV Lease Documents;
(xxi)    if Borrower permits CPLV Tenant to cease to do business as a hotel and casino at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation or in connection with a Permitted Operation Interruption (as defined in the CPLV Lease) (other than under clause (iii) thereunder));
(xxii)    [Intentionally Deleted];
(xxiii)    (x) any Gaming License required for the operation of the Casino Component as a casino shall be refused, suspended, revoked, limited, conditioned, modified in a materially adverse manner or canceled or allowed to lapse (any default under clause (x), a “Gaming License Default”) or (y) any proceeding or disciplinary complaint is formally commenced by any Governmental Authority for the purpose of suspending, revoking or canceling any Gaming License required for the operation of the Casino Component, or any Governmental Authority shall have appointed a conservator, supervisor or trustee to or for any of the Casino Components (any default under clause (y), a “Gaming Proceeding Default”), in each case, which results in a closure of the Casino Component or any material portion thereof or in CPLV Tenant being forced to cease operations of a material portion of the Casino Component (e.g., the CPLV Tenant is forced to cease offering table games, slot machines, a race book and/or sports book);
(xxiv)    (A) the CPLV Lease, the Management Agreement, the CPLV Lease Guaranty or any other CPLV Lease Document is amended without the prior written consent of Lender as required pursuant to this Agreement, or (B) if the CPLV Lease, the Management Agreement, the CPLV Lease Guaranty or any other CPLV Lease Document is terminated or cancelled for any reason or under any circumstances whatsoever, including a rejection or disaffirmation of such CPLV Lease Document in a bankruptcy proceeding, without the prior written consent of Lender as required pursuant to this Agreement (except for a termination and replacement of such CPLV Lease Document (i) made by CPLV Tenant Lender in connection with a foreclosure of the CPLV Tenant Loan pursuant to and in accordance with the terms hereunder or (ii) by Borrower to cure a CPLV Lease Default in accordance with Section 8.3 hereof);
(xxv)    if any material IP Collateral, including any material IP Licenses, are surrendered, terminated or canceled, except with the prior written consent of Lender or if any IP Licenses which constitute IP Collateral are amended, modified, altered or changed in any material respect without the prior written consent of Lender in violation of the provisions of this Agreement; or

(xxvi)    any Transfer of any interest in CPLV Tenant or CPLV Tenant’s leasehold interest in the Property or the CPLV Lease without Lender’s prior written consent in violation of the provisions of this Agreement.
(b)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2    Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(a)    With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, upon the occurrence and during the continuance of an Event of Default Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
(b)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power and an Event of Default is continuing. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(c)    As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.
Section 8.3    Additional Provisions Regarding CPLV Lease. (a)  Upon the occurrence of an Event of Default hereunder described in clauses (i)(C), (xii), (xvii), (xix), (xxiii), (xxv), (xxvi) or (xxiv) (if such action with respect to such clause (xxiv) is effectuated without any action or consent by Borrower) above arising from any default or breach by CPLV Tenant, CPLV Lease Guarantor, Manager or any of their respective Affiliates (each, a “CPLV Tenant Party”) under the CPLV Lease or any of the other CPLV Lease Documents (each of the foregoing and each of the CPLV Lease Bankruptcy Defaults, each, a “CPLV Lease Default”), so long as there is no Material Adverse Effect arising from such CPLV Lease Default, Lender shall not commence any judicial or non-judicial foreclosure proceeding, exercise any power of sale, take a deed or assignment in lieu of foreclosure, obtain a receiver or take any other enforcement action to take possession or control of the Property or any portion thereof, accelerate the Debt or apply amounts in the Lockbox Account, Cash Management Account or Reserve Funds to the payment of the Debt (except for Priority Waterfall Payments) or shall not restrict Borrower’s right to make a payment or perform its obligations hereunder as a result of such Event of Default (each, an “Enforcement Action”), unless such Event of Default shall be continuing for (i) in the case of any CPLV Lease Default which can be cured by the payment of a sum of money, five (5) Business Days after such CPLV Lease Default and (ii) in the case of any other CPLV Lease Default, thirty (30) days after such CPLV Lease Default, provided, that if such non-monetary CPLV Lease Default cannot actually be cured by Borrower within such thirty (30) day period without repaying the Loan in full, so long as Borrower shall have commenced to cure such CPLV Lease Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such CPLV Lease Default , so long as Borrower is thereafter diligently and expeditiously proceeding to cure the same (which for purposes of this Section 8.3 include Borrower enforcing rights and remedies under the CPLV Lease or seeking a CPLV Replacement Tenant (as defined below) in accordance with the terms hereunder or seeking refinancing sources to repay the Loan in full), such period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such CPLV Lease Default, such additional period not to exceed 180 days after such Event of Default (or, with respect to an Event of Default under clause (xvii) above not related to completion of work required hereunder or compliance with Legal Requirements, the lesser of (x) 180 days after such Event of Default, or (y) 210 days following Lender’s original notice of the Default that resulted in such Event of Default), provided, further, that Lender shall not unreasonably withhold, condition or delay acceptance of a cure of such CPLV Lease Default whether by Borrower, CPLV Tenant or any other Person and if required to cure such non-monetary CPLV Lease Default that is not susceptible to cure by Borrower, Borrower shall have the right to replace the CPLV Tenant and the Manager so long as (x) the replacement tenant that assumes all of the obligations, liabilities and rights of CPLV Tenant under the CPLV Lease and CPLV Lease Documents (the “CPLV Replacement Tenant”) shall be a Qualified CPLV Tenant Transferee or a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in such CPLV Replacement Tenant, (y) a replacement lease guarantor that is a Qualified CPLV Replacement Guarantor shall execute a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as reasonably acceptable to Lender and (z) the Property is managed by a Qualified Replacement Manager, provided that the satisfaction of such clauses (x) through (z) shall be subject to verification by Lender in its reasonable discretion. Notwithstanding anything to the contrary herein, to the extent that Borrower is required to use commercially reasonable efforts to cause CPLV Tenant to act or refrain from acting in any manner, including, but not limited to, any actions that result in a CPLV Lease Default, and such failure to use commercially reasonable efforts shall result in an Event of Default, Borrower shall not have the rights to any additional cure periods as set forth in this Section 8.3(a). Any non-monetary CPLV Lease Default not susceptible to cure by Borrower shall be deemed cured upon entry into a replacement CPLV Lease in the form substantially similar to the CPLV Lease or in such other form and substance as reasonably acceptable to Lender with a Qualified CPLV Tenant Transferee or an assumption of the CPLV Lease by a CPLV Tenant Transferee in connection with a Transfer pursuant to and in accordance with Section 5.2.10(e)(iv) hereof , in each case, in accordance with the terms hereof, including that (x) a replacement lease guarantor that is a Qualified CPLV Replacement Guarantor shall execute a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as reasonably acceptable to Lender (except in the event that in connection with a Transfer pursuant to and in accordance with Section 5.2.10(e)(iv) hereof, CEC (or following any Transfer under Section 5.2.10(e)(i), Replacement CEC Sponsor) shall remain as CPLV Lease Guarantor the CPLV Lease Guaranty) and (y) the Property is managed by a Qualified Manager under the Management Agreement or a Replacement Management Agreement, as applicable, in accordance with the terms hereunder, provided that the satisfaction of the foregoing shall be subject to verification by Lender in its reasonable discretion. Upon acceptance of a cure by Lender of the applicable CPLV Lease Default pursuant to this Section 8.3(a), no Event of Default shall be continuing under the Loan Documents on the basis thereof.
(a)    Upon the occurrence of an Event of Default hereunder described in clause (x) or clause (xxiv)(B) solely with respect to a rejection of the CPLV Lease Document in a Bankruptcy Action, above (each, a “CPLV Lease Bankruptcy Default”), Lender shall not commence any Enforcement Action, so long as (1) Borrower is diligently and expeditiously exercising all rights and remedies available under Applicable Law, in accordance with the advice of legal counsel, including, if applicable, filing any required motions to compel payment of outstanding amounts or motions for relief from the stay, to cause the applicable CPLV Tenant Party to assume or reject the applicable CPLV Lease Documents during the initial one hundred twenty (120) day (or if extended by the court upon a motion for cause by the applicable CPLV Tenant Party, the two hundred ten (210) day) period after such Bankruptcy Action, (2) (A) within two hundred ten (210) days of such Bankruptcy Action, the applicable CPLV Tenant Party has assumed the applicable CPLV Lease Documents (“CPLV Lease Assumption Event”), (B) within two hundred ten (210) days of such Bankruptcy Action, the applicable rights, title and obligations of the CPLV Tenant Party under the applicable CPLV Lease Documents have been assumed and assigned to one or more Persons (a “CPLV Lease Assignment Event”) such that after giving effect to such assignment the CPLV Lease, CPLV Lease Guaranty and Management Agreement and the obligations and liabilities thereunder have been assumed by a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable (collectively, the “CPLV Lease Assignment Conditions”), (C) within ninety (90) days of any CPLV Lease Assignment Event to any Person that does not satisfy the CPLV Lease Assignment Conditions, the Borrower shall repay the Debt in full in accordance with the terms hereunder or (D) within two hundred seventy (270) days of the Bankruptcy Action, either (A) a replacement CPLV Lease, CPLV Lease Guaranty and Management Agreement shall be entered into with a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable, in accordance with the terms and conditions of this Agreement or (B) such Bankruptcy Action is discharged or dismissed and (3) in the event the CPLV Lease Document has been rejected, (i) CPLV Tenant Lender or Borrower has exercised its rights under the Transition Services Agreement to cause the applicable CPLV Tenant Parties to perform their respective obligations thereunder until such time as the replacement CPLV Lease, CPLV Lease Guaranty and Management Agreement with a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable has been entered into by CPLV Tenant Lender or Borrower, in accordance with the terms hereunder and (ii) CPLV Tenant Lender or Borrower, as applicable is diligently and expeditiously proceeding to obtain all necessary approvals and Gaming Licenses required by the Gaming Authorities for the replacement CPLV Lease, CPLV Lease Guaranty and Management Agreement with a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable, provided, further that in the event of a CPLV Lease Assumption Event, until the applicable Bankruptcy Action is discharged or dismissed, the occurrence of any of the following events shall constitute an Event of Default (with no additional notice or cure period)

hereunder: (i) conversion of the Bankruptcy Action into a Chapter 7 proceeding or a liquidation under a liquidating chapter 11 plan or pursuant to any other liquidation proceeding or process, (ii) a finding by a court of competent jurisdiction that the debtor is administratively insolvent, or a finding by a court of competent jurisdiction that the debtor has failed to pay when due any material allowed claims with administrative priority in its bankruptcy case that are not subject to a bona fide dispute as to liability or amount or (iii) there is a subsequent rejection of such CPLV Lease Document. Upon the satisfaction of all of the requirements set forth in this Section 8.3(b) within the periods specified above, as reasonably determined by Lender, no Event of Default shall be continuing on the basis thereof.
(b)    Notwithstanding the foregoing Section 8.3(a) and 8.3(b), Lender shall have the right to exercise and such foregoing clauses shall not impair or affect any right or remedy of Lender arising from any other Event of Default that does not constitute a CPLV Lease Default.
Section 8.4    Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
ARTICLE IX     – SPECIAL PROVISIONS
Section 9.1    Securitization.
9.1.1    Sale of Notes and Securitization. (a)  Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).
(a)    At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information (i) with respect to the Property, Borrower, Mezzanine Borrower, Guarantor, CPLV Tenant, CPLV Lease Guarantor and/or Manager, (ii) that is not in the possession of Lender, (iii) that is reasonably required by Lender and (iv) is in the possession of the Borrower or any of its Affiliates or is reasonably available to Borrower or any of Affiliates (including any rights under the CPLV Lease or other CPLV Lease Documents), in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantor, if any, the Property and any Tenant of the Improvements (provided that Lender shall not provide copies of or disclose any entertainment contracts with respect to the Property, the partnership reports or the list of the top accounts at the Property). Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Guarantor and their respective officers and representatives, shall, at Lender’s request, at Lender’s sole cost and expense, reasonably cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower and Guarantor agree to, at Lender’s request, (x) review in connection with the Securitization, (i) the portions of the Disclosure Documents identified by Lender to be reviewed by Borrower, which portions shall be limited to Provided Information and information related to Borrower, Mezzanine Borrower, Guarantor, the Property, CPLV Tenant, CPLV Lease Guarantor, Manager, CEC, the CPLV Lease, the Loan Documents, the Mezzanine Loan Documents and/or the CPLV Lease Documents, and (ii) the sections of the Disclosure Documents entitled “Risk Factors,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower”, “The Mezzanine Borrower”, “Description of the Guarantor,” “Description of the CPLV Lease and CPLV Tenant,” “Description of the MLSA and CPLV Lease Guarantor”, “Description of the Ground Lease,” “Description of the Intellectual Property,” “Description of the Mezzanine Loan”, and “Certain Legal Aspects of the Mortgage Loan” (or sections similarly titled or covering similar subject matters, including summary sections), in each case, to the extent such portions or sections of the Disclosure Documents relate to the Property, Borrower, Mezzanine Borrower, Guarantor, CPLV Tenant, CPLV Lease Guarantor, Manager, CEC, the CPLV Lease, the Loan Documents, the Mezzanine Loan Documents and/or the CPLV Lease Documents and (y) shall confirm that the factual statements and representations contained in such portions of the Disclosure Document (collectively, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not materially misleading.
(b)    Borrower agrees, prior to a Securitization, to make upon Lender’s written request, without limitation, all structural or other changes to the Loan and any one or more Mezzanine Loans (including delivery of one or more new component notes to replace the original Note or the Mezzanine Notes or modify the original Note or the Mezzanine Notes to reflect multiple components of the Loan or the Mezzanine Loan and such new notes or modified note may have different original principal balances and interest rates), modifications to any documents evidencing or securing the Loan, and one or more Mezzanine Loans, creation of one or more additional mezzanine loans (including amending Borrower’s organizational structure to provide for one or more additional mezzanine borrowers), delivery of opinions of counsel acceptable to the Approved Rating Agencies or potential investors and addressing such matters as the Approved Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or additional mezzanine notes Borrower shall not be required to modify (i) the aggregate weighted average interest rate payable under the Note and the Mezzanine Notes immediately prior to such reallocation or modification (provided that the interest rate payable under the Note may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or a prepayment of the Mezzanine Loan under Section 2.4 of the Mezzanine Loan Agreement or following an Event of Default or Mezzanine Loan Default), (ii) the stated maturity of the Note and the Mezzanine Notes, (iii) the aggregate amortization of principal of the Note and the Mezzanine Notes, (iv) any other material term of the Loan or the Mezzanine Loans taken as a whole which adversely affects Borrower, other than in a de minimis amount, (v) the Loan Documents or the Mezzanine Loan Documents so as to decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or Mezzanine Borrower is permitted to perform its obligations under the applicable Mezzanine Loan Documents, (vi) the aggregate principal balance then outstanding under the Loan and the Mezzanine Loans so as to increase the same, or (vii) the Loan Documents in any manner that would result in the REIT failing to maintain its qualification as a real estate investment trust within the meaning of Section 856 et seq. of the Code. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.1(c) (and the costs and expenses of Lender, Servicer and the Rating Agencies in connection therewith) shall be paid by Lender.
(c)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information in the possession of Borrower or any of its Affiliates or reasonably available to Borrower or any of its Affiliates, as Lender shall determine reasonably necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements relating to a securitization similar to the Securitization, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.
(d)    Borrower agrees that each participant pursuant to Section 9.1.3(a) shall be entitled to the benefits of Section 2.2.3(f) and (g) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7.1(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

(e)    Lender, or an agent appointed by it, in either case acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(f)    Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
9.1.2    Securitization Costs. Except as otherwise expressly set forth in this Section 9.1, all reasonable third party costs and expenses incurred by Lender, Borrower and Guarantors in connection with a Securitization (including without limitation, Borrower’s complying with requests made under this Section 9.1, the fees and expenses of the Rating Agencies and Lender’s legal fees) shall be paid by Borrower.
9.1.3    Loan Components; Mezzanine Loans. (a)  Borrower covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among or adjust the application of payments among any existing or additional components in Lender’s sole discretion, provided, (A) such new or modified note shall at all times have the same weighted average spread of the Note immediately prior to such modification (provided, that the interest rate payable under the Note may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or a prepayment of the Mezzanine Loans pursuant to Section 2.4 of the Mezzanine Loan Agreements or following an Event of Default or a Mezzanine Loan Default) and shall have the same stated maturity date of the original Note, (B) any prepayments of the Loan shall be applied pro rata among such components (except during the existence of an Event of Default, any Mezzanine Loan Default or any prepayment of the Loan pursuant to Section 2.4.2 hereof) and (C) the aggregate principal balance the new notes or components after the effective date of such modification shall equal the aggregate outstanding principal balance of the Loan immediately prior to such modification and (ii) modify the Cash Management Agreement and any other Loan Documents to reflect such new components; provided, that such modifications shall not (a) decrease any rights or increase any obligations of Borrower under the Loan Documents, other than in a de minimis amount, (b) modify the stated maturity of the Note, (c) require any amortization of principal of the Note or (d) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.3(a) (and the costs and expenses of Lender, Servicer and the Rating Agencies in connection therewith) shall be paid by Lender.
(a)    Borrower covenants and agrees that prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the interest rates and principal balances of the Loan and the Mezzanine Loans amongst each other; provided, that (i) in no event shall the weighted average spread of the Loan and the Mezzanine Loans following any such reallocation or modification change from the initial weighted average interest rate of the Loan and the Mezzanine Loans in effect immediately preceding such reallocation or modification (provided, that the interest rate payable under the Note may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or a prepayment of the Mezzanine Loans pursuant to Section 2.4 of the Mezzanine Loan Agreements or following an Event of Default or a Mezzanine Loan Default), (ii) the aggregate principal balance the new notes or components after the effective date of such modification shall equal the aggregate outstanding principal balance of the Loan and the Mezzanine Loans immediately prior to such modification, (iii) Lender shall not convert mortgage debt into mezzanine debt and (iv) no such modification shall (A) decrease any of the rights or increase any of the obligations of Borrower under the Loan Documents, other than in a de minimis amount, (B) modify the stated maturity of the Note, (C) require any amortization of principal of the Note, (D) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or (E) result in the REIT failing to maintain its qualification as a real estate investment trust within the meaning of Section 856 et seq. of the Code. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.3(b) (and the costs and expenses of Lender, Servicer and the Rating Agencies in connection therewith) shall be paid by Lender.
(b)    Borrower shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.3, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) Business Days following such request by Lender.
(c)    Borrower covenants and agrees that prior to a Securitization, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the amortization, interest rate and principal balances of each of the Loan, the Mezzanine Loans and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan, the Mezzanine Loans and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender (so long as the Mezzanine Lenders shall agree to such modifications); provided, that (1) the Loan and the Mezzanine Loans and any New Mezzanine Loan(s) shall at all times have the same weighted average interest rate of the Loan and the Mezzanine Loans immediately prior to such creation (provided, that the interest rate payable under the Note may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or a prepayment of the Mezzanine Loans pursuant to Section 2.4 of the Mezzanine Loan Agreements or following an Event of Default or a Mezzanine Loan Default) and the same stated maturity date as the Loan and the Mezzanine Loans and (2) no such reallocation shall (A) increase, any monetary obligation of Borrower or Mezzanine Borrower under the Loan Documents or the Mezzanine Loan Documents or decrease, any rights of Borrower or any Mezzanine Loan Borrower under the Loan Documents and the Mezzanine Loan Documents, other than in a de minimis amount, (B) modify the stated maturity of the Note, (C) require any amortization of principal of the Note, (D) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or (E) result in the REIT failing to maintain its qualification as a real estate investment trust within the meaning of Section 856 et seq. of the Code. Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.3(d), all in form and substance reasonably satisfactory to Borrower, Lender and the Approved Rating Agencies, including, without limitation, a promissory note and loan documents (substantially in the same form and substance as the Loan Documents and Mezzanine Loan Documents, as may be modified in accordance with this Section 9.1.3) necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan or, if available, utilize an upper-tier special purpose vehicle in its structure as such borrower (each, a “New Mezzanine Borrower”). The applicable organizational documents of Borrower and Mezzanine Borrowers shall be amended and modified as reasonably necessary or required in the formation of any New Mezzanine Borrower, but subject to the other terms of this Section 9.1.3(d). Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the loan documents with respect to the New Mezzanine Loan and the Loan Documents, as amended, in substantially the same form as the opinion delivered on the Closing Date, and an updated Insolvency Opinion for the Loan delivered on the Closing Date and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender and/or the Approved Rating Agencies. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.3(d) (and the costs and expenses of Lender, Servicer and the Rating Agencies in connection therewith) shall be paid by Lender.
Section 9.2    Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure

Document by providing all current information in Borrower’s possession or control (including exercising all rights to obtain information from the CPLV Tenant under the CPLV Lease) as may be reasonably requested to keep the Disclosure Document accurate and complete in all material respects.
(a)    In connection with the preparation of any Disclosure Document, Borrower shall, if requested in writing by Lender, confirm that Borrower has examined the Covered Disclosure Information and that such Covered Disclosure Information does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Indemnifying Persons (i) agree to provide, in connection with the Securitization, a certification certifying that the Indemnifying Persons have carefully examined the Covered Disclosure Information and that, to Borrower’s Knowledge the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that, for the avoidance of doubt, the above qualification to Borrower’s Knowledge with respect to the certification shall not apply or in way affect the indemnification obligations set forth in clause (ii) below), (ii) indemnify Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co‑underwriters, co‑placement agents or co‑initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, out-of-pocket costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations) (collectively, the “Liabilities”) to which any such Indemnified Person becomes subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agree to reimburse each Indemnified Person for any out-of-pocket legal or other expenses reasonably incurred by such Indemnified Person, within ten (10) Business Days of written demand, in connection with investigating or defending the Liabilities. The foregoing indemnity will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (ii) and (iii) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described above is provided. Notwithstanding anything to the contrary contained herein, the liability of Indemnifying Persons under this clause (b) shall not extend to any Liabilities (x) pertaining to any misstatements or omissions in any Disclosure Document other than Covered Disclosure Information requested by Lender in writing to be reviewed by Indemnifying Persons, or (y) unless Lender requested in writing that Indemnifying Persons review such Covered Disclosure Information contained in the Disclosure Document and such Covered Disclosure Information contained untrue statements or omissions constituting Liabilities hereunder and Indemnifying Persons did not identify such untrue statements or omissions.
(b)    In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact in the Covered Disclosure Information, or the omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities, provided, however, that the liability of Indemnifying Persons under this clause (c) shall not extend to any Liabilities (x) pertaining to any misstatements or omissions in any Exchange Act Filing other than Covered Disclosure Information requested by Lender in writing to be reviewed by Indemnifying Persons or (y) unless Lender requested in writing that Indemnifying Persons review such Covered Disclosure Information contained in the Exchange Act Filing and such Covered Disclosure Information contained untrue statements or omissions constituting Liabilities hereunder and Indemnifying Persons did not identify such untrue statements or omissions.
(c)    Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.
(d)    Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).
(e)    The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.
(f)    The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(g)    The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
(h)    Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
Section 9.3    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the CPLV Rents, or any other Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgage; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation actually incurred by Lender (including reasonable, out of pocket attorneys’ fees and expenses reasonably incurred but excluding (x) consequential damages and/or lost profits, and (y) punitive, exemplary or other special damages, except to the extent claimed against or recovered from Lender by any third party which are not a result of any fraud, gross negligence or willful misconduct by Lender) arising out of or in connection with the following:
(i)    fraud or intentional misrepresentation by Borrower or Guarantor in connection with the Loan;
(ii)    the willful misconduct of Borrower or Guarantor;
(iii)    voluntary material physical waste of the Property by Borrower, Guarantor or any Affiliate thereof (except if the cash flow from the Property is not sufficient to prevent such material physical waste (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by Borrower, Guarantor or any Affiliates thereof));
(iv)    the removal or disposal of any portion of the Property by Borrower, Guarantor or any of its Affiliates after an Event of Default, unless such Personal Property is replaced with property of the same utility and of the same or greater value and such removal or disposal of such Personal Property is in the ordinary course of Borrower’s business;
(v)    the misappropriation or conversion by Borrower, Guarantor or any Affiliate thereof of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any CPLV Rents following an Event of Default, or (D) any CPLV Rents paid more than one month in advance;
(vi)    failure to pay charges for labor or materials or other charges or judgments incurred by or on behalf of Borrower that can create Liens on any portion of the Property (except to the extent such failure occurs solely as a result of Lender applying CPLV Rents to the Debt, or holding CPLV Rents as additional collateral for the Loan, during the continuance of an Event of Default or a Cash Sweep Period, and such charges or judgments relate to or otherwise arose in respect of work, matters or other actions that commenced prior to the occurrence of such Event of Default or Cash Sweep Event);
(vii)    any security deposits, advance deposits or any other deposits collected by Borrower with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(viii)    failure by Borrower to maintain its status as a Single Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30;
(ix)    if Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property (other than a Permitted Encumbrance);
(x)     any material modification or termination of the CPLV Lease or the CPLV Lease Guaranty by Borrower without Lender’s consent in violation of the terms hereunder;
(xi)    any termination or cancellation of the Management Agreement by Borrower without Lender’s prior written consent in violation of the terms hereunder and Borrower fails to enter into a Replacement Management Agreement in accordance with the terms hereunder; and/or
(xii)    if Guarantor, Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other

Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan (other than any defense that is raised in good faith by Borrower or Guarantor).
Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor colludes with, or otherwise solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (c) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (except as may be required to avoid violating Rule 9011 of the Federal Rules of Bankruptcy Procedure); (d) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower (except at the request of Lender); (e) Borrower making an assignment for the benefit of creditors, or admitting, in writing in any legal proceeding (unless failure to make such admission in any such legal proceeding would be a violation of law and such admission is truthful and made in good faith), its insolvency or inability to pay its debts as they become due (other than a truthful admission in any legal proceeding regarding its insolvency or inability to pay its debts); (ii) if Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof and such failure (x) is cited as a factor in the substantive consolidation of the properties or assets of Borrower with those of any other Person in any action or proceeding under the Bankruptcy Code (unless pursuant to a motion made by Lender) and/or (y) results in the dissolution of Borrower; (iii) if Borrower fails to obtain Lender’s prior written consent to any Transfer (except a Transfer made by CPLV Tenant, CPLV Lease Guarantor or any of their respective direct or indirect interest holders or any Permitted Transfer), as required by this Agreement or the Mortgage; and/or (iv) Borrower, Guarantor or any Affiliate of any of the foregoing asserts in writing that the CPLV Lease does not constitute a “true lease” or a single and indivisible lease as the Property demised thereunder or that the CPLV Lease is subject to severance or division and such CPLV Lease is subsequently severed or divided without the prior written consent of Lender.
Section 9.4    Intentionally Omitted.
Section 9.5    Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer, trustee, certificate administrator and/or operating advisor (any such master servicer, primary servicer, special servicer, trustee, certificate administrator and operating advisor, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, and Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or the out-of-pocket expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, provided, that any “work-out” fees shall not exceed 0.5% of each collection of interest and principal received on the Loan), any liquidation fees shall not exceed 0.5% of any liquidation proceeds received on the Loan and any special servicing fees shall not exceed 0.25% per annum; (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan, provided, that in connection with any individual request for consent under Section 5.1.20, the fees of Servicer for such request shall not exceed $3,000 (plus all out-of-pocket costs and expenses incurred by servicer in connection therewith).
ARTICLE X     – MISCELLANEOUS
Section 10.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 10.3    Governing Law. (a)  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(a)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER

HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CT CORPORATION SYSTEM
111 EIGHTH AVENUE, 13TH FLOOR
NEW YORK NEW YORK 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 10.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF HOLDERS OF CAESARS PALACE LAS VEGAS TRUST 2017-VICI, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-VICI
c/o Wells Fargo Commercial Mortgage Servicing
401 S. Tryon Street, 8th Floor
Charlotte, NC 28202
MAC D1050-084
Attn:     Attention: Asset Manager CPLV 2017-VICI
With a copy to:    K&L Gates LLP
214 North Tyron Street
Charlotte, NC 28202
Attn: Christopher Fernandez
If to Borrower:    c/o VICI Properties Inc.
430 Park Avenue, 8th Floor
New York, NY 10022
Attention: General Counsel

With a copy to:	Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: Daniel M. Eggermann, Esq.
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.
Section 10.7    Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN

KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.
Section 10.8    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 10.12    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13    Expenses; Indemnity. (a)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) Business Days of written notice from

Lender for all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property or the Loan); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s performance and compliance with any request made by Borrower or its Affiliates after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other reasonable similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including, subject to Section 9.5, any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.
(a)    Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that are actually imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that

Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party or for (x) any consequential damages and/or lost profits, or (y) punitive, exemplary or other special damages, except to the extent claimed against or recovered from ay Indemnified Party by any third party which are not a result of any fraud, gross negligence or willful misconduct by such Indemnified Party). To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. If any Indemnified Party shall seek payment from Borrower pursuant to this Section 10.13(b), Borrower shall be entitled to assume the defense thereof, with counsel reasonably acceptable to Lender, provided that no compromise or settlement shall be entered into without such Indemnified Party’s reasonable consent. Notwithstanding the foregoing, if any Indemnified Party concludes that there are any legal defenses available to it and/or other Indemnified Parties that are additional from or additional to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party.
(b)    Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document (except as expressly set forth in Sections 9.1.1(c), 9.1.3(a), 9.1.3(b) and 9.1.3(d) hereof) and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
(c)    Borrower shall indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities, losses, damages , actions, out-of-pocket costs and expenses to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, actually becomes subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in (i) any Provided Information provided by Lender to the Rating Agencies (or any Provided Information from which information provided to the Rating Agencies was derived), (ii) any other information that was provided to the Rating Agencies if such information was provided by or on behalf of Borrower to Lender and Lender notified Borrower that it would be provided to the Rating Agencies  (clauses (i) and (ii) collectively, the “Covered Rating Agency Information”) or (iii) arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
Section 10.14    Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.16    No Joint Venture or Partnership; No Third Party; Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy‑in‑common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(a)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender in its sole discretion, provided that Borrower and its Affiliates shall be permitted to make any disclosure required by the Exchange Act or any other applicable federal or State securities laws, rules or regulations without the prior written approval of Lender. All news releases, publicity or advertising by Lender or any of its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, or to Borrower or its Affiliates shall be subject to the prior written approval of Borrower, not to be unreasonably withheld, conditioned or delayed, provided, that (i) any news releases, publicity or advertising issued in connection with a sale, Securitization or other disposition of the Loan, or any portion thereof or required by applicable law and (ii) any marketing or other advertising in connection with the enforcement of Lender’s remedies after an Event of Default, shall not require the prior written approval of Borrower.

Section 10.18    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 10.19    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents in connection with this Agreement or the other Loan Documents.
Section 10.20    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.21    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of CPLV Tenant or any of its Affiliates or Borrower or any of its Affiliates in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.23    Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.
Section 10.24    Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
(a)    the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;
(b)    the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;
(c)    the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and
(d)    the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).
The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.
Section 10.25    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. (a)  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
(b)    As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 10.26    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 10.27    Intentionally Omitted.
Section 10.28    Gaming Laws. (a) This Agreement and the other Loan Documents are subject to the Gaming Laws. Lender acknowledges that (i) it may be subject of being called forward by any Gaming Authority or any Liquor Authority, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into, ownership and/or operation of the Property, and the possession or control of Gaming Equipment, alcoholic beverages or a Gaming or Liquor License, shall be subject to any applicable provisions of the Gaming Laws and Liquor Laws and receipt of required approvals from the requisite Governmental Authorities.
(a)    Lender agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over Borrower, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Lender, Borrower, or to the Loan Documents.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]